     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 1999.
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      TRANSWESTERN PUBLISHING COMPANY LLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2741                          33-0778740
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                            ------------------------

                              TWP CAPITAL CORP. II
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2741                          33-0778739
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                            ------------------------

                      TARGET DIRECTORIES OF MICHIGAN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MICHIGAN                           2741                          38-287704
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                         8344 CLAIREMONT MESA BOULEVARD
                          SAN DIEGO, CALIFORNIA 92111
                           TELEPHONE: (619) 467-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                  JOAN FIORITO                                       COPY TO:
         8344 CLAIREMONT MESA BOULEVARD                         WILLIAM S. KIRSCH
          SAN DIEGO, CALIFORNIA 92111                            KIRKLAND & ELLIS
         TELEPHONE: (619) 467-2800 200                         EAST RANDOLPH DRIVE
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND                  CHICAGO, ILLINOIS 60601
                TELEPHONE NUMBER,                           TELEPHONE: (312) 861-2000
   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING         AMOUNT OF
         TO BE REGISTERED               REGISTERED            PER UNIT(1)               PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Series D 9 5/8% Senior
  Subordinated Notes due 2007.....     $140,000,000               100%                $140,000,000             $38,920
----------------------------------------------------------------------------------------------------------------------------
Guarantees of Series D 9 5/8%
  Senior Subordinated Notes Due
  2007(2).........................          --                     --                      --                    (3)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(2) The subsidiary guarantor is a wholly-owned subsidiary of TransWestern Publishing Company LLC and has guaranteed the Series D notes being registered.

(3) Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the Series D notes being registered.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and it is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 1999
PRELIMINARY PROSPECTUS

                      TRANSWESTERN PUBLISHING COMPANY LLC
                              TWP CAPITAL CORP. II

      OFFER TO EXCHANGE SERIES D 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007 FOR ALL OUTSTANDING SERIES B 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007
             AND SERIES C 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007
                           -------------------------

                          TERMS OF THE EXCHANGE OFFER

- THIS EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON
                 , 1999, UNLESS EXTENDED.

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of the outstanding notes may be withdrawn any time prior to the expiration of the exchange offer.

- This exchange offer is subject to certain customary conditions, which we may waive.

- We will not receive any proceeds from this exchange offer.

- Our present subsidiary and our future material subsidiaries will guarantee the notes we issue in this exchange offer. The guarantees will be unconditional and will rank below such subsidiaries' senior debt, but will rank equal to their other senior subordinated debt, in right of payment.

- The terms of the notes we will issue in this exchange offer are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights that apply to the outstanding Series C notes.

- Interest on the notes accrues at the rate of 9 5/8% per annum, payable semi-annually on each May 15 and November 15.

- There is no existing market for the Series D notes we are offering in this exchange offer and we do not intend to apply for their listing on any securities exchange.
                           -------------------------

     BEFORE YOU TENDER YOUR NOTES, YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact, such as when we describe what we believe, expect or anticipate will occur, and other similar statements, you must remember that our expectations may not be correct, even though we believe they are reasonable. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect as a result of certain factors, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus. We will not update these forward-looking statements, even though our situation will change in the future.

     In this prospectus, unless the context requires otherwise, "TransWestern" refers to TransWestern Publishing Company LLC and the "company," the "issuers," "we," "us" and "our" each refers to TransWestern Publishing Company LLC, its wholly-owned subsidiary, Target Directories of Michigan, Inc., and TWP Capital Corp. II collectively.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before tendering your notes for the notes offered hereby. We urge you to read this entire prospectus carefully, including the "Risk Factors" described herein.

                                  THE COMPANY

     TransWestern is one of the largest independent yellow pages directory publishers in the United States. We own 208 directories that serve communities in 16 states, including:

          - Alabama
          - California
          - Connecticut
          - Georgia
          - Indiana
          - Kansas
          - Kentucky
          - Louisiana
          - Massachusetts
          - Michigan
          - New York
          - Ohio
          - Oklahoma
          - Pennsylvania
          - Tennessee
          - Texas

     Our presence in our markets is well-established; more than 70% of our directories having been in publication for more than 10 years. Our revenues are derived from the sale of advertising to a diversified base of over 106,000 accounts, consisting primarily of small to medium-sized local businesses. For this purpose we consider a single customer that advertises in more than one directory as a separate account for each directory in which it advertises. Yellow pages are an important advertising medium for local businesses due to their low advertising cost, widespread distribution, lasting presence, and high consumer usage.

                               INDUSTRY OVERVIEW

     The United States yellow pages directory industry generated revenues of approximately $11.4 billion in 1997. The independent publisher segment of the yellow pages industry is highly fragmented and growing. More than 250 independent directory publishers circulated over 100 million directories and generated an estimated $722 million in revenues during 1997.

     Independent yellow pages publishers generally compete in suburban and rural markets more than major urban markets, where the high distribution quantities for each edition create a barrier to entry. In most markets, independent directory publishers compete with the telephone utility and with one or more independent yellow pages publishers.

     Yellow pages directories accounted for approximately 6.1% of total advertising spending in 1997. Yellow pages directories compete with other forms of media advertising, including television, radio, newspapers and direct mail. However, yellow pages advertising tends to be more stable than other forms of media advertising and does not fluctuate widely with economic cycles.

                              OPERATING STRENGTHS

     Our operating strengths include:

     - our high revenue renewal and account retention rates, which give us stable profits and a strong customer base from which to grow;

     - our geographic and account diversity, which reduces our risk to regional economic conditions and enhance our cash flow stability;

     - our favorable cash flow characteristics, which result from our stable revenues, high level of advance payments, predictable cost structure, low working capital investment and minimal capital expenditure needs; and

     - our experienced senior management.

                               BUSINESS STRATEGY

     Our strategy is to capitalize on our operating structure and, as a result, grow as a leading independent yellow pages publisher. Our business strategy focuses on:

     - increasing revenues from both existing advertisers and new accounts;

     - improving our production processes to increase our operating efficiency;

     - increasing advance payments and shortening customer payment terms, which in turn, reduces our investment in working capital and decreases collection costs; and

     - growing through new directory start-ups and selective acquisitions.

                              RECENT ACQUISITIONS

     We have recently completed the following acquisitions:

     Mast. On February 2, 1998, we acquired eight directories from Mast Advertising and Publishing, Inc. for approximately $8.4 million. The acquired directories serve Nashville, Tennessee and the surrounding area, Northern Ohio and Southern Michigan. The 1997 editions of these directories generated approximately $4.7 million in net revenue.

     Target. On July 16, 1998, we acquired two directories through our acquisition of all of the outstanding stock of Target Directories of Michigan, Inc. for approximately $5.4 million. The acquired directories serve the Lenawee County, Michigan, Hillsdale County, Michigan and Branch County, Michigan areas. The 1997 editions of these directories generated approximately $2.2 million in net revenue.

     M&M. On November 23, 1998, we acquired three directories from M&M Publishing, Inc. for approximately $1.2 million, subject to adjustment. The acquired directories serve the Wayne County, Pennsylvania, Pike County, Pennsylvania and Sullivan County, New York areas. The 1998 editions of these directories generated approximately $0.6 million in net revenue.

     Universal. On November 30, 1998, we acquired four directories from Universal Phone Books, Inc. and Universal Phone Books of Jackson, Inc. for approximately $15.3 million, subject to adjustment. The acquired directories serve the cities of Ann Arbor and Jackson, Michigan and the following counties of Michigan: Washtenaw, Jackson, Saginaw, Midland, Bay, Ingham,

Eaton and Clinton. Approximately 43 persons previously employed by Universal were retained. The 1998 editions of these directories generated approximately $7.1 million in net revenue.

     United. On January 5, 1999 we purchased 14 directories from United Directory Services, Inc. for approximately $17.0 million, subject to adjustment. The acquired directories serve the greater Ft. Worth, San Antonio and Austin, Texas areas. The area sales managers and approximately 40 account executives associated with the acquired directories were retained. The fourteen directories generated approximately $7.7 million of net revenue in 1998.

     Lambert. On January 8, 1999 we purchased eight directories from Lambert Publishing for approximately $11.0 million, subject to adjustment. The acquired directories serve the central Georgia area. Approximately 25 account executives associated with the acquired directories were retained. The eight directories generated approximately $4.0 million of net revenue in 1998.

     Southern. On January 15, 1999 we purchased seven directories from Southern Directories Publishing, Inc. for approximately $5.2 million in cash. The acquired directories serve the central Georgia area. One area sales manager and approximately five account executives associated with the acquired directories were retained. The seven directories generated approximately $2.0 million of net revenue in 1998.

     Orange Line. On February 15, 1999 we purchased four directories from Call It, Inc. for approximately $1.3 million in cash, subject to adjustment. The acquired directories serve the northern Ohio area. Approximately seven account executives associated with the acquired directories were retained. The four directories generated approximately $1.1 million of net revenue in 1998.

     For additional information regarding these directory acquisitions see the "Business -- Recent Acquisitions" section of this prospectus.

                              THE INITIAL OFFERING

     On December 2, 1998, we privately placed $40.0 million of our Series C
9 5/8% Senior Subordinated Notes due 2007. We entered into a registration rights agreement with the initial purchasers in this private offering in which we agreed, among other things, to use our reasonable best efforts to file a registration statement within 90 days after issuing the Series C notes, have the registration statement declared effective within 180 days after issuing the Series C notes and complete this exchange offer within 225 days after issuing the Series C notes. We must pay liquidated damages to the holders of the Series C notes if we do not meet these deadlines.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.............   $140,000,000 principal amount of Series D
                                  9 5/8% Senior Subordinated Notes due 2007.

THE EXCHANGE OFFER.............   We are offering to exchange $140,000,000
                                  principal amount of our Series D notes which have been registered under the Securities Act of 1933 for:

                                  - $100,000,000 of our outstanding Series B
                                  9 5/8% Senior Subordinated Notes due 2007 which were issued in March 1998; and

                                  - $40,000,000 of our outstanding Series C
                                  9 5/8% Senior Subordinated Notes due 2007 which were issued in December 1998.

                                  We will accept both the Series C notes and the Series B notes in exchange for a single series of Series D notes in order to increase the liquidity of both series of our outstanding notes. The Series D notes are substantially identical to the Series B and C notes, except that certain transfer restrictions and registration rights relating to the Series C notes do not apply to the Series B and D notes. You may tender your Series B and C notes by following the procedures described in this prospectus under the heading "The Exchange Offer."

EXPIRATION DATE................   The exchange offer will expire at 5:00 p.m.,
                                  New York City time, on                , 1999,
                                  unless we extend it.

WITHDRAWAL RIGHTS..............   You may withdraw your tender of your notes at
                                  any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

CONDITIONS TO THE EXCHANGE
OFFER..........................   The exchange offer is subject to customary
                                  conditions, which we may waive. Please read the "The Exchange Offer -- Conditions" section of this prospectus for more information regarding conditions to the exchange offer.

PROCEDURES FOR TENDERING SERIES
B AND C NOTES..................   If you are a holder of Series B or C notes who
                                  wishes to accept the exchange offer, you must either:

                                  (a) complete, sign and date the accompanying
                                  Letter of Transmittal, or a facsimile thereof, and mail or otherwise deliver such documentation, together with your Series B or C notes, to the exchange agent at the address set forth under "The Exchange Offer -- Exchange Agent;" or

                                  (b) arrange for The Depository Trust Company to transmit certain required information to the exchange agent for this exchange offer in connection with a book-entry transfer. By tendering your notes in this manner, you will be representing, among other things, that:

                                  - the Series D notes you acquire pursuant to
                                    the exchange offer are being acquired in the ordinary course of your business;

                                  - you are not participating, do not intend to
                                    participate, and have no arrangement or
                                    understanding with any person to participate in the distribution of the Series D notes issued to you in the exchange offer; and

                                  - you are not an "affiliate" of our company.

CERTAIN UNITED STATES FEDERAL
INCOME TAX CONSEQUENCES........   Your exchange of Series B or C notes for
                                  Series D notes pursuant to the exchange offer will not result in any gain or loss to you for federal income tax purposes. See the "Certain
                                  United States Federal Income Tax
                                  Considerations" section of this prospectus.

CONSEQUENCES OF FAILURE TO
EXCHANGE.......................   Series C notes that are not tendered or that
                                  are tendered, but not accepted, will be
                                  subject to the existing transfer restrictions on such notes after the exchange offer. We will have no further obligation to register the Series C notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

PROCEDURES FOR BENEFICIAL
OWNERS.........................   If you are the beneficial owner of Series B or
                                  C notes registered in the name of a broker, dealer or other nominee and you wish to tender your notes, you should contact such person in whose name your notes are registered and promptly instruct such person to tender on your behalf.

GUARANTY DELIVERY PROCEDURES...   If you wish to tender your Series B or C notes
                                  and time will not permit your required
                                  documents to reach the

                                  Wilmington Trust Company by the expiration date, or the procedure for book-entry transfer cannot be completed on time, or the certificate for your notes cannot be delivered on time, you may tender your notes pursuant to the guaranteed delivery procedures. See "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF SERIES B AND C
NOTES; DELIVERY OF SERIES D
NOTES..........................   Subject to certain conditions, we will accept
                                  Series B and C notes which are properly
                                  tendered in the exchange offer and not
                                  withdrawn, prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The Series D notes will be delivered as promptly as practicable following the expiration date.

USE OF PROCEEDS................   We will receive no proceeds from the exchange
                                  offer.

EXCHANGE AGENT.................   Wilmington Trust Company is the exchange agent
                                  for the exchange offer.

                         SUMMARY OF THE SERIES D NOTES

GENERAL........................   The terms of the Series B and C notes and the
                                  Series D notes are identical in all material respects, except that certain transfer restrictions and registration rights relating to the Series C notes do not apply to the Series B notes or the Series D notes. In addition, the interest rate on the Series C notes will increase if we do not meet certain deadlines in connection with the exchange offer. See "The Exchange Offer -- Purpose and
                                  Effect of the Exchange Offer" section of this prospectus for a discussion of the payment of increased interest.

MATURITY DATE..................   November 15, 2007.

INTEREST RATE..................   9 5/8% per year, calculated using a 360-day
                                  year of twelve 30-day months.

INTEREST PAYMENT DATES.........   Interest will accrue on the Series D notes
                                  from the date of issuance and will be payable semiannually in arrears on May 15 and November
                                  15, beginning on May 15, 1999.

RANKING........................   The Series D notes will not be secured by any
                                  collateral. The Series D notes will rank below all of our senior debt and will rank equal to our other senior subordinated debt. Therefore, if we default, your right to payment under the Series D notes will be junior to the rights of holders of our senior debt to collect money we owe them at the time. The Series D notes will effectively rank below all liabilities, including trade payables, of our subsidiaries which are not guarantors.

                                  The Series D notes will rank equal to our other senior subordinated debt.

                                  As of December 31, 1998, we had approximately $67.9 million of senior debt and $140.0 million of senior subordinated debt, including the Series B and C notes.

GUARANTEES BY SUBSIDIARIES.....   Our present subsidiary and our future material
                                  subsidiaries will guarantee the Series D notes with unconditional guarantees of payment that will rank below their senior debt, but will rank equal to their other senior subordinated debt, in right of payment.

OPTIONAL REDEMPTION AFTER
NOVEMBER 15, 2002..............   Except in the case of certain equity offerings
                                  by us, we cannot choose to redeem the Series D notes before November 15, 2002.

                                  At any time after that date, which may be more than once, we can choose to redeem some or all of the Series D notes at certain specified prices, plus accrued interest.

OPTIONAL REDEMPTION AFTER
EQUITY OFFERINGS...............   At any time, which may be more than once,
                                  before November 15, 2000, we can choose to buy back up to 35% of the outstanding Series D notes with money that we raise in one or more public equity offerings, as long as:

                                  - we pay 109.625% of the face amount of the
                                    notes, plus interest;

                                  - we buy the notes back within 90 days of
                                    completing the equity offering; and

                                  - at least 65% of all the notes issued under
                                    the related indenture remain outstanding afterwards.

CHANGE OF CONTROL OFFER........   If there is a change in control of our
                                  company, we must give holders of the Series D notes the opportunity to sell their Series D notes to us at 101% of their face amount, plus accrued interest.

                                  We might not be able to pay you the required price for Series D notes you present to us at the time of a change of control, because:

                                  - we might not have enough funds at that time; or

                                  - the terms of our senior debt may prevent us
                                    from paying.

ASSET SALE PROCEEDS............   We may have to use the cash proceeds from
                                  selling assets to offer to buy back Series D notes at their face amount, plus accrued interest.

CERTAIN INDENTURE PROVISIONS...   The indenture governing the Series D notes
                                  limits what we, and most or all of our
                                  subsidiaries, may do. The provisions of the indenture limit our ability to:

                                  - incur more debt;

                                  - pay dividends and make distributions;

                                  - issue stock of subsidiaries;

                                  - make certain investments;

                                  - repurchase stock;

                                  - create liens;

                                  - enter into transactions with affiliates;

                                  - enter into sale lease-back transactions;

                                  - merge or consolidate; and

                                  - transfer or sell assets.

                                  These covenants are subject to a number of important exceptions.

     For more information about the Series D notes, see the "Description of the Notes" section of this prospectus.

                                  RISK FACTORS

     You should carefully consider the information set forth under "Risk Factors" as well as the other information and data included in this prospectus before tendering your Series B or C notes in exchange for Series D notes.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

     The following table sets forth for the periods indicated selected consolidated financial data for our company. The following summary consolidated financial data are qualified by our more detailed consolidated financial statements and the notes thereto included elsewhere in this prospectus and should be read in conjunction with such consolidated financial statements and notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     On May 1, 1998, our fiscal year end was changed from April 30 to December
31. Starting with the quarter ending September 30, 1998, we began reporting on a calendar year end basis.

     The consolidated statement of operations data for the years ended April 30, 1996, 1997 and 1998 and the eight months ended December 31, 1998 and balance sheet data as of April 30, 1997 and 1998 and as of December 31, 1998, have been derived from our consolidated financial statements included elsewhere in this prospectus.

     The consolidated statement of operations data for the years ended April 30, 1994 and 1995 and balance sheet data as of April 30, 1994, 1995 and 1996, have been derived from audited financial statements which do not appear in this prospectus. The consolidated statement of operations data for the eight months ended December 31, 1997 and balance sheet data as of December 31, 1997 have been derived from unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited interim period.

     The following unaudited pro forma other data give effect to the issuance of the Series C notes as if it had occurred at the beginning of each period presented. The unaudited summary pro forma financial data do not purport to be indicative of the actual financial position or results of operations of the company that would have actually been attained had the issuance of the Series C notes in fact occurred on the date specified, nor are they necessarily indicative of the results of operations that we may achieve in the future.

                                                                                             EIGHT MONTHS ENDED
                                                   YEARS ENDED APRIL 30,                        DECEMBER 31,
                                    ----------------------------------------------------   -----------------------
                                     1994       1995       1996       1997       1998         1997         1998
                                    -------   --------   --------   --------   ---------   -----------   ---------
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues......................  $62,219   $ 69,845   $ 77,731   $ 91,414   $ 100,143    $  52,326    $  61,071
Gross profit......................   43,431     52,889     59,529     71,914      79,910       40,328       48,377
Income from operations............    4,093     11,414     14,538     18,453      17,489        1,358        8,755
Other income (expense), net.......      344        470        375         48          82          (23)         242
Interest expense..................   (2,951)    (4,345)    (6,630)    (7,816)    (13,387)      (7,356)     (11,754)
                                    -------   --------   --------   --------   ---------    ---------    ---------
Income (loss) before extraordinary
  item............................  $ 1,486   $  7,539   $  8,283   $ 10,685   $   4,184    $  (6,021)   $  (2,757)
OTHER DATA:
Depreciation and amortization.....  $ 4,063   $  4,593   $  4,691   $  6,399   $   7,086    $   4,383    $   4,526
Capital expenditures..............      769        496        484      1,034         996          706          824
Cash flows provided by (used for):
  Operating activities............    9,853     14,608     13,091     15,302      15,681        9,084        4,474
  Investing activities............   (3,121)    (2,838)    (5,713)    (3,592)     (9,200)     (12,938)     (22,156)
  Financing activities............   (6,075)   (11,550)    (6,992)   (11,776)     (6,223)       9,412       30,237
EBITDA............................    9,000     17,000     20,400     24,900      30,200        5,700       13,500
EBITDA margin.....................     14.5%      24.3%      26.2%      27.2%       30.2%        10.9%        22.1%
Gross profit margin...............     69.8%      75.7%      76.6%      78.7%       79.8%        77.1%        79.2%
Bookings..........................  $64,269   $ 70,013   $ 75,709   $ 86,859   $  99,492    $  65,848    $  70,281
Advance payments as a % of
  revenues........................     31.8%      36.9%      41.0%      45.1%       46.0%        47.3%        47.4%
Number of accounts................   71,832     77,371     84,117     93,157      97,479       52,071       61,997
Average net revenues per
  account.........................  $   866   $    903   $    924   $    981   $   1,027    $   1,005    $     990
Number of directories.............       97        106        118        128         139           76           84
Ratio of earnings to fixed
  charges.........................    1.44x      2.69x      2.28x      2.29x       1.70x        0.94x        0.77x
Pro forma interest expense........       --         --         --         --   $  20,625           --    $  13,401
BALANCE SHEET DATA:
Working capital...................  $12,034   $  3,496   $  2,088   $     24   $   5,443    $   3,886    $  15,188
Total assets......................   43,879     41,831     47,423     48,231      60,804       53,068       90,830
Total debt........................   25,724     47,961     84,410     78,435     179,735      179,875      212,156
Member equity (deficit)...........    4,458    (22,721)   (55,606)   (50,722)   (145,912)    (156,117)    (148,669)

     "EBITDA" is defined as income (loss) before extraordinary item plus interest expense, discretionary contributions to our Equity Compensation Plan, which represent special distributions to the Equity Compensation Plan in connection with refinancing transactions, and depreciation and amortization and is consistent with the definition of EBITDA in the indentures covering our notes and in our senior credit facility. Contributions to the Equity Compensation Plan were $525 in the year ended April 30, 1995, $796 in the year ended April 30, 1996, and $5,543 in the year ended April 30, 1998. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA may not be comparable to that of other companies.

     "EBITDA margin" is defined as EBITDA as a percentage of net revenues. Management believes that EBITDA margin provides a valuable indication of the company's ability to generate cash flow available for debt service.

     "Bookings" is defined as the daily advertising orders received from accounts during a given period and generally occur at a steady pace throughout the year. In the year ended April 30, 1997, net revenues included $4,200 from acquired directories, while bookings do not reflect this adjustment. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" section of this prospectus.

     "Advance payments as a percentage of net revenues" is defined as, for a given period, all cash deposits received on advertising orders prior to revenue recognition as a percentage of net revenues recognized upon directory distribution.

     "Number of accounts" is defined as the total number of advertising accounts for all directories published during a given period. Customers are counted as multiple accounts if advertising in more than one directory.

     "Average net revenues per account" is defined as net revenues divided by the number of accounts.

     "Ratio of earnings to fixed charges" is calculated by dividing earnings by fixed charges. Earnings consist of income (loss) before extraordinary item plus contributions to the Equity Compensation Plan plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt issuance costs, whether expensed or capitalized, and an allocation of one-fourth of the rental expense from operating leases which management considers to be a reasonable approximation of the interest factor of rental expense. After giving pro forma effect to the initial offering of the Series C notes, our ratio of earnings to fixed charges would have been 1.69 to 1 for the year ended April 30, 1998 and 0.77 to 1 for the eight months ended December 31, 1998.

     "Pro forma interest expense" represents estimated interest expense as if the offering of the Series C notes had occurred at the beginning of each period for which it is presented. However, for the year ended April 30, 1998, pro forma interest expense includes interest expense on the loans under the senior credit facility, the Series B notes and the Series C notes for the entire year even though the debt incurred was only outstanding for portions thereof. This was done because we believe that this more accurately represents the cost of the company's debt structure. Pro forma interest expense is calculated as follows:

                                                                          EIGHT MONTHS
                                                                              ENDED
                                                        YEAR ENDED        DECEMBER 31,
                                                      APRIL 30, 1998          1998
                                                      --------------    -----------------
Interest expense:
Senior term loan ($68,438 at 8.87%).................     $ 6,070             $ 3,707
Senior revolving line of credit.....................          --                  --
Series B and Series C notes ($140 million at
  9.625%)...........................................      13,475               8,983
                                                         -------             -------
Pro forma cash interest expense.....................      19,545              12,690
Amortization of debt issuance costs, net............       1,080                 711
                                                         -------             -------
          Total pro forma interest expense..........     $20,625             $13,401
                                                         =======             =======

     Member equity (deficit) represents the value of equity contributions to the company by its member, TransWestern Holdings L.P., plus net income less member distributions for income taxes and distributions related to recapitalization transactions completed during the years ended April 30, 1996 and 1998. Member distributions for income taxes during the years ended April 30, 1996, 1997 and 1998 totaled $3,400, $5,801 and $2,100, respectively. Member distributions related to recapitalization transactions completed in the year ended April 30, 1996 and in the year ended April 30, 1998 totaled $36,400 and $174,381, respectively. Also, in connection with the November 1995 refinancing of TransWestern Holdings L.P., which was formerly TransWestern Publishing Company, L.P., $36 million was distributed to the limited and general partners of the partnership. Furthermore, in connection with the October 1997 refinancing of the partnership, $174.4 million was distributed to the limited and general partners of the partnership.

                                  RISK FACTORS

     You should carefully consider each of the following factors and all of the other information set forth in this prospectus before tendering your Series B or C notes for Series D notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

     If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, we may not be able to make principal and interest payments on the notes, and you may lose all or part of your investment.

YOUR VOTING INTERESTS MAY BE DILUTED AS A RESULT OF THE EXCHANGE OFFER

     It is likely that all of the Series C notes and all of the Series B notes will be tendered for exchange in the exchange offer; however, we cannot assure you that a significant amount of the Series B notes or the Series C notes will be so tendered. If all of the Series B notes and Series C notes are exchanged for Series D notes, $140,000,000 aggregate principal amount of Series D notes will be outstanding following consummation of the exchange offer, and the Series D notes will be deemed to be a single series of notes outstanding under the indenture relating to the Series C notes. In such case, any actions requiring the consent of each holder or the holders of a majority in outstanding principal amount of notes under such indenture will therefore require the consent of each holder of Series D notes or the holders of a majority in aggregate principal amount of such outstanding Series D notes, as applicable, and the individual voting interest of each holder will accordingly be diluted.

HOLDERS OF SERIES C NOTES THAT FAIL TO EXCHANGE THEIR NOTES MAY BE UNABLE TO RESELL THEIR NOTES

     We did not register the Series C notes under the federal or any state securities laws, nor do we intend to following the exchange offer. As a result, the Series C notes may only be transferred in limited circumstances under the securities laws. If the holders of Series C notes do not exchange their notes in the exchange offer, they lose their right to have the Series C notes registered under the federal securities laws, subject to certain limitations. As a result, a holder of Series C notes after the exchange offer may be unable to sell their notes.

YOUR NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES

     The Series D notes will be issued to you in exchange for your Series B or C notes only after timely receipt by the exchange agent of:

     - your Series B or C notes; and

     - a properly completed and executed Letter of Transmittal and all other required documentation; or

     - a book-entry delivery by transmittal of an agent's message through the Depository Trust Company.

If you want to tender your Series B or C notes in exchange for Series D notes, you should allow sufficient time to ensure timely delivery.

     Neither the exchange agent nor our company is under any duty to give you notification of defects or irregularities with respect to tenders of Series B or C notes for exchange. Series C notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions on such notes. In addition, if you tender your Series B or C notes in the exchange offer to participate in a distribution of the Series D notes, you will be required to comply with the registration and prospectus delivery requirements of the federal securities laws in connection with any resale transaction. For additional information, please refer to "The Exchange Offer" and "Plan of Distribution" sections of this prospectus.

WE MAY BE UNABLE TO SERVICE OUR DEBT, INCLUDING THE NOTES, AS A RESULT OF OUR HIGH LEVEL OF INDEBTEDNESS

     We incurred significant debt in connection with the recapitalization of our company that was completed in October 1997. As of December 31, 1998, we had outstanding indebtedness of approximately $239 million and member deficit of approximately $149 million. After giving pro forma effect to the offering of the Series C notes, our ratio of earnings to fixed charges would have been 1.69 to 1 for the year ended April 30, 1998 and 0.77 to 1 for the eight-months ended December 31, 1998. We also have additional borrowing capacity on our revolving credit facility under our senior credit facility. The lenders under our senior credit facility have an exclusive security interest in substantially all of the assets of our company.

     Our leveraged financial position poses substantial consequences to you as a holder of our notes, including the risks that:

     - a substantial portion of our cash flow from operations will be dedicated to the payment of interest on the notes and the payment of principal and interest under our senior credit facility and other outstanding indebtedness;

     - our leveraged position may impede our ability to obtain financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and

     - our highly leveraged financial position may make our company more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

     In addition, as of December 31, 1998, we had outstanding indebtedness of approximately $68 million under our senior credit facility and $40 million of additional borrowing availability under our senior credit facility. Our senior credit facility bears interest at floating rates. Accordingly, an increase in prevailing interest rates which causes a corresponding increase in the interest rates under the senior credit facility could adversely impact our business, operating results or financial condition. See "Description of Certain Indebtedness -- Senior Credit Facility."

     We are currently required to make quarterly scheduled principal payments on the term loans under our senior credit facility and to repay such term loans in full in 2004. The senior credit facility also provides that the revolving credit facility will be reduced each year commencing on January 1, 2000 and that all borrowings under the revolving credit facility will become due in 2003. Our ability to make the required scheduled payments will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, including interest rates, unscheduled shutdowns at our suppliers or printers, increased paper prices and other developments.

     If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements. In addition, the terms of existing or future debt agreements, including the indenture relating to the Series D notes and our senior credit facility, may prohibit us from adopting any of these alternatives, which could cause us to default on a portion of, or all of, our indebtedness. See "Description of Certain Indebtedness -- Senior Credit Facility" and "Description of the Notes." For a discussion of our liquidity position, you should read the "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" section of this prospectus.

YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT BECAUSE THE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT

     The Series D notes will be unsecured and subordinated to the prior right of payment of all of our existing and future senior debt, including our obligations under our senior credit facility. Our indebtedness under the senior credit facility will also become due prior to the time the principal obligations under the Series D notes become due. Subject to certain limitations, the indenture relating to the Series D notes permits us to incur and secure additional senior debt. As a result of the subordination provisions of the Series D notes, in the event of a liquidation or insolvency, our assets will be available to pay obligations on the Series D notes only after all of our senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series D notes then outstanding. Claims in respect of the Series D notes will be effectively subordinated to all liabilities, including trade payables, of any of our subsidiaries that is not a guarantor of the Series D notes. In addition, substantially all of the assets of our future subsidiaries will be pledged to secure other indebtedness of our company. See "Description of Certain Indebtedness -- Senior Credit Facility" and "Description of the Notes."

THE TERMS OF OUR INDEBTEDNESS IMPOSE CERTAIN OPERATIONAL AND FINANCIAL RESTRICTIONS ON OUR COMPANY

     The agreements governing our outstanding indebtedness impose certain operating and financial restrictions on our company. The senior credit facility requires us to comply with financial covenants with respect to:

     - a minimum interest coverage ratio;

     - a minimum EBITDA, as this term is defined in our senior credit facility;

     - a maximum leverage ratio; and

     - a minimum fixed charge coverage ratio.

     In addition, our senior credit facility restricts, among other things, our ability to:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt;

     - incur liens and engage in sale lease-back transactions;

     - make loans and investments;

     - incur additional indebtedness;

     - amend or otherwise alter debt and other material agreements;

     - make capital expenditures;

     - engage in mergers, acquisitions and asset sales;

     - transact with affiliates;

     - alter the business we conduct;

     - enter into guarantees of indebtedness; and

     - make optional payments on or modify the terms of subordinated debt.

     If we fail to comply with the restrictions in our senior credit facility, we could be in default thereunder, which could result in an acceleration of such indebtedness. Such an acceleration would be a default under the indenture covering the Series D notes. See "Description of Certain Indebtedness -- Senior Credit Facility."

     Also, the indenture relating to the Series C and D notes and the indenture relating to our Series B notes contain a number of covenants which restrict, among other things, our ability to:

     - incur additional debt;

     - pay dividends and make distributions;

     - issue stock of subsidiaries;

     - make certain investments;

     - repurchase stock;

     - create liens;

     - enter into transactions with affiliates;

     - enter into sale lease-back transactions;

     - merge or consolidate our company or any guarantors; and

     - transfer or sell assets.

     If we fail to comply with the restrictions in these indentures, we could be in default under such indentures. See "Description of the Notes."

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY TURNOVER AMONG OUR ACCOUNT
EXECUTIVES

     Our ability to achieve our business plan depends to a significant extent on our ability to identify, hire, train and retain qualified sales personnel in each of the regions in which we operate. Historically, our revenue performance has been closely related to our aggregate number of sales people. Our aggregate number of salesperson days increased by approximately 85% from the year ended April 30, 1994 to the year ended April 30, 1998 and our net revenues increased by approximately 61% over the same period. In the years ended April 30, 1994, 1995, 1996, 1997 and 1998, we experienced a turnover of approximately 48%, 55%, 73%, 73% and 107.5%, respectively, in our sales force. Turnover is highest among new hires, with approximately 73% of new hires over the past two years having left within one year, and has increased as we have sought to increase our number of account executives. As a result of these turnover rates, we have restructured our sales management and instituted a training program for new hires. Consequently, we expend a significant amount of resources and management time on identifying and training our account executives. While we have been able to achieve our objectives for increasing the number of sales days, our ability to attract and retain qualified sales personnel depends on numerous factors, including factors out of our control, such as conditions in the local employment markets in which we operate. Our business plan calls for a continued increase in the number of account executives, and we cannot assure you that we will be able to hire or retain a sufficient number of account executives to achieve our financial objectives. A decrease in the number of account executives could adversely effect our ability to service our indebtedness, including principal and interest payments on our notes, and could materially adversely affect our business, operating results or financial condition.

WE MAY BE ADVERSELY AFFECTED BY VARIATION IN OUR QUARTERLY RESULTS

     Our net revenues and operating results have exhibited some degree of variability from quarter to quarter and between periods and some degree of seasonality. Although we record bookings and receive advance payments at a fairly constant rate, we do not recognize net revenues with respect to bookings or cash receipts for any given directory or the costs directly related to sales, production, printing and distribution of that directory until the month in which it is distributed. The actual publication and distribution dates of individual directories are subject to change and a significant number of individual directories are not published during the same month each year, which results in significant monthly fluctuation in our net revenues and EBITDA. Thus, EBITDA and other financial indicators generally relied on by investors to evaluate a company's ability to service its debt may not, in the case of our company, reflect actual cash received during a given period. Also, changes in our sales canvassing, production and distribution schedules could materially adversely affect our ability to satisfy certain of the covenants in our senior credit facility and the indentures relating to our notes. For a discussion of these matters you should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" section of this prospectus.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY OUR RELIANCE ON, AND OUR EXTENSION OF CREDIT TO, SMALL BUSINESSES

     Approximately 94% of our net revenues come from selling advertising to small businesses. In the ordinary course of our business, we extend credit to our customers for advertising purchases. Full collection of delinquent accounts can take up to 18 to

24 months. Our net accounts receivable for a given month fluctuates based on the number and size of directories published each month. Our net accounts receivable was as low as $17.7 million in June 1996 and as high as $26.1 million in April 1998. As of December 31, 1998, we had approximately 25,500 credit customers, with an average amount due per customer of approximately $1,190. Our average net accounts receivable turnover, net of advance payments, was approximately 177 days in the year ended April 30, 1998 and approximately 159 (annualized) days in the eight months ended December 31, 1998. We establish a reserve for bad debt and errors when we recognize revenue for individual directories. We estimate bad debt expense by taking into account actual collection history over a period of 15 to 21 months following publication of individual directories. Actual write-offs are taken against the reserve when our management determines that an account is uncollectible, which typically is determined after completion of the next annual selling cycle. Therefore, actual account write-offs may not occur for 18 to 24 months after directory publication. The estimated provision for bad debt totaled $7.1 million, $8.9 million and $9.1 million in the years ended April 30, 1996, 1997 and 1998, respectively, or 9.1%, 9.8% and 9.1%, respectively, of net revenues. Actual account write-offs equaled $7.5 million, or 9.7% of net revenues in the year ended April 30, 1996. As described above, actual account write-offs for the years ended April 30, 1997 and 1998 have not yet been determined. Based on current estimates, we believe that actual write-offs for the year ended April 30, 1997 will total approximately $8.2 million or 9.0% of net revenues.

     As a group, small businesses tend to have fewer financial resources and higher financial failure rates than larger businesses. Consequently, although we attempt to mitigate this exposure through the collection of advance payments, we cannot assure you that we will not be adversely affected by our dependence on and our extension of credit to small businesses.

WE DEPEND ON OUR KEY PERSONNEL AND WE COULD BE ADVERSELY AFFECTED IF WE LOSE OUR KEY PERSONNEL

     Our company is dependent on the continued services of our senior management team, including our regional sales management personnel. In 1997, we entered into employment contracts with our President and Chief Executive Officer and our Chairman which provide for the continued employment of each of them for a five year term. Although we believe we could replace our key employees in an orderly fashion should the need arise, the loss of our key personnel could have a material adverse effect on our business, operating results or financial condition.

WE MAY BE UNABLE TO ACQUIRE DIRECTORIES AND START-UP NEW DIRECTORIES

     A substantial portion of our growth, approximately 40% of our revenue growth, since 1993 has resulted from the acquisition of directories from other independent yellow pages publishers and start-ups of new directories. While one of our strategies for achieving our financial objectives is increasing the number of directories we publish and the local markets which we serve, we cannot assure you that our historical success with acquisitions or start-ups will continue. We intend to continue to seek opportunities for future expansion, but we cannot assure you that we will be able to develop new directories or identify, negotiate and consummate acquisitions on attractive terms, nor can we assure you that new acquisitions or start-ups can be operated profitably or integrated successfully into our operations.

     Also, acquisitions and start-ups both require substantial attention from and place substantial demands upon our senior management, which may divert attention from and adversely impact their ability to manage our company's existing business.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN OUR HIGHLY COMPETITIVE INDUSTRY

     The yellow pages directory advertising business is highly competitive. There are over 250 independent publishers operating in competition with the regional Bell operating companies and other telephone utilities. In most markets, we compete not only with the telephone utilities, but also with one or more independent yellow pages publishers. Many of these telephone utility competitors are larger and have greater financial resources than our company. We cannot assure you that we will be able to compete effectively with these other firms for advertising or acquisitions in the future. In addition, we compete against other media, including newspapers, radio, television, the Internet, billboards and direct mail, for business and professional advertising and cannot assure you that we will be able to compete successfully against these and other media for advertising.

WE MAY BE UNABLE TO RESPOND ADEQUATELY TO CHANGING TECHNOLOGY IN OUR INDUSTRY OR TO DEVELOP NEW PRODUCTS

     The yellow pages directory advertising business is subject to changes arising from developments in technology, including information distribution methods, and users' technological preferences. As a result of these factors, our growth and future financial performance may depend upon our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to accommodate the latest technological advances and user preferences, including the use of the Internet. The increasing use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services provided that could compete with our products and services. We have entered into a strategic agreement with InfoSpace, Inc. with respect to our Internet service. However, we cannot assure you that we will be successful in our attempt to provide our services over the Internet. If we fail to anticipate or respond adequately to changes in technology and user preferences, or are unable to finance the necessary capital expenditures, it could materially adversely affect our business, operating results or financial condition.

FLUCTUATIONS IN THE PRICE AND AVAILABILITY OF RAW MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS

     We are dependent upon outside suppliers for all of our raw material needs and, therefore, we are subject to price increases and delays in receiving supplies of such materials. Our principal raw material is paper, and we used approximately 17.6 million and 18.2 million pounds of directory grade paper in the years ended April 30, 1997 and 1998, respectively, resulting in a total cost of paper during such periods of $5.8 million and $5.7 million, respectively. Certain commodity grades of paper, including directory grade paper, have shown considerable price volatility since 1989. Paper prices rose sharply in 1995 and then fell throughout 1996. We do not purchase paper directly from paper mills; instead, our printers purchase the paper on our behalf at prices we have negotiated. Changes in the supply of, or demand for, paper could affect delivery times and prices. We cannot assure you that we will continue to have available necessary raw materials at reasonable prices or that any increases in paper costs would not have a material adverse effect on our business, financial condition or results of operations. For a discussion of our raw material costs see "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Overview."

WE MAY BE ADVERSELY AFFECTED BY AN ECONOMIC RECESSION

     We derive our net revenues from the sale of advertising in our directories. Our advertising revenues, as well as those of yellow pages publishers in general, generally do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on our business, operating results or financial condition.

THE CONTROLLING EQUITYHOLDER OF OUR COMPANY MAY HAVE INTERESTS IN CONFLICT WITH THE INTERESTS OF OUR NOTEHOLDERS

     Thomas H. Lee Equity Fund III and its affiliates own approximately 59% of the common stock of TransWestern Communications Company, Inc. TransWestern Communications Company, Inc. is the sole manager of our company and the general partner of TransWestern Holdings L.P., which is the sole member of our company. Under the terms of an investors agreement, all of the stockholders of TransWestern Communications Company, Inc. have agreed to vote in favor of those individuals designated by Thomas H. Lee and its affiliates to serve on the Board of Directors of TransWestern Communications Company, Inc. and Thomas H. Lee and its affiliates have the right to appoint a majority of the Directors until the occurrence of certain events. As a result, Thomas H. Lee and its affiliates have the ability to control the policies and operations of our company. Circumstances may occur in which the interests of Thomas H. Lee and its affiliates, as the principal equity holders of our company, could be in conflict with your interests as a holder of our notes. In addition, our equity investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of our notes.

WE MAY BE ADVERSELY AFFECTED IF OUR YEAR 2000 REMEDIATION EFFORTS ARE NOT SUCCESSFUL

     Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Our company and third parties with which we do business rely on numerous computer programs in day to day operations. We are in the process of evaluating and remediating the Year 2000 issue as it relates to our internal computer systems and we are also surveying our key suppliers for Year 2000 compliance. Because our Year 2000 efforts are ongoing, we may not have yet identified all potential Year 2000 complications. We cannot identify the potential impact of these complications on our financial condition and results of operations at this time. If our or our suppliers' computer systems, or the software applications we use to produce our products, fail or experience significant difficulties related to Year 2000 issues, it could have a material adverse impact on our business, operating results or financial condition. For a further discussion of our Year 2000 readiness, you should read the "Management's Discussion and

Analysis of Financial Conditions and Results of Operations -- Year 2000 Readiness Statement" section of this prospectus.

PROVISIONS IN THE INDENTURE COULD DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY; WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL

     In the event there is a change in control of our company, we will be required to make an offer for cash to purchase the Series D notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the purchase date. Certain events involving a change in control of our company may result in an event of default under our senior credit facility, our other indebtedness or indebtedness we may incur in the future. Moreover, the exercise by the holders of the Series D notes of their right to require us to purchase the Series D notes may cause an event of default under the senior credit facility or such other indebtedness, even if the change in control does not. Our obligations under this provision of the indenture relating to the Series D notes could delay, deter or prevent a sale of our company which might otherwise be advantageous to you and other holders of our notes. Finally, we cannot assure you that we will have the financial resources necessary to purchase the Series D notes upon a change in control or our company. In this regard, you should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the "Description of the
Notes -- Change of Control Offer" sections of this prospectus.

THE HOLDERS OF A MAJORITY OF THE NOTES MAY WAIVE DEFAULTS UNDER OR MODIFY THE INDENTURE IN A MANNER ADVERSE TO NOTEHOLDERS WHO DO NOT APPROVE OF SUCH ACTIONS

     Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the Series D notes then outstanding will have the right to:

     - waive certain existing defaults or events of default;

     - waive compliance with certain provisions of the indenture or the Series D notes;

     - modify or supplement the indenture; and

     - direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the indenture.

     These provisions of the indenture could allow actions affecting the Series D notes to be taken without the approval of all of the holders of the Series D notes and thus may have an adverse effect on the holders of Series D notes who do not approve of such actions. See "Description of the Notes -- Events of Default" and "-- Modification of Indenture."

THE NOTES COULD BE VOIDED OR SUBORDINATED TO OUR OTHER DEBT IF THE ISSUANCE OF THE NOTES CONSTITUTED FRAUDULENT CONVEYANCE

     Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if our company, at the time we issued the Series C notes:

     (1) incurred such indebtedness with intent to hinder, delay or defraud creditors; or

     (2) received less than reasonably equivalent value or fair consideration for incurring such indebtedness; and

          - was insolvent at the time of incurrence,

          - was rendered insolvent by reason of such incurrence, and the application of the proceeds thereof,

          - was engaged or was about to engage in a business or transaction for which the assets remaining with our company constituted unreasonably small capital to carry on our businesses, or

          - intended to incur, or believed it would incur, debts beyond our ability to pay such debts as they mature,

then, in each case, a court of competent jurisdiction could void, in whole or in part, the Series C notes or Series D notes if exchanged, or, in the alternative, subordinate such notes to existing and future indebtedness of our company. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, our company would be considered insolvent if the sum of our debts, including contingent liabilities, was greater than all of our assets at fair valuation or if the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured.

     We believe that, for purposes of the U.S. Bankruptcy Code and state fraudulent transfer or conveyance laws, the Series C notes were issued and are being exchanged without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that our company, after the issuance and exchange of such notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. This belief is not based on an opinion of counsel and we cannot assure you that a court passing on such questions would agree with our view.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE SERIES D NOTES AND ONE MAY NOT
DEVELOP

     While the Series C notes are presently eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages market of the National Association of Securities Dealers by qualified institutional buyers, there is no existing market for the Series D notes. The initial purchasers of the Series C notes have advised us that they currently intend to make a market in the Series D notes following the exchange offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. We do not intend to apply for a listing of the Series D notes on any securities exchange. We do not know if an active public market for the Series D notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Series D notes may be adversely affected. We cannot assure you regarding the liquidity of the market for the Series D notes, the ability of holders to sell their Series D notes or the price at which holders may sell their Series D notes.

                                  THE ISSUERS

     TransWestern Publishing Company LLC. TransWestern Publishing Company, L.P. (which we refer to as the "Partnership") was formed in 1993 to acquire the TransWestern Publishing Division of US West Marketing Resources Group, Inc., a subsidiary of US WEST INC. In October 1997, the Partnership completed a $312.7 million recapitalization (the "Recapitalization"). In November 1997, the Partnership formed and contributed substantially all of its assets to our company and our company assumed or guaranteed all of the liabilities of the Partnership and the Partnership changed its name to TransWestern Holdings L.P. (which we refer to as "Holdings"). As a result of this transaction, Holdings' only assets are all of the membership interests of our company. All of the operations that were previously conducted by the Partnership are now being conducted by our company.

     TWP Capital Corp. II. Capital II, a wholly-owned subsidiary of our company, was incorporated in 1997 for the purpose of serving as a co-issuer of our Series A notes, which were exchanged for our Series B notes. Capital II does not and will not have substantial operations or assets of any kind and does not or will not have any revenues. As a result, prospective purchasers of our notes should not expect Capital II to participate in servicing the interest or principal obligations of our notes. The indentures relating to our notes impose substantial restrictions on the activities of Capital II.

     Our principal executive offices are located 8344 Clairemont Mesa Boulevard, San Diego, California 92111, and our telephone number is (619) 467-2800.

                                USE OF PROCEEDS

     We will not receive cash proceeds from the issuance of the Series D notes. We used the proceeds of approximately $40.7 million from the initial offering of the Series C notes to:

     - to repay approximately $10.5 million of our outstanding term loan under our senior credit facility;

     - to repay $22.7 million of our outstanding indebtedness under the revolving credit facility of our senior credit facility, $13.4 million of which was incurred to fund the purchase of certain directories from Universal Phone Books, Inc. and Universal Phone Books of Jackson, Inc.; and

     - the balance of approximately $7.5 million is being used for general corporate purposes, including working capital and acquisitions of directories made in January 1999.

                                 CAPITALIZATION

     The following table sets forth the capitalization of our company as of December 31, 1998. The information in this table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as our financial statements and the notes thereto which you can find elsewhere in this prospectus.

                                                        DECEMBER 31, 1998
                                                      ----------------------
                                                      (DOLLARS IN THOUSANDS)
Cash................................................        $  14,067
Total debt:
  Senior credit facility:
     Revolving credit facility......................               --
     Term loan......................................           67,906
  Other debt........................................            2,466
  Senior subordinated notes.........................          141,784
                                                            ---------
     Total debt.....................................          212,156
Total member deficit................................         (148,669)
                                                            ---------
          Total capitalization......................        $  63,487
                                                            =========

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth for the periods indicated selected historical consolidated financial data for the company. The following selected historical consolidated financial data are qualified by the more detailed consolidated financial statements of the company and the notes thereto included elsewhere in this prospectus and should be read in conjunction with such consolidated financial statements and notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     On May 1, 1998, our fiscal year end was changed from April 30 to December
31. Starting with the quarter ending September 30, 1998, we began reporting on a calendar year end basis.

     The consolidated statement of operations data for the years ended April 30, 1996, 1997 and 1998 and the eight months ended December 31, 1998 and balance sheet data as of April 30, 1997 and 1998 and as of December 31, 1998, have been derived from our consolidated financial statements included elsewhere in this prospectus.

     The consolidated statement of operations data for the years ended April 30, 1994 and 1995 and balance sheet data as of April 30, 1994, 1995 and 1996, have been derived from our audited financial statements which do not appear in this prospectus. The consolidated statement of operations data for the eight months ended December 31, 1997 and balance sheet data as of December 31, 1997 have been derived from unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited interim period.

                                                                                                 EIGHT MONTHS ENDED
                                                   YEARS ENDED APRIL 30,                            DECEMBER 31,
                                  --------------------------------------------------------    ------------------------
                                   1994        1995        1996        1997        1998          1997          1998
                                  -------    --------    --------    --------    ---------    -----------    ---------
                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues..................    $62,219    $ 69,845    $ 77,731    $ 91,414    $ 100,143     $  52,326     $  61,071
Cost of revenues..............     18,788      16,956      18,202      19,500       20,233        11,998        12,694
Gross profit..................     43,431      52,889      59,529      71,914       79,910        40,328        48,377
Operating expenses:
  Sales and marketing.........     26,301      27,671      29,919      36,640       40,290        22,852        27,530
  General and
    administrative............     13,037      13,279      14,276      16,821       16,588        10,575        12,092
  Contribution to Equity
    Compensation Plan.........         --         525         796          --        5,543         5,543            --
                                  -------    --------    --------    --------    ---------     ---------     ---------
Total operating expenses......     39,338      41,475      44,991      53,461       62,421        38,970        39,622
                                  -------    --------    --------    --------    ---------     ---------     ---------
Income from operations........      4,093      11,414      14,538      18,453       17,489         1,358         8,755
Other income (expense), net...        344         470         375          48           82           (23)          242
Interest expense..............     (2,951)     (4,345)     (6,630)     (7,816)     (13,387)       (7,356)      (11,754)
                                  -------    --------    --------    --------    ---------     ---------     ---------
Income (loss) before
  extraordinary item..........      1,486       7,539       8,283      10,685        4,184        (6,021)       (2,757)
Extraordinary item(a).........         --        (392)     (1,368)         --       (4,791)       (4,791)           --
                                  -------    --------    --------    --------    ---------     ---------     ---------
Net income (loss):............    $ 1,486    $  7,147    $  6,915    $ 10,685    $    (607)    $ (10,812)    $  (2,757)
                                  =======    ========    ========    ========    =========     =========     =========
OTHER DATA:
Depreciation and
  amortization................    $ 4,603    $  4,593    $  4,691    $  6,399    $   7,086     $   4,383     $   4,526
Capital expenditures..........        769         496         484       1,034          996           706           824
Cash flows provided by (used
  for):
  Operating activities........      9,853      14,608      13,091      15,302       15,681         9,084         4,474
  Investing activities........     (3,121)     (2,838)     (5,713)     (3,592)      (9,200)      (12,938)      (22,156)
  Financing activities........     (6,075)    (11,550)     (6,992)    (11,776)      (6,223)        9,412        30,237
EBITDA(b).....................      9,040      17,002      20,400      24,900       30,200         5,700        13,500
EBITDA margin(c)..............       14.5%       24.3%       26.2%       27.2%        30.2%         10.9%         22.1%
Gross profit margin...........       69.8%       75.7%       76.6%       78.7%        79.8%         77.1%         79.2%
Bookings(d)...................    $64,269    $ 70,013    $ 75,709    $ 86,859    $  99,492     $  65,848     $  70,281
Advance payments as a % of net
  revenue(e)..................       31.8%       36.9%       41.0%       45.1%        46.0%         47.3%         47.4%
Number of accounts(f).........     71,832      77,371      84,117      93,157       97,479        52,071        61,697
Average net revenues per
  account(g)..................    $   866    $    903    $    924    $    981    $   1,027     $   1,005     $     990
Number of directories.........         97         106         118         128          139            76            84
Ratio of earnings to fixed
  charges(h):.................      1.44x       2.69x       2.28x       2.29x        1.70x         0.94x         0.77x
BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital...............    $12,034    $  3,496    $  2,088    $     24    $   5,443     $   3,886     $  15,188
Total assets..................     43,879      41,831      47,423      48,231       60,804        53,068        90,830
Total debt....................     25,724      47,961      84,410      78,435      179,735       179,875       212,156
Member equity(deficit)(i).....      4,458     (22,721)    (55,606)    (50,722)    (145,912)     (156,117)     (148,669)

 See accompanying notes to Selected Historical Consolidated Financial and Other
                                     Data.

       NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

 (a) "Extraordinary item" represents the write-off of unamortized debt issuance costs related to the repayment of debt prior to maturity. See Note 4 of the Notes to the Consolidated Financial Statements contained elsewhere in this prospectus.

 (b) "EBITDA" is defined as income (loss) before extraordinary item plus interest expense, discretionary contributions to the company's Equity Compensation Plan, which represent special distributions to the company's Equity Compensation Plan in connection with refinancing transactions, and depreciation and amortization and is consistent with the definition of EBITDA in the indentures relating to the company's notes and in the company's senior credit facility. Contributions to the Equity Compensation Plan were $525 for the year ended April 30, 1995, $796 for the year ended April 30, 1996 and $5,543 for the year ended April 30, 1998. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. The company's definition of EBITDA may not be comparable to that of other companies.

 (c) "EBITDA margin" is defined as EBITDA as a percentage of net revenues. Management believes that EBITDA margin provides a valuable indication of the company's ability to generate cash flows available for debt service.

 (d) "Bookings" is defined as the daily advertising orders received from accounts during a given period and generally occur at a steady pace throughout the year. In the year ended April 30, 1997, net revenues included $4,200 from acquired directories, while bookings do not reflect this adjustment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

 (e) "Advance payments as a percentage of net revenues" is defined as, for a given period, all cash deposits received on advertising orders prior to revenue recognition as a percentage of net revenues recognized upon directory distribution.

 (f) "Number of accounts" is defined as the total number of advertising accounts for all directories published during a given period. Customers are counted as multiple accounts if advertising in more than one directory.

 (g) "Average net revenues per account" is defined as net revenues divided by the number of accounts.

 (h) "Ratio of earnings to fixed charges" is calculated by dividing earnings by fixed charges. Earnings consist of income (loss) before extraordinary item plus contributions to the Equity Compensation Plan plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt issuance costs, whether expensed or capitalized, and an allocation of one-fourth of the rental expense from operating leases which management considers to be a reasonable approximation of the interest factor of rental expense.

 (i) Member equity (deficit) is the value of equity contributions to the company by its member, TransWestern Holdings L.P., plus net income less member distributions for income taxes and distributions related to recapitalization transactions completed during the years ended April 30, 1996 and 1998. Member distributions for income taxes during the years ended April 30, 1996, 1997 and 1998 totaled $3,400, $5,801 and $2,100, respectively. Member distributions related to recapitalization transactions completed in the years ended April 30, 1996 and 1998 totaled $36,400 and $174,381, respectively. Also, in connection with the November 1995 refinancing of the Partnership, $36 million was distributed to the limited and general partners of the Partnership. Furthermore, in connection with the October 1997 refinancing of the Partnership, $174.4 million was distributed to the limited and general partners of the Partnership.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     On May 1, 1998, the Board of Directors of TransWestern Communications Company, Inc. ("TCC"), the general partner of Holdings, the sole member of our company, authorized the change of our fiscal year from a fiscal year ending April 30 to a fiscal year ending December 31. Starting with the quarter ending September 30, 1998, we began reporting on a calendar year end basis.

OVERVIEW

     Revenue Recognition. We recognize net revenues from the sale of advertising placed in each directory when the completed directory is distributed. Costs directly related to sales, production, printing and distribution of each directory are capitalized as deferred directory costs and then matched against related net revenues upon distribution. All other operating costs are recognized during the period when incurred. As the number of directories increases, the publication schedule is periodically adjusted to accommodate new books. In addition, changes in distribution dates are affected by market and competitive conditions and the staffing level required to achieve the individual directory revenue goals. As a result, our directories may be published in a month earlier or later than the previous year which may move recognition of related revenues from one fiscal quarter or year to another. Year to year results depend on both timing and performance factors.

     Notwithstanding significant monthly fluctuation in net revenues recognized based on actual distribution dates of individual directories, our bookings and cash collection activities generally occur at a steady pace throughout the year. The table below demonstrates that quarterly bookings, collection of advance payments and total cash receipts, which includes both advance payments and collections of accounts receivable, vary less than net revenues or EBITDA:

                                                          TWELVE MONTHS ENDING APRIL 30,
                           ---------------------------------------------------------------------------------------------
                                       1996                            1997                            1998
                           -----------------------------   -----------------------------   -----------------------------
                            Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4
                           -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
Net revenues.............  $20.7   $14.7   $20.9   $21.4   $23.3   $14.7   $23.5   $29.9   $19.2   $19.1   $21.9   $39.9
EBITDA...................    5.5     2.4     7.0     5.5     5.8     2.6     6.9     9.6     4.0     3.3     6.2    16.7
Bookings.................   18.1    20.0    17.6    20.0    20.5    23.9    21.4    21.1    22.7    27.3    23.0    26.5
Advance payments.........    8.0     8.0     8.2     9.6     8.8    10.1    10.4    12.2    11.1    11.8    11.0    12.5
Total cash receipts......   17.7    18.0    17.4    19.5    18.5    20.9    20.0    22.6    22.6    24.1    20.4    24.0

     For definitions of "EBITDA," "Bookings," and "advance payments" see the notes to "Selected Historical Consolidated Financial and Other Data."

     Revenue Growth. A key factor in our company's revenue growth has been the increase in the number of directories published. Compared to 1996, the number of directories owned has increased by 57, from 118 to 175 as of December 31, 1998, and we increased our total number of accounts from nearly 84,000 to more than 106,000. The growth in directories was primarily due to acquiring 22 directories that expanded our presence in northern California, upstate New York, western Massachusetts, southern Indiana, eastern Ohio, southern Michigan, Pennsylvania, Kentucky and Tennessee. Excluding acquired directories, our net revenues grew 7.2%, 6.7%, and 7.1% for the years ended April 30, 1996, 1997 and 1998 and 4.1%
for the eight months ended December 31, 1998. Our average revenue per account increased from $959 in the year ended April 30, 1996 to $1,001 in the year ended April 30, 1997 and to $1,027 for the year ended April 30,

1998, and from $1,005 in the eight months ended December 31, 1997 to $1,016 in the eight months ended December 31, 1998. Our overall revenue renewal and account retention rates have averaged 88% and 76%, respectively, over the last three years ended April 30, 1998.

     Bookings. The length of the measurement periods for revenues and bookings are the same; however, the measurement period for bookings for each month is the thirty-day period ending on the twentieth of that month. Consequently, the measurement period for bookings lags the measurement period for revenue and other items by 10 days. Growth in bookings, which is closely correlated with the number of account executives, was 14.5% for the year ended April 30, 1998 versus the year ended April 30, 1997. To facilitate future growth, we increased the size of our sales force by approximately 12.5% from an average 389 in the year ended April 30, 1997, to an average of 438 during the year ended April 30, 1998. We employed an average of 482 account executives over the eight month period ended December 31, 1998.

     Cost of Revenues. Our principal operating costs are production, paper and printing. Total operating costs represented 20.2% of net revenues for the year ended April 30, 1998 compared to 21.3% for the year ended April 30, 1997, and 20.8% for the eight months ended December 31, 1998 compared to 22.9% for the same period in 1997. At the individual directory level, production, printing, distribution and licensing costs are largely fixed for an established circulation, resulting in high marginal profit contribution from incremental advertising sales into an existing directory. Since 1995, our constant focus on process improvement and increased productivity has enabled us to minimize additional production and administrative costs while increasing the number of directories.

     Our principal raw material is paper. We used approximately 16.4 million,
17.6 million and 18.2 million pounds of directory grade paper for the years ended April 30, 1996, 1997 and 1998, respectively, resulting in a total cost of paper during such periods of approximately $6.0 million, $5.8 million and $5.7 million, respectively. We used 10.9 million pounds of paper during the eight months ended December 31, 1998 for a total cost of approximately $4.3 million.

     White pages listings are licensed from telephone utilities for a set fee per name and the number of listings correspond directly to planned circulation and does not fluctuate. Total licensing fees incurred by us were $1.1 million for the year ended April 30, 1998 and $0.4 million for the eight months ended December 31, 1998. Distribution is provided by two third-party vendors at a fixed delivery cost per directory as established by individual market.

     Selling and Marketing Expenses. Direct sales expense correlates closely with the size of our sales force. As we continue to increase the number of directories and to expand our total customer base, the number of account executives required to complete the annual selling cycle grows accordingly. Our ability to complete selling each directory within a prescribed time frame depends on account executive staffing levels and productivity. Historically, we have experienced a high turnover rate among our account executives, particularly among new hires, and therefore continue to invest in recruiting and training account executives to build the size of our sales force and to continue to grow revenue. The number of account executives has grown from 345 as of April 30, 1996 to 532 as of December 31, 1998.

     Cash Flow Management. We have instituted several policies to accelerate customer payments including:

     - requiring customers to make minimum deposits on their annual purchase at the time of contract signing;

     - requiring customers with small advertising purchases to pay 100% at the time of contract signing;

     - offering a cash discount to customers who pay 100% at the time of contract signing;

     - providing commission incentives to account executives to collect higher customer deposits earlier in the sales process;

     - shortening customer payment terms from 12 months to eight months or less; and

     - requiring new customers to begin payments immediately after contract signing rather than waiting for the directory to be distributed.

As a result of these initiatives which began in 1994, advance payments received prior to directory publication as a percentage of net revenues has increased from 41.0% for the year ended April 30, 1996 to 46.0% for the year ended April 30, 1998. Advance payments in the eight months ended December 31, 1998 were 47.4% of net revenues compared to 47.3% in the same period in 1997.

     Although we collect an advance payment from most advertisers, credit is extended based upon the size of the advertising program and customer collection history. While our accounts receivable are not subject to any concentrated credit risk, credit losses represent a cost of doing business due to the nature of our customer base, largely local businesses, and the use of extended credit terms. Generally, for larger and established accounts, credit may be extended under eight to 12 month installment payment terms. In addition, customers are given credits for the current year when errors occur in their advertisements. A reserve for bad debt and errors is established when revenue is recognized for individual directories. The estimated bad debt expense is determined on a market by market basis taking into account prior years' collection history.

     Actual write-offs are taken against the reserve when management determines that an account is uncollectible, which typically will be determined after completion of the next annual selling cycle. Therefore, actual account write-offs may not occur until 18 to 24 months after a directory has been published. The estimated provision for bad debt equaled 9.1%, 9.8% and 9.1% of net revenues for the years ended April 30, 1996, 1997 and 1998, respectively. Actual account write-offs equaled 9.8% in the year ended April 30, 1996. As described above, actual account write-offs for the years ended April 30, 1997 and 1998 have not yet been determined. Based on current estimates, we believe that actual write-offs for the year ended April 30, 1997 will total approximately $8.2 million or 9.0% of net revenues. Management regularly reviews actual write-offs of accounts receivable as compared to the reserve estimates made at the time individual directories are published.

RESULTS OF OPERATIONS

     The following table summarizes the company's results of operations as a percentage of revenue for the periods indicated:

                                                                    EIGHT MONTHS
                                             TWELVE MONTHS             ENDED
                                            ENDED APRIL 30,         DECEMBER 31,
                                        -----------------------    --------------
                                        1996     1997     1998     1997     1998
                                        -----    -----    -----    -----    -----
Net revenues..........................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues......................   23.4     21.3     20.2     22.9     20.8
                                        -----    -----    -----    -----    -----
Gross profit..........................   76.6     78.7     79.8     77.1     79.2
Sales and marketing...................   38.5     40.1     40.2     43.7     45.1
General and administrative............   19.4     18.4     22.1     30.8     19.8
                                        -----    -----    -----    -----    -----
Income from operations................   18.7%    20.2%    17.5%     2.6%    14.3%
                                        =====    =====    =====    =====    =====
EBITDA................................   26.2%    27.2%    30.2%    10.9%    22.1%
                                        =====    =====    =====    =====    =====

     For the definition of "EBITDA," see the notes to "Selected Historical Consolidated Financial and Other Data."

     Eight Months Ended December 31, 1998 Compared to Eight Months Ended December 31, 1997

     Net revenues increased $8.8 million, or 16.7%, from $52.3 million in the eight months ended December 31, 1997 to $61.1 million in the same period in 1998. We published 84 directories in the eight months ended December 31, 1998 compared to 76 in the same period in 1997. The net revenue growth was due to year to year growth in the same 68 directories published during both periods of $3.3 million, $6.6 million from nine new directories and $3.9 million from seven directories for which the publication date moved into the period; offset by $5.1 million of net revenues associated with eight directories published in the eight months ended December 31, 1997 but not in the same period in 1998.

     As a result of a combination of factors, including the addition of new customers, price increases, increases in the amount of advertising by current customers and new directory features such as colorization of ads, additional ad sizes and additional headings, same book revenue growth for the 68 directories published in both periods was 7.0%.

     Cost of revenues increased $0.7 million, or 5.8%, from $12.0 million in the eight months ended December 31, 1997 to $12.7 million in the same period in 1998. The increase was the result of $1.2 million of costs associated with nine new directories published in the eight months ended December 31, 1998 and $0.7 million in costs associated with seven books published in the eight months ended December 31, 1998, but not in the same period in 1997; offset by $1.2 million of costs associated with eight directories published during the eight months ended December 31, 1997, but not in the same period in 1998. A decrease in direct costs of publishing the same 68 books in the eight months ended December 31, 1998 and 1997 of $0.3 million was substantially offset by increased indirect production costs of $0.2 million.

     As a result of the above factors, gross profit increased $8.0 million, or 20.0%, from $40.3 million in the eight months ended December 31, 1997 to $48.4 million in the same period in 1998. Gross margin increased from 77.1% in the eight months ended December 31, 1997 to 79.2% in the same period in 1998 as a result of reduced production costs and license fees and increased sales on a same directory basis.

     Selling and marketing expenses increased $4.7 million, or 20.5%, from $22.9 million in the eight months ended December 31, 1997 to $27.6 million in the same period in 1998. The increase was attributable to $1.2 million of costs associated with nine new directories, $0.6 million of additional sales costs for the same 68 directories published during both periods, $1.0 million of costs associated with seven directories that published in the eight months ended December 31, 1998 but not in the same period in 1997, $2.0 million of higher sales management costs and a $1.0 million increase in the provision for bad debt for write-offs due primarily to an increase in net revenue. These increases were partially offset by $1.0 million of reduced selling and marketing expenses associated with the eight directories published in the eight months ended December 31, 1997 but not in the same period in 1998. Selling and marketing expense as a percentage of net revenues increased from 43.7% in the eight months ended December 31, 1997 to 45.1% in the same period in 1998 primarily as a result of the reorganization of the company's sales management and the addition of account executives.

     General and administrative expense decreased $4.0 million, or 25%, from $16.1 million for the eight months ended December 31, 1997 to $12.1 million for the same period in 1998 primarily as a result of the contribution of $5.5 million to our Equity Contribution Plan that was made in connection with the recapitalization of our company that was completed in October 1997. There were no such contributions in the eight months ended December 31, 1998. Exclusive of the contribution to our Equity Compensation Plan, general and administrative expenses increased $1.5 million, or 14.3%, from $10.6 million in the eight months ended December 31, 1997 to $12.1 million in the same period in 1998 due primarily to additional professional fees incurred related to the recapitalization of $0.3 million, increased recruiting and temporary employee costs of $0.2 million, internet service related costs of $0.3 million, higher amortization of acquisition related intangibles of $0.2 million, and higher incentive based compensation of $0.2 million.

     As a result of the above factors, income from operations increased $7.4 million, or 544.7%, from $1.4 million in the eight months ended December 31, 1997 to $8.8 million in the same period in 1998. Income from operations as a percentage of net revenues increased from 2.6% in the eight months ended December 31, 1997 to 14.3% in the same period in 1998.

     Interest expense increased $4.4 million, or 59.8%, from $7.4 million in the eight months ended December 31, 1997 to $11.8 million in the same period in 1998.

     Loss before extraordinary item decreased $(3.2) million, or 54.2%, from a loss of $(6.0) million in the eight months ended December 31, 1997 to a loss of $(2.8) million in the same period in 1998.

     Twelve Months Ended April 30, 1998 Compared to Twelve Months Ended April 30, 1997

     Net revenues increased $8.7 million, or 9.5%, from $91.4 million in the twelve months ended April 30, 1997 to $100.1 million in the same period in 1998. We published 139 directories in the twelve months ended April 30, 1998 as compared to 128 in the twelve months ended April 30, 1997. The net revenue growth was due to growth in the same 123 directories of $6.0 million, $0.7 million of revenue from five new directories and $5.7 million of revenue from 11 directories that moved into the period; partially offset by $3.7 million of net revenues associated with five directories that published in the twelve months ended April 30, 1997 but not in the same period in 1998.

     As a result of a combination of factors, including the addition of new customers, price increases, increases in the amount of advertising by current customers and new directory features such as colorization of ads, additional ad sizes and additional headings, same book revenue growth for the 123 directories published in both periods was 6.8%. In addition, the average revenue per account was 6.4% higher in the same books in the twelve months ended April 30, 1998 than in the same period in 1997.

     Cost of revenues increased $0.7 million, or 3.8%, from $19.5 million in the twelve months ended April 30, 1997 to $20.2 million in the same period in 1998. The increase was the result of $0.3 million of costs associated with 5 new directories published during the twelve months ended April 30, 1998, $1.5 million of costs associated with 11 books that published in the twelve months ended April 30, 1998, but not in the same period in 1997 and $137,000 of additional production and distribution overhead costs; offset by $0.5 million of lower costs for the same 123 directories published in both periods and $0.7 million of costs associated with 5 directories published during the twelve months ended April 30, 1997, but not in the same period in 1998. For the same 123 directories that were published in both periods, cost of revenues as a percentage of net revenues decreased from 21.3% in 1997 to 19.7% in 1998, primarily due to a decrease in printing and production costs and license fees.

     As a result of the above factors, gross profit increased $8.0 million, or 11.1%, from $71.9 million in the twelve months ended April 30, 1997 to $79.9 million in the same period in 1998. Gross margin increased from 78.7% in the twelve months ended April 30, 1997 to 79.8% in the twelve months ended April 30, 1998 as a result of reduced printing and production costs and license fees and increased sales on a same directory basis.

     Selling and marketing expense increased $3.7 million, or 10.0%, from $36.6 million in the twelve months ended April 30, 1997 to $40.3 million in the same period in 1998. The increase was attributable to $0.3 million of costs associated with 5 new directories, $1.9 million of additional sales costs on the same 128 directories, $1.4 million of costs associated with 11 books that published in the twelve months ended April 30, 1998 but not in the same period in 1997, $468,000 of higher sales management costs, and a $368,000 increase in the provision for bad debt for write-offs due to the change in the mix of directories published in the twelve months ended April 30, 1998 as compared to the same period in 1997.

     These increases were partially offset by $0.7 million of reduced selling and marketing expenses associated with the five directories that published in the twelve months ended April 30, 1997 but not in the same period in 1998. Selling and marketing expense as a percentage of net revenues increased slightly from 40.1% in the twelve months ended April 30, 1997 to 40.2% in the same period in 1998.

     General and administrative expense increased $5.3 million, or 31.6%, from $16.8 million in the twelve months ended April 30, 1997 to $22.1 million in the same period in 1998 as a result of a contribution to our Equity Compensation Plan of $5.5 million made on October 1, 1997 in connection with the recapitalization of our company. There were no such contributions in the twelve months ended April 30, 1997.

Exclusive of the contribution to the Equity Compensation Plan, general and administrative expenses decreased $233,000 as a result of general cost containment measures by the company. General and administrative expense as a percentage of net revenues increased from 18.4% in the twelve months ended April 30, 1997 to 22.1% in the same period in 1998.

     As a result of the above factors, income from operations decreased $1.0 million, or 5.2%, from $18.5 million in the twelve months ended April 30, 1997 to $17.5 million in the same period in 1998. Income from operations as a percentage of net revenues decreased from 20.2% in the twelve months ended April 30, 1997 to 17.5% in the same period in 1998.

     Interest expense increased $5.6 million, or 71.3%, from $7.8 million in the twelve months ended April 30, 1997 to $13.4 million in the same period in 1998.

     Income before extraordinary item decreased $6.5 million, or 60.8%, from $10.7 million in the twelve months ended April 30, 1997 to $4.2 million in the same period in 1998.

     Twelve Months Ended April 30, 1997 Compared to Twelve Months Ended April 30, 1996

     Net revenues increased $13.7 million, or 17.6%, from $77.7 million in the twelve months ended April 30, 1996 to $91.4 million in the same period in 1997. We published 128 directories in the twelve months ended April 30, 1997 as compared to 118 directories in the same period in 1996. The net revenue growth was due to $9.5 million from 21 new directories published in the twelve months ended April 30, 1997, an increase in net revenues of $5.6 million in the same 106 directories published in both periods, and $2.0 million from the second publication of a directory during the twelve months ended April 30, 1997; offset by $3.4 million of net revenues associated with 12 directories published in the twelve months ended April 30, 1996 but not in the same period in 1997.

     As a result of a combination of factors, including the addition of new customers, price increases, increases in the amount of advertising by current customers and new directory features such as colorization of ads, additional ad sizes and additional headings, same book revenue growth for the 106 directories published in both periods was 7.8%. In addition, the average revenue per account was 4.8% higher in the twelve months ended April 30, 1997 than in the same period in 1996.

     Cost of revenues increased $1.3 million, or 7.1%, from $18.2 million in the twelve months ended April 30, 1996 to $19.5 million in the same period in 1997. The increase was the result of $2.7 million of costs associated with 21 new directories published in the twelve months ended April 30, 1997 and $0.5 million of additional production and distribution overhead costs; offset by $1.0 million of lower costs for the same 106 directories published in both the twelve months ended April 30, 1997 and 1996, and $0.9 million of costs associated with 12 directories published during the twelve months ended April 30, 1996, but not in the same period in 1997. For the same 106 directories that were published in both years, cost of revenues as a percentage of net revenues improved from 23.4% in the twelve months ended April 30, 1996 to 21.3% in the same period in 1997, primarily due to a decrease in printing and production costs and license fees.

     As a result of the above factors, gross profit increased $12.4 million, or 20.8%, from $59.5 million in the twelve months ended April 30, 1996 to $71.9 million in the same period in 1997. Gross margin increased from 76.6% in the twelve months ended April 30, 1996 to 78.7% in the same period in 1997 as a result of reduced printing and production costs and license fees and increased sales on a same directory basis.

     Selling and marketing expense increased $6.7 million, or 22.5%, from $29.9 million in the twelve months ended April 30, 1996 to $36.6 million in the same period in 1997. The majority of the increase was attributable to increased sales staffing for new and acquired directories, the establishment of a permanent sales office in the Nashville, Tennessee market and an increase in the provision for bad debt for write-offs on directories expected to be published in the twelve months ended April 30, 1995. Selling and marketing expense as a percentage of net revenues increased from 38.5% in the twelve months ended April 30, 1996 to 40.1% in the same period in 1997.

     General and administrative expense increased $1.7 million, or 11.6%, from $15.1 million in the twelve months ended April 30, 1996 to $16.8 million in the same period in 1997, primarily as a result of increased depreciation and amortization. General and administrative expense as a percentage of net revenues decreased from 19.4% in the twelve months ended April 30, 1996 to 18.4% in the same period in 1997.

     As a result of the above factors, income from operations increased $3.9 million, or 26.9%, from $14.5 million in the twelve months ended April 30, 1996 to $18.5 million in the same period in 1997. Income from operations as a percentage of net revenues increased from 18.7% in the twelve months ended April 30, 1996 to 20.2% in the same period in 1997.

     Interest expense increased $1.2 million, or 17.9%, from $6.6 million in the twelve months ended April 30, 1996 to $7.8 million in the same period in 1997.

     Income before extraordinary item increased $2.4 million, or 29.0%, from $8.3 million in the twelve months ended April 30, 1996 to $10.7 million in the same period in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Capital expenditures were $0.5 million, $1.0 million and $1.0 million for the twelve months ended April 30, 1996, 1997 and 1998, respectively and $0.7 million and $0.8 million in the eight months ended December 31, 1997 and 1998 respectively. Capital spending is used largely for computer hardware and software upgrades for the maintenance of production and operating systems. As of December 31, 1998, we did not have any material commitments for capital expenditures.

     Through our focus on increasing customer advance payments and the acceleration of cash receipts, we have been able to reduce working capital requirements despite strong revenue growth. Net accounts receivable, which represents the largest component of working capital, increased to $26.1 million as of April 30, 1998 compared to $23.3 million as of April 30, 1997 and $21.4 million as of April 30, 1996. Net accounts receivable was $20.9 million as of December 31, 1998. Advance payments as a percentage of net revenues increased from 41.0% for the twelve months ended April 30, 1996 to 45.1% for the same period in 1997 and 45.9% in the same period in 1998. Advance payments in the eight months ended December 31, 1998 were 47.4% of net revenues compared to 47.3% in the same period in 1997. Working capital increased $5.4 million as of April 30, 1998 compared to April 30, 1997 primarily due to the reduction in the current maturity of debt due to the recapitalization of our company completed in October 1997. Working capital increased $11.3 million as of December 31, 1998 as compared to December 31, 1997 due to drawing on our revolving credit facility in anticipation of payment for directories acquired in early 1999. Working capital decreased $2.0 million for the twelve months ended April 30, 1997 due to increased current debt related to the refinancing completed in the twelve months ended April 30, 1996.

     Net cash provided by operating activities was approximately $13.1 million, $15.3 million and $15.7 million in the twelve months ended April 30, 1996, 1997 and 1998, respectively. The increase from 1996 to 1997 was primarily related to the $3.8 million increase in net income and increased non-cash charges for depreciation, amortization and provision for bad debt along with an approximate $1.0 million reduction in write-offs of doubtful accounts to an amount which is in line with normal levels associated with the growth in revenue. Also, the use of cash in the twelve months ended April 30, 1997 from increased trade receivables associated with higher revenues was partially offset by the timing impact of accrued interest and accounts payable balances totaling $1.9 million. The $0.4 million increase in operating cash flows from 1997 to 1998 resulted from a combination of large offsetting cash flows. Net cash provided by operating activities was $9.1 million and $4.5 million in the eight months ended December 31, 1997 and 1998, respectively, the decrease resulting primarily from higher payments for interest and other current liabilities in 1998 compared to 1997.

     Net cash used for investing activities was approximately $(5.7) million, $(3.6) million and $(9.2) million in the twelve months ended April 30, 1996, 1997 and 1998, respectively. The decrease from 1996 to 1997 was caused by reduced directory asset purchases compared to the twelve months ended April 30, 1996 and refinancing costs in 1996 which did not recur in 1997. The increase in the twelve months ended April 30, 1998 was primarily a result of increased directory acquisition related payments relative to 1997. Net cash used by investing activities was $12.9 million and $22.1 million in the eight months ended December 31, 1997 and 1998, respectively, with the increase resulting primarily from increased directory acquisition related payments in comparison to 1997.

     Net cash provided (used) for financing activities was approximately $(7.0) million, $(11.8) million and $(6.2) million in the twelve months ended April 30, 1996, 1997 and 1998, respectively. The increased use from 1996 to 1997 was caused by a decrease in the net proceeds of long term debt as the twelve months ended April 30, 1997 did not include any refinancing activity. The decrease in funds in the twelve months ended April 30, 1998 relates directly to the recapitalization of our company in October 1997. Net cash provided by financing activities was $9.4 million and $30.2 million in the eight months ended December 31, 1997 and 1998, respectively, the increase resulting from the issuance of the Series B 9 5/8% Senior Subordinated Notes due 2007 in 1998.

     In connection with the recapitalization of our company in October 1997, we incurred significant debt. As of December 31, 1998 we had total outstanding long term indebtedness of $210 million, including $140 million of Series B and C
9 5/8% Senior Subordinated Notes due 2007, and $68 million of outstanding borrowings under the senior credit facility, which ranks senior to the Series B and C notes. We had $40.0 million of additional borrowing availability under the Senior Credit Facility, none of which was outstanding at December 31, 1998.

     Our principal sources of funds are cash flows from operating activities and $40.0 million of available funds under our revolving credit facility. Based upon the successful implementation of management's business and operating strategy, we believe that these funds will provide us with sufficient liquidity and capital resources to meet our current and future financial obligations, including the payment of principal and interest on our notes, as well as to provide funds for our working capital, capital expenditures and other needs. Our future operating performance will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. There can be no assurance that such sources of funds will be adequate and that we will not require additional capital from borrowings or securities offerings to satisfy such requirements. In addition, we may require additional capital to fund future acquisitions and there can be no assurance that such capital will be available.

     In connection with our strategy of growing revenues from existing directories, we have increased our sales force from 223 employees at April 30, 1993 to 532 at December 31, 1998. We seek to continue to increase the absolute size of our sales force, however, exclusive of the effect of the increase in the sales force due to acquisitions, we currently do not believe that our sales force will increase at a rate equal to the percentage increase from 1993 to 1998. The Company does not believe that increases in the number of its sales personnel will materially impact its liquidity.

YEAR 2000 READINESS STATEMENT

     We have a Year 2000 ("Y2K") project team focusing on four key readiness areas:

     - business computer systems -- addressing hardware and software used in our core operations;

     - computing infrastructure -- addressing network servers, operating software, voice networks, and phones;

     - end user computing -- addressing hardware and software used in our ancillary operations; and

     - vendors/ suppliers -- addressing the preparedness of our key suppliers.

     For each readiness area, we are performing risk assessment, conducting testing, and remediation, either retirement, replacement or conversion, developing contingency plans to mitigate known risk, and communicating with employees, suppliers, and other third parties to raise awareness of the Y2K problem.

     Business Computer Systems, Computing Infrastructure, and End User Computing Readiness Programs. We, with the assistance of third parties, are conducting an assessment of internal applications and computer hardware. Some software applications already are or have been made year 2000 compliant and resources have been assigned to address other applications based on their importance and the time required to make them Y2K compliant. All software remediation, Y2K compliance evaluation of hardware, including routers, telecommunication equipment, workstations and other items is expected to be completed by August 1999.

     In addition to applications and information technology hardware, we are developing remediation/contingency plans for embedded systems, facilities and other operations, such as financial and banking systems.

     Vendors/Suppliers Readiness Program. This program focuses on minimizing the risks associated with key suppliers. We have identified key suppliers and are in the process of contacting them to solicit information on their Y2K readiness. To date, we have received some responses, most of which indicate that the suppliers are in the process of developing remediation plans. We are also developing supplier action lists and contingency plans for key suppliers.

     We estimate that total Y2K costs will be approximately $0.7 million. Y2K costs to be incurred by the end of the first quarter of 1999 will be approximately $0.5 million. Management intends to periodically refine these estimates over time as it continues to assess and develop alternatives. There can be no assurance, however, that there will not be a delay in or increased costs associated with, the programs described in this section.

     Since the programs described in this section are ongoing, management has not yet identified all potential Y2K complications. Therefore, the potential impact of these complications on our financial condition and results of operations cannot be determined at this time. If computer systems used by us or our suppliers, the performance of products provided to us by our suppliers, or the software applications we use to produce our products fail or experience significant difficulties related to Y2K, our results of operations and financial condition could be materially adversely affected. See "Risk Factors -- We May Be Adversely Affected if Our Year 2000 Remediation Efforts Are Not Successful."

                                    BUSINESS

     We are one of the largest independent yellow pages directory publishers in the United States. We own 208 directories which serve communities in the 16 states of Alabama, California, Connecticut, Georgia, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, New York, Ohio, Oklahoma, Pennsylvania, Tennessee and Texas. Our revenues are derived from the sale of advertising to a diversified base of over 106,000 accounts, consisting primarily of small to medium-sized local businesses. In counting our number of accounts, we count a single customer that advertises in more than one directory as a separate account for each directory in which it advertises. Yellow pages are an important advertising medium for local businesses due to their low advertising cost, widespread distribution, lasting presence, and high consumer usage.

     Since 1993, our management team has successfully executed its strategy of growing revenues from existing directories, improving operating efficiency, accelerating cash flows and starting and acquiring new directories. Over this period, we increased average revenue per account from $789 for year ended April 30, 1993 to $1,106 for the eight months ended December 31, 1998 and increased our number of directories from 90 as of April 30, 1993 to 175 as of December 31, 1998, driving our net revenues from $54.9 million for the year ended April 30, 1993 to $100.1 million for the year ended April 30, 1998 and $61.1 million for the eight months ended December 31, 1998, and our EBITDA from $3.2 million for the year ended April 30, 1993 to $30.2 million for the year ended April 30, 1998 and $13.6 million for the eight months ended December 31, 1998.

RECENT ACQUISITIONS

     Since the recapitalization of our company, completed in October 1997, we have acquired 50 directories in Alabama, Georgia, Michigan, Ohio, New York, Pennsylvania, Texas, and Tennessee:

     Mast. On February 2, 1998, we acquired eight directories from Mast Advertising and Publishing, Inc. for an aggregate consideration of approximately $8.4 million. Six of the acquired directories are located in northern Ohio and southern Michigan and serve the Toledo and Columbus areas, and two of the acquired directories are contiguous with the Nashville, Tennessee market. The eight directories generated approximately $4.7 million of net revenue in 1997. We recently completed publishing all of these directories for the first time since the acquisition in 1998 and recorded revenues of $5.0 million, or an increase of 6.4%.

     Target. On July 16, 1998, we acquired two directories through our acquisition of all of the outstanding capital stock of Target Directories of Michigan, Inc. for approximately $5.4 million in cash, $0.8 million of which was delivered into an escrow account to be used to satisfy indemnification obligations, if any, of the sellers. The acquired directories serve the Lenawee County, Michigan, Hillsdale County, Michigan and Branch County, Michigan areas. The 1997 editions of these directories generated approximately $2.2 million in net revenue.

     M&M. On November 23, 1998, we acquired three directories from M&M Publishing, Inc. for approximately $1.2 million, subject to adjustment. The three directories generated approximately $0.6 million of net revenue in 1998. The acquired directories serve the Wayne County, Pennsylvania, Pike County, Pennsylvania and Sullivan County, New York areas.

     Universal. On November 30, 1998, we acquired four directories from Universal Phone Books, Inc. and Universal Phone books of Jackson, Inc. for approximately $15.3 million. The purchase price consisted of approximately $13.3 million of cash and a $2.0 million promissory note, subject to adjustment based on the actual collections of accounts receivable during the 18 month period following the consummation of the acquisition.

     The acquired directories serve the cities of Ann Arbor and Jackson, Michigan and the following counties of Michigan: Washtenaw, Jackson, Saginaw, Midland, Bay, Ingham, Eaton and Clinton. Three area sales managers and 37 account executives associated with the acquired directories were retained. The four directories generated approximately $7.1 million of net revenue in 1998.

     United. On January 5, 1999, we purchased 14 directories from United Directory Services, Inc. for approximately $17.0 million. The purchase price consisted of $12.3 million in cash, a promissory note for $2.0 million, due in eighteen months, subject to adjustment based upon the actual collections of accounts receivable outstanding as of the closing during such period, and contingent payments paid over a period of three years not to exceed an additional $2.7 million based upon the contribution margin of a prototype directory acquired in Austin, Texas. The acquired directories serve the greater Ft. Worth, San Antonio and Austin, Texas areas. The area sales managers and approximately 40 account executives associated with the acquired directories were retained. The fourteen directories generated approximately $7.7 million of net revenue in 1998.

     Lambert. On January 8, 1999, we purchased eight directories from Lambert Publishing for approximately $11.0 million. The purchase price consisted of $9.5 million in cash, a promissory note of $1.0 million due in eighteen months, subject to adjustment based upon the actual collections of accounts receivable outstanding as of the consummation of the acquisition, and a $0.5 million contingent payment based upon the performance of the subsequent years directories exceeding a specific revenue forecast. The acquired directories serve the central Georgia area and Alabama. Approximately 25 account executives associated with the acquired directories were retained. The eight directories generated approximately $4.0 million of net revenue in 1998.

     Southern. On January 15, 1999, we purchased seven directories from Southern Directories Publishing, Inc. for approximately $5.2 million in cash. The acquired directories serve the central Georgia area. One area sales manager and approximately five account executives associated with the acquired directories were retained. The seven directories generated approximately $2.0 million of net revenue in 1998.

     Orange Line. On February 15, 1999, we purchased four directories from Call It, Inc. for approximately $1.1 million in cash and $0.2 million in cash held in escrow for six months to be released upon the expiration of the representation and warranty period of the purchase agreement. The acquired directories serve the northern Ohio area. Approximately seven account executives associated with the acquired directories were retained. The four directories generated approximately $1.1 million of net revenue in 1998.

INDUSTRY OVERVIEW

     The United States yellow pages directory industry generated revenues of approximately $11.4 billion in 1997, with circulation of approximately 350 million directories. Yellow pages directories are published by both telephone utilities and, in many markets, independent directory publishers, such as us, which are not affiliated with the telephone service provider. More than 250 independent directory publishers circulated over 100 million directories and generated an estimated $722 million in revenues during 1997. Between 1992 and 1997, while industry-wide yellow pages advertising revenues grew at a compound annual rate of 4.2%, advertising revenues of independent directories grew at a compound annual rate of approximately 6.4%. Concurrent with the overall expansion of the yellow pages advertising market, independent directory publishers have steadily increased their market share from 5.7% in 1992 to 6.4% in 1997. This has occurred because the diverse needs of both consumers and advertisers are often not satisfied by a single utility directory.

     Yellow pages directories accounted for approximately 6.1% of total advertising spending in 1997 and compete with all other forms of media advertising, including television, radio, newspapers and direct mail. In general, media advertising may be divided into three categories:

     - market development or image advertising such as television, radio and newspaper advertisements;

     - direct response sales promotion such as direct mail; and

     - point of purchase or directional advertising such as classified directories.

Yellow pages directories are primarily directional advertising because they are used either at home or in the workplace when consumers are contemplating a purchase or in need of a service.

     Yellow pages advertising expenditures tend to be more stable than other forms of media advertising and do not fluctuate widely with economic cycles. Yellow pages directory advertising is considered a "must buy" by many small and medium-sized businesses since it is often their principal means of soliciting customers. The strength of the yellow pages as compared to other forms of advertising lies in its consumer reach, lasting presence and cost-effectiveness. Yellow pages are present in nearly every household and business in the United States. Once an advertisement is placed in a directory, it remains within reach of its target audience until the directory is replaced with the next annual edition or discarded.

     The independent publisher segment of the yellow pages industry is highly fragmented and growing. There are approximately 250 independent yellow pages publishers in the United States and the five largest independent publishers accounted for 67% of 1997 revenues in the independent publisher segment. Successful independent publishers effectively compete with telephone utilities by differentiating their product based on geographical market segmentation, pricing strategy and enhanced product features. To maximize both advertiser value and consumer usage, independent directory publishers target their directory coverage areas based on consumer shopping patterns. In contrast, most directories published by telephone utilities coincide with their telephone service territories, which may incorporate multiple local markets or only portions of a single market. Also, independent publishers generally offer yellow pages advertisements at a significant discount to the price that competing telephone utilities usually charge. As a result, independent yellow pages directories allow local advertisers to better target their desired market and are often more useful for consumers.

     Independent yellow pages publishers generally compete in suburban and rural markets more than major urban markets, where the high distribution quantities for each edition create a barrier to entry. In most markets, independent directory publishers compete with the telephone utility and with one or more independent yellow pages publishers. In markets where two or more directory publishers compete, advertisers frequently purchase advertisements in multiple directories.

     In some markets, independent directory publishers compete by "overscoping" multiple telephone utilities. Overscoping refers to publishing a directory which encompasses the service territories of two or more telephone utilities. For example, an independent publisher may publish a single overscoped directory which provides coverage of an entire county that also contains three smaller utility books corresponding to different telephone service territories. The overscoped directory provides advertisers with a lower cost, more efficient means to reach the entire area, and provides consumers with the most complete yellow pages resource for the area.

     In other markets, independent directory publishers compete by "underscoping" a utility company's directory. For example, an independent publisher may publish multiple smaller community directories which provide targeted local coverage in an area in which a utility publishes a single directory to cover an entire county consisting of many discrete communities. Underscoping provides more efficient advertising for certain types of local businesses for whom advertising outside the immediate community is unproductive, and for consumers interested in local services, the community directory frequently represents a more convenient and relevant source of information than the county-wide directory.

     Independent directory publishers also distinguish their directories from the telephone utility directories on the basis of advertisement pricing. The independents typically price advertising at a significantly lower rate than the utility directories in the same market areas. Advertising rates are specifically tailored to reflect the different size, market position, stage of development and penetration rate of each directory. As a result, businesses generally are able to place either multiple advertisements or a larger advertisement in an independent directory for the same price as a single advertisement in the telephone utility's directory.

OPERATING STRENGTHS

     We believe that we benefit from the following operating strengths:

     High Revenue Stability and Account Renewal Rates. Our high revenue renewal and account retention rates, which averaged 86% and 76%, respectively, during the last five years ended April 30, 1998 and 86% and 74%, respectively, for the eight months ended December 31, 1998, have provided considerable revenue and profit stability and form a strong base of business from which to grow. For many local businesses, yellow pages directory advertising is their principal form of advertising and provides an effective means of reaching their potential customers. Also, advertisement placement within a directory is based on size and seniority, and therefore advertisers have a strong incentive to increase the size of their advertisements and to renew their advertising program. In addition, advertisers are reluctant to cancel their advertising programs when their local competition is well-represented in that directory.

     Geographic, Directory, Industry and Account Diversity. Our 208 directories serve communities in 16 states across the country. No single directory accounted for more than

5% of net revenues for the year ended April 30, 1998 or 7.4% for the eight months ended December 31, 1998. Our over 106,000 accounts represent a wide variety of service, retailing and other businesses and our top 1,000 accounts represented less than 17% of our net revenues for the year ended April 30, 1998. This high level of diversification reduces our exposure to adverse regional economic conditions and enhances revenue and cash flow stability.

     Favorable Cash Flow Characteristics. Our favorable cash flow characteristics result from our stable revenues, high level of advance payments, predictable cost structure, low working capital investment and minimal capital expenditure needs. During the year ended April 30, 1998 and the eight months ended December 31, 1998, we collected approximately 46% and 56%, respectively, of our net revenues prior to publication of our directories, up from approximately 26% in the year ended April 30, 1993. In addition to collecting higher levels of advance payments, we shortened customer payment terms and reduced credit exposure to our smallest customers. Further, our capital expenditures have averaged approximately $750,000 per year over the last five years ended April 30, 1998 and were $824,000 for the eight months ended December 31, 1998.

     Proven, Experienced Management. We have a proven senior management team with extensive experience in the yellow pages business. Since 1993, management has demonstrated the ability to grow our company profitably while we have had significant financial leverage. Collectively, management owns approximately 9% of Holdings and also participates in a substantial equity-based incentive program tied to our successful long-term performance.

BUSINESS STRATEGY

     Our strategy is to capitalize on our operating structure, consisting of a decentralized sales force and centralized production and administrative operations, in order to grow our position as a leading independent yellow pages publisher. This strategy recognizes the inherent operating leverage of established directories where production and administrative costs are largely fixed, resulting in high marginal profit from incremental sales. At the same time, our focus on continuous process improvements has significantly expanded capacity without increasing production costs, establishing a platform to start and acquire directories in a highly profitable manner. Specific elements of our business strategy are as follows:

     Grow Revenues from Existing Directories. We believe there are opportunities to increase revenues from both existing advertisers and new accounts. Specific initiatives include:

     - cross-selling advertisers into multiple directories;

     - encouraging customers to purchase larger advertisements or advertisements under multiple headings within the same directory;

     - introducing new premium advertising features, including color, at premium prices; and

     - offering Internet directory listings.

     We also utilize our proprietary database to increase our customer penetration by systematically targeting potential customers and converting them into new advertisers. To support this strategy, we have expanded our sales force from 223 employees at April 30, 1993 to 532 at December 31, 1998, representing an increase of approximately 238%. We believe that new account growth drives long term profitability and improves the quality of our directories. In connection with this strategy, we seek to continue to increase the absolute size of our sales force. Exclusive of the effect of the increase in the sales force due to acquisitions, we currently do not believe that our sales force will increase at a rate equal to the percentage increase from 1993 to 1998.

     Improve Operating Efficiency. We work to continuously improve our production processes and systems in order to increase our operating efficiency. We have created a team-oriented environment focused on managing costs, streamlining processes and cross-training personnel to adjust to fluctuations in production levels. These efforts have resulted in increased capacity and lower production costs.

     Accelerate Cash Flows. We continue to focus on increasing the amount of cash we collect from advertisers prior to the publication of each directory. Increasing advance payments and shortening customer payment terms:

     - reduces our investment in working capital;

     - decreases collection and bad debt costs; and

     - permits us to finance the introduction of new directories from internally generated funds.

For the year ended April 30, 1998 and the eight months ended December 31, 1998, we collected approximately 46% and 56%, respectively, of our net revenues prior to publication of our directories, up from approximately 26% for the year ended April 30, 1993. For the year ended April 30, 1998 and the eight months ended December 31, 1998, our average net accounts receivable turnover, net of advance payments, was approximately 177 and 159 (annualized) days, respectively. Accounts receivable as a percentage of our revenue decreases as we increase the percentage of our net revenues that we collect prior to directory publication.

     New Directory Growth. Our strategy includes growth through new directory start-ups and selective acquisitions. We minimize start-up risks by launching new directories in areas contiguous to our existing markets where we have existing sales infrastructure and local recognition and where existing customers can provide an initial revenue base. Since 1993, we have introduced 30 new "fill-in" directory start-ups and since the recapitalization of our company in October 1997 we have acquired 50 directories.

MARKETS SERVED

     We publish 208 yellow pages directories serving distinct communities in 16 states, including Alabama, California, Connecticut, Georgia, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, New York, Ohio, Oklahoma, Pennsylvania, Tennessee and Texas. Our directories are generally well-established in our local communities and are clustered in contiguous geographic areas to create a strong local market presence and to achieve selling efficiencies.

     Our net revenues are not materially concentrated in any single directory, industry, geographic region or customer. For the year ended April 30, 1998, we served approximately 97,000 active accounts with our top 1,000 accounts representing less than

17% of net revenues and no single directory accounting for more than 5% of net revenues. Approximately 94% of our net revenues are derived from local accounts with the remainder coming from national companies advertising locally. Our high level of diversification reduces exposure to adverse regional economic conditions and provides additional stability in operating results.

     During the year ended April 30, 1998, we published 139 directories. Our geographic diversity is evidenced in the following table:

                           NUMBER OF DIRECTORIES PUBLISHED                 NET REVENUES
                           --------------------------------   --------------------------------------
                            94     95     96     97     98     94      95      96      97       98
                           ----   ----   ----   ----   ----   -----   -----   -----   -----   ------
                                                                      (DOLLARS IN MILLIONS)
REGION
Northeast................   37     39     42     45     46    $26.2   $29.2   $33.1   $38.0   $ 39.1
Central..................   26     28     35     42     50     11.2    12.5    14.8    19.7     23.5
Southwest................   19     22     23     23     24     16.0    18.2    19.7    22.0     24.8
West.....................   15     17     18     18     19      8.8     9.9    10.1    11.7     12.7
                           ---    ---    ---    ---    ---    -----   -----   -----   -----   ------
         Total...........   97    106    118    128    139    $62.2   $69.8   $77.7   $91.4   $100.1
                           ===    ===    ===    ===    ===    =====   =====   =====   =====   ======

PRODUCTS

     Our yellow pages directories are designed to meet the informational needs of consumers and the advertising needs of local businesses. Each directory consists of:

     - a yellow pages section containing display advertisements and a listing of businesses by various headings;

     - a white pages section listing the names, addresses, and phone numbers of residences and businesses in the area served;

     - a community information section providing reference information about general community services such as listings for government offices, schools and hospitals; and

     - a map of the geographic area covered by the directory.

     Advertising space is sold throughout the directory, including in-column and display advertising space in the yellow pages, bold listings and business card listings in the white pages, banner advertising in the community pages, and image advertisements on the front, back, inside, and outside covers. We also have the production capacity to include options such as full color advertisements which generate significantly higher advertising rates. This diversity of product offerings enables us to create customized advertising programs that are responsive to specific customer needs and financial resources.

     Our directories are an efficient source of information for consumers. With over 2,000 headings in our directories and an expansive list of businesses by heading in each local market, our directories are both comprehensive and conveniently organized. We believe that the completeness and accuracy of the data in a directory is essential to consumer acceptance.

     Although we remain primarily focused on our printed directories, we have recently initiated an Internet directory service. We entered into a strategic alliance with InfoSpace, Inc. to offer electronic directory services in each of our local markets. Under this strategic alliance, InfoSpace, Inc. is responsible for the technical aspects of the alliance. We are responsible for selling advertisement space in the electronic directory. This arrangement enables us to avoid technical risks which we are not presently staffed to manage and permits us to participate in any opportunities that develop through the Internet. We believe that our experience, reputation and account relationships within our local markets will help us successfully market this service. We began to test market our Internet product in March of 1998 in Houston, TX and Nashville, TN and since then have test marketed our Internet product in additional markets. Although the growing use of the Internet has not had an appreciable impact on us to date, we have not yet determined how, if at all, the Internet will impact our performance, prospects or operations. We cross promote our Internet service and our printed directories. Our website is at http://www.transwesternpub.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

SALES AND MARKETING

     Yellow pages marketing is a direct sales business which requires both servicing existing accounts and developing new customers. Repeat customers comprise our core account base and a number of these customers have advertised in our directories for many years. For the years ended April 30, 1997 and 1998, accounts representing 85.3% and 87.2%, respectively, of the prior year's net revenues have renewed their advertising program in the current edition of each directory. Management believes that this high revenue renewal rate reflects the importance of our directories to our local accounts for whom yellow pages directory advertising is a principal form of advertising. In addition, yellow pages advertising often comprises an integral part of the local advertising strategy for larger national companies operating at the local level. Advertisers have a strong incentive to increase the size of their advertisement and to renew their advertising programs because advertisements are placed within each heading of a directory based first on size then on seniority. Generally, larger advertisements are more effective than smaller advertisements and advertisements placed near the beginning of a heading generate more responses than similarly sized advertisements placed further back in the heading.

     We also build on our account base by generating new business leads from multiple sources including a comprehensive compilation of data about individual company advertising expenditures in competitive yellow page directories. We have developed a proprietary database of high potential customers based on each individual customer's yellow page advertising expenditures and focus our sales resources on those potential customers. In support of this strategy, we have expanded our sales force from 223 employees at April 30, 1993 to 532 at December 31, 1998, representing an increase of approximately 139%. Management has observed a direct correlation between adding new sales force employees and revenue growth.

     We employ four executive vice presidents and 64 regional, district and area sales managers who, together, are responsible for supervising the activities of the account executives. Our 532 account executives generate virtually all of our revenues and are responsible for servicing existing advertising accounts and developing new accounts within their assigned service areas.

     We have well-established practices and procedures to manage the productivity and effectiveness of our sales force. All new account executives complete a formal two-week training program and receive continuous on-the-job training through the regional sales management structure. Each account executive has a specified account assignment consisting of both new business leads and renewal accounts and is accountable for daily, weekly and monthly sales and advance payment goals. Account executives are compensated in the form of base salary, commissions and car allowance. Approximately 50% of total account executive compensation is in the form of commissions, such that sales force compensation is largely tied to sales performance and account collection. As of December 31, 1998, we employed approximately 819 people, 642 of whom were engaged in sales and sales support functions.

     The sales cycle of a directory varies based on the size of the revenue base and can extend from a few weeks to as long as nine months. Once the canvass of customers for a directory is completed, the directory is "closed" and the advertisements are assembled into directories in the production cycle.

PRODUCTION AND DISTRIBUTION

     We develop a production planning guide for each directory, which is a comprehensive planning tool setting forth production specifications and the cost structure for that directory. Each production planning guide is incorporated into our annual production schedule and serves as the foundation for our annual budgeting process. Although we view our directories as annual publications, the actual interval between publications may vary from 11 to 13 months. New directory starts can be incorporated into the production schedule without significant disruption because directory production is staggered throughout the year. As of December 31, 1998, we had a production staff of approximately 111 full-time employees.

     Prior to 1995, we purchased specialized yellow pages data processing services from a third-party provider to supplement our own internal information processing and management functions. In 1995, we began eliminating a substantial portion of third-party information processing services by internally generating leads and processing white pages and yellow pages with our own management information systems.

     Major production initiatives since 1994 which have resulted in significant savings, include:

     - the conversion of yellow pages processing from a third-party vendor to an internal process;

     - the internal production of all in-column and display advertising graphics and elimination of all third-party vendor graphic costs;

     - internal processing of sales leads and elimination of third-party lead processing costs;

     - the re-negotiation and reduction of third-party charges for keying data;

     - the internal typesetting of pages;

     - the internal production of community pages; and

     - direct production cost reductions for white pages processing and cover graphics.

     Our current production process includes post-sales, national sales order processing, advertisement design and manufacturing, white pages licensing and production, yellow pages production, community pages production and pagination. Production operations are primarily managed in-house to minimize costs and to assure a high level of accuracy.

     After the in-house production process is complete, the directories are then sent to outside vendors to be printed. We do not print any of our directories but instead contract with a limited number of printers to print and bind our directories. We contract with two outside vendors to distribute our directories to each business and residence in our markets.

RAW MATERIALS

     Our principal raw material is paper. We used approximately 16.4, 17.6, 18.2, 10.9 million pounds of directory grade paper for the years ended April 30, 1996, 1997, 1998 and the eight months ended December 31, 1998, respectively, resulting in a total cost of paper during such periods of approximately of $6.0 million, $5.8 million, $5.7 million and $4.3 million, respectively. We do not purchase paper directly from the paper mills; instead, our printers purchase the paper on our behalf at prices negotiated by us.

COMPETITION

     The yellow pages directory advertising business is highly competitive. There are over 250 independent publishers operating in competition with the regional Bell operating companies and other telephone utilities. In most markets, we compete not only with the local utilities, but also with one or more independent yellow pages publishers. Other media in competition with yellow pages for local business and professional advertising include newspapers, radio, television, billboards and direct mail.

INTELLECTUAL PROPERTY

     We have registered one trademark and one service mark used in our business. In addition, each of our publications is protected under Federal copyright laws. Telephone utilities are required to license directory listings of names and telephone numbers that we then license for a set fee per name for use in our white pages listings. Total licensing fees paid by us were $1.1 million and $0.4 million in the year ended April 30, 1998 and eight months ended December 31, 1998, respectively. In addition, we believe that the phrase "yellow pages" and the walking fingers logo are in the public domain in the United States. Otherwise, we believe that we own or license the intellectual property rights necessary to conduct our business.

PROPERTIES

     We house our corporate, administrative and production staff at our headquarters located at 8344 Clairemont Mesa Boulevard, San Diego, California. Information as of December 31, 1998 relating to our corporate headquarters and other regional sales offices is set forth in the following table:

                                                          SQUARE       TERM       DESCRIPTION OF
           LOCATION                      ADDRESS          FOOTAGE   EXPIRATION          USE
           --------              -----------------------  -------   ----------   -----------------
San Diego, CA..................  8344 Clairemont Mesa     35,824     10/31/03    Corporate/Office/
                                   Boulevard                                     Sales/Production
Jackson, MI....................  2 Universal Way          10,500     11/30/99      Sales Office
Houston, TX....................  11243 Fuqua               9,600      3/31/01      Sales Office
Elmsford, NY...................  150 Clearbrook Road       8,775     12/31/00      Sales Office
Albany, NY.....................  501 New Karner Road,      7,565      3/31/99      Sales Office
                                   Suite 1
Poughkeepsie, NY...............  4 Jefferson Street,       6,210     12/31/03      Sales Office
                                 #500
Bedford, TX....................  4001 Airport Fwy.,        5,697      7/31/00      Sales Office
                                   Suite 230
Louisville, KY.................  2300 Envoy Circle,        6,514      3/31/02      Sales Office
                                   #2301
Stamford, CT...................  333 Ludlow Street         4,895      8/31/02      Sales Office
Indianapolis, IN...............  2601 Fortune Circle, E    3,943     11/30/02      Sales Office
                                   #100
Nashville, TN..................  2525 Perimeter Drive,     3,637      5/31/01      Sales Office
                                   Suite 105
Manitou Beach, MI..............  6155 U.S. 223             3,500     12/31/99      Sales Office
Kettering, OH..................  3085 Woodman Drive,       3,312     12/31/00      Sales Office
                                   Suite 120
Oklahoma, OK...................  4901 W. Reno, Suite 800   2,931      6/30/02      Sales Office
ElDorado Hills, CA.............  5160 Robert J. Matthews   2,800      7/31/99      Sales Office
                                   Boulevard, #4

     We lease 30 other sales offices for more remote sales areas and periodically lease facilities for storage of directories.

EMPLOYEES

     As of December 31, 1998, we employed approximately 819 full-time employees, none of whom are members of a union. We believe that we have good relations with our employees.

LEGAL PROCEEDINGS

     We are a party to various litigation matters incidental to the conduct of our business. Management does not believe that the outcome of any of the matters in which we are currently involved will have a material adverse effect on our financial condition or the results of our operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF THE COMPANY

     The following table sets forth certain information with respect to the persons who are members of the Board of Directors (the "Board") of TCC, the manager of our company, or executive officers of our company. TCC controls the policies and operations of our company. The ages listed below are as of January 31, 1999.

           NAME              AGE                   POSITION AND OFFICES
           ----              ---                   --------------------
Laurence H. Bloch..........  45    Chairman of the Board, Secretary and Director
Ricardo Puente.............  45    President, Chief Executive Officer and Director
Joan M. Fiorito............  44    Vice President, Chief Financial Officer and Assistant
                                   Secretary
Marybeth Brennan...........  42    Vice President -- Operations
Cynthia M. Hardesty........  43    Vice President -- Human Resources
Joseph L. Wazny............  53    Vice President -- Information Services
Richard E. Beck............  53    Executive Vice President -- Sales
Michael Bynum..............  43    Executive Vice President -- Sales
Richard Mellert............  54    Executive Vice President -- Sales
Ita Shea-Oglesby...........  41    Executive Vice President -- Sales
C. Hunter Boll.............  43    Director
Terrence M. Mullen.........  32    Director
Christopher J. Perry.......  43    Director
Scott A. Schoen............  40    Director
Marcus D. Wedner...........  36    Director

     Laurence H. Bloch is Chairman and Secretary of TransWestern and Holdings and has been a Director of TCC since 1993. Prior to October 1997, Mr. Bloch served as Vice Chairman and Chief Financial Officer of the company. Before joining the company, Mr. Bloch was Senior Vice President and Chief Financial Officer of Lanxide Corporation, a materials technology company. Mr. Bloch was a Vice President, then Managing Director of Smith Barney from 1985 to 1990, prior to which he was Vice President, Corporate Finance with Thomson McKinnon Securities, Inc. Mr. Bloch received a BA from the University of Rochester and an MBA from Wharton Business School.

     Ricardo Puente has been President of TransWestern and Holdings and a Director of TCC since 1993 and became Chief Executive Officer in October 1997. Previously, he held the positions of Vice President of Sales and Controller of TransWestern's predecessor which he joined in 1988. Before joining TransWestern's predecessor, Mr. Puente held various financial positions with the Pillsbury Company for nine years. After receiving his MS in Accounting from the University of Miami, Mr. Puente was a senior auditor with Touche Ross & Co. Mr. Puente earned a BS in Accounting from Florida State University.

     Joan M. Fiorito is the Vice President, Chief Financial Officer and Assistant Secretary of TransWestern and Holdings and prior to October 1997 was Vice President and Controller. Ms. Fiorito joined TransWestern's predecessor in 1989 as Manager, Financial Planning & Analysis and subsequently was promoted to Controller. Prior to joining TransWestern's predecessor, Ms. Fiorito was Controller of Coastal Office Products. Ms. Fiorito received a BS in Management from Dominican College and an MBA in Finance from Fordham University.

     Marybeth Brennan has been TransWestern's Vice President of Operations since its formation in 1993. Ms. Brennan joined TransWestern's predecessor in 1987 as Production Manager, prior to which Ms. Brennan was Director of Publications for Maynard-Thomas Publishing. Ms. Brennan received a BA in English from Stonehill College.

     Cynthia M. Hardesty was promoted to Vice President, Human Resources of TransWestern effective January 1, 1999. Ms. Hardesty is responsible for all human resource activities within TransWestern. Ms. Hardesty had served as Director, Human Resources for the prior five years. She joined TransWestern's predecessor in March, 1991 as a Senior Human Resources Associate. Prior to joining TransWestern's predecessor, she was Manager of Employment and Training with Emerald Systems. Ms. Hardesty has a BS in Business Administration from National University.

     Joseph L. Wazny has been the Vice President, Management Information Systems of TransWestern since its formation in 1993. Before joining the company, Mr. Wazny was Director of Systems Development and Director, Information Systems with R.H. Donnelley Corp. Mr. Wazny graduated with a degree in Business Administration and Computer Sciences from Roosevelt University.

     Richard E. Beck was promoted to Executive Vice President of TransWestern effective November 1, 1998. Mr. Beck is responsible for negotiating with companies regarding potential mergers and acquisitions as well as integrating completed acquisitions into TransWestern. Mr. Beck has served as a District Sales Manager for both Louisville and Houston. Most recently, Mr. Beck has been serving as the Regional Vice President for the Kentucky/Ohio/Indianapolis district. Mr. Beck joined TransWestern's predecessor as District Sales Manager when it acquired Metro Publishing in 1986.

     Michael Bynum was promoted to Executive Vice President of TransWestern effective May 1, 1998. His responsibilities include the management of the Oklahoma/Kansas Region, North Texas Region, Tennessee Region, and Ohio/Kentucky/Indiana/Michigan Region. Since 1993, Mr. Bynum was Regional Vice President overseeing the Oklahoma/ Kansas/Tennessee Region. Mr. Bynum joined TransWestern's predecessor in 1985 as a sales associate and holds a BA in Management from Cameron University.

     Richard Mellert was promoted to Executive Vice President of TransWestern effective May 1, 1998. His responsibilities include the management of the Upstate New York Region, Midstate New York Region, and Downstate New York Region. Since 1993, Mr. Mellert was Regional Vice President overseeing the Upstate New York Region. Mr. Mellert joined TransWestern's predecessor in 1980. Mr. Mellert was promoted to District Sales Manager in 1991. Mr. Mellert holds an AA degree from Dutchess Community College.

     Ita Shea-Oglesby was promoted to Executive Vice President of TransWestern effective May 1, 1998. Her responsibilities include the management of the South Texas, Louisiana Region and the Northern and Southern California Regions. Since 1993, Ms. Shea-Oglesby was Regional Vice President overseeing the South Texas, Louisiana Region and the Northern California Region. Ms. Shea-Oglesby joined TransWestern's predecessor in 1983 and previously held the positions of Area Sales Manager, Sales Trainer and District Sales Manager. Ms. Shea-Oglesby earned a BA from Louisiana State University.

     C. Hunter Boll became a Director of TCC upon the consummation of the recapitalization completed in October 1997. Mr. Boll is a Managing Director of Thomas H. Lee Company where he has been employed since 1986. Mr. Boll is also a Trustee of

THL Equity Trust III, the General Partner of THL Equity Advisors Limited Partnership III, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Boll also serves as a Director of Big V Supermarkets, Inc., New York Restaurant Group, Inc., Cott Corporation, Freedom Securities Corporation and United Industries Corporation. Mr. Boll holds an MBA from Stanford University and a BA from Middlebury College.

     Terrence M. Mullen became a Director of TCC upon consummation of the recapitalization completed in October 1997. Mr. Mullen is currently an Associate of the Thomas H. Lee Company. Mr. Mullen worked at the Thomas H. Lee Company from 1992 to 1994 and rejoined in 1996. From 1990 to 1992, Mr. Mullen worked in the Corporate Finance Department of Morgan Stanley & Co., Incorporated. Mr. Mullen received a BBA in Finance and Economics from the University of Notre Dame and an MBA from the Harvard Graduate School of Business Administration.

     Christopher J. Perry has been a Director of TCC since 1994. Mr. Perry is currently Managing Director and President of Continental Illinois Venture Corporation, a position he has held since 1994, and is also a Managing Partner of CIVC Partners III. Mr. Perry has been at Bank of America or, prior to its merger with Bank of America, Continental Bank, since 1985. Prior positions with Bank of America or Continental Bank include Managing Director and head of the Mezzanine Investments Group and Managing Director and head of the Chicago Structured Finance Group. Prior to joining Continental Bank, Mr. Perry was in the Corporate Finance Department of Northern Trust. In addition to being a Director of TCC, Mr. Perry is a Director of General Roofing Services, The Brickman Group, Ltd and RAM Reinsurance Company, Ltd. Mr. Perry received a BS from the University of Illinois and an MBA from Pepperdine University and is a certified public accountant.

     Scott A. Schoen became a Director of TCC upon consummation of the recapitalization completed in October 1997. Mr. Schoen is a Managing Director of the Thomas H. Lee company where he has been employed since 1986. Mr. Schoen is also a Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors Limited Partnership III, which is the General Partner of Thomas H. Lee Equity Fund III L.P. Mr. Schoen also serves as Vice President of Thomas H. Lee Advisors I and Thomas H. Lee Advisors II. Mr. Schoen is a Director of Affordable Residential Communities LLC, Rayovac Corporation, Syratech Corporation and United Industries Corporation. Mr. Schoen received a BA in History from Yale University, a JD from Harvard Law School and an MBA from the Harvard Graduate School of Business Administration. Mr. Schoen is a member of the New York Bar.

     Marcus D. Wedner has been a Director of TCC since its formation in 1993. Mr. Wedner is currently Managing Director of Continental Illinois Venture Corporation, a position he has held since 1992, and is also a Managing Partner of CIVC Partners III. Mr. Wedner joined Continental Illinois Venture Corporation in 1988. Previously, Mr. Wedner held marketing and sales management positions at Pacific Telesis Group and as an associate with Goldman, Sachs & Co. In addition to being a Director of TCC, Mr. Wedner is a Director of Teletouch Communications, Advanced Quick Circuits, L.P., Grapevine Communications, Inc., General Roofing Services and Precision Tube Technology, Inc. Mr. Wedner holds a BA from the University of California at Los Angeles and received an MBA from the Harvard Graduate School of Business Administration.

     At present, all Directors are elected and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. All members of the Board of Directors set forth herein were elected pursuant to an investors agreement that was entered into in connection with the Recapitalization. See "Certain Relationships and Related Transactions -- Investors Agreement." There are no family relationships between any of the Directors of TCC or executive officers of the company. Executive officers of the company are elected by and serve at the discretion of the Board of Directors of TCC.

COMPENSATION OF DIRECTORS

     The company is a limited liability company and Holdings is a limited partnership, both of which are controlled by TCC. The Directors of TCC are not be paid for their services, although Directors are reimbursed for out-of-pocket expenses incurred in connection with attending Board meetings.

EXECUTIVE COMPENSATION

     The compensation of executive officers of TransWestern is determined by the Board of TCC. The following Summary Compensation Table includes individual compensation information for the Chairman, the President and Chief Executive Officer and each of the three other most highly compensated executive officers of the company (collectively, the "Named Executive Officers") for services rendered in all capacities to the company during the fiscal periods ended April 30, 1997, 1998 and December 31, 1998. There were no stock options exercised during our last fiscal year nor were there any options outstanding at the end of our last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                    -------------------------------------------------------------------------------
                                                                     OTHER ANNUAL        LTIP          ALL OTHER
                                    PERIOD(A)   SALARY     BONUS    COMPENSATION(B)   PAYMENTS(C)   COMPENSATION(D)
                                    ---------   -------   -------   ---------------   -----------   ---------------
Laurence H. Bloch.................      1       235,976    67,040         --                --           10,529
  Chairman of the Board                 2       222,167    56,497         --                --           48,946
    and Secretary                       3       222,167   222,167         --                --            4,798
Ricardo Puente....................      1       231,757        --         --                --           21,618
  President, Chief Executive            2       199,519   191,369         --                --          134,734
    Officer                             3       199,519   171,822         --                --           11,380
Marybeth Brennan..................      1       140,945    40,043         --            60,382           12,892
  Vice President -- Operations....      2       132,698   130,460         --            50,700           28,922
                                        3       132,698   120,030         --             9,322           13,805
Joan M. Fiorito...................      1       134,574    39,700         --            60,382           12,854
  Vice President, Chief                 2       119,461   118,394         --            50,700           29,686
    Financial Officer and               3       119,460   105,649         --             9,322           14,449
    Assistant Secretary
Richard Mellert...................      1       125,045    36,444         --            60,382           12,804
  Executive Vice
    President -- Sales                  2       111,236   162,254         --            50,700           11,023
                                        3       111,851   119,907         --             9,322            9,400

-------------------------
(a) 1 -- refers to the twelve month period ended December 31, 1998 2 -- refers to the year ended April 30, 1998
     3 -- refers to the year ended April 30, 1997

(b) None of the prerequisites and other benefits paid to each named executive officer exceeded the lesser of $50,000 or 10% of the annual salary and bonus received by each Named Executive Officer.

(c) Represents distributions made pursuant to the company's Equity Compensation Plan. See "Equity Compensation Arrangements."

(d) All Other Compensation for twelve month period ended December 31, 1998 includes: (1) payments for long-term disability insurance premiums: Bloch ($1,112), Puente ($1,111), Brennan ($752), Fiorito ($714) and Mellert
    ($664); (2) payments of $1,725 for tax preparation for each of the Named Executive Officers; (3) contributions to the 401(k) Profit Sharing Plan:
    Puente ($7,244), Brennan ($8,300), Fiorito ($8,300) and Mellert ($8,300);
    and (5) management fees paid in connection with the Recapitalization: Bloch ($7,692), Puente ($11,538), Brennan ($2,115), Fiorito ($2,115), and Mellert
    ($2,115).

EQUITY COMPENSATION ARRANGEMENTS

     Holdings' Class B Units are designed to encourage performance by providing the members of management the opportunity to participate in the equity growth of TransWestern. There are 10,000 Class B Units authorized, 8,500 of which have been issued to the company's senior managers and 1,500 of which have been issued to the Equity Compensation Plan as discussed below. See "Certain Relationships and Related Transactions."

     In fiscal 1994, the company established the TransWestern Publishing Company, L.P. Equity Compensation Plan (the "Equity Compensation Plan") to provide approximately 60 of the company's managers, other than certain senior executives, including Messrs. Bloch and Puente, the opportunity to participate in the equity growth of the company without having direct ownership of the company's securities. In connection with the Recapitalization, the company reserved $5.5 million for distributions to participants in the Equity Compensation Plan, one half of which was distributed in October 1997 and one half of which was distributed in October 1998. Special distributions made pursuant to the Equity Compensation Plan were recorded as an expense in the company's financial statements when declared by the Board of Directors. Employees participating in the Equity Compensation Plan were eligible to receive a ratable per unit share of cash distributions made pursuant to the Equity Compensation Plan, if and when, declared. In the year ended April 30, 1998, distributions totaling $2.6 million were paid, in the eight months ended December 31, 1998 distributions totaling $2.9 million were paid, and at December 31, 1998, there were no undistributed proceeds under the Equity Compensation Plan.

     As a result of the Recapitalization, the existing Equity Compensation Plan was terminated. However, the company adopted a new Equity Compensation Plan which functions similarly to the old plan. As of December 31, 1998, no assets had been contributed to the new plan.

EMPLOYMENT AGREEMENTS

     Messrs. Bloch and Puente have each entered into an Employment Agreement (each, an "Employment Agreement") with the company. The Employment Agreements provide for the employment of Mr. Bloch as the Chairman of the Board of Directors of TCC and Chairman of the Partnership and Mr. Puente as the President and Chief Executive Officer of the Partnership and TCC until October 1, 2002 unless terminated earlier as provided in the respective Employment Agreement. The Employment Agreements of Messrs. Bloch and Puente provide for an annual base salary of $222,167 and $235,500, respectively, subject to annual increases based on the consumer price index, and annual bonuses based on the achievement of certain EBITDA targets of up to 100% of their base salary.

     Each executive's employment may be terminated by the company at any time with cause or without cause. If such executive is terminated by the company with cause or resigns other than for good reason, the executive will be entitled to his base salary and fringe benefits until the date of termination, but will not be entitled to any unpaid bonus. Messrs. Bloch and Puente will be entitled to their base salary and fringe benefits and any accrued bonus for a period of 12 months following their termination in the event such executive is terminated without cause or resigns with good reason. The Employment Agreements also provide each executive with customary fringe benefits and vacation periods. "Cause" is defined in the Employment Agreements to mean:

     - the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud;

     - conduct tending to bring the company or any of its subsidiaries into substantial public disgrace or disrepute;

     - the substantial and repeated failure to perform duties as reasonably directed by TCC or the company;

     - gross negligence or willful misconduct with respect to the company or any subsidiary; or

     - any other material breach of the Employment Agreement or company policy established by the Board, which breach, if curable, is not cured within 15 days after written notice thereof to the executive.

     "Good Reason" is defined to mean the occurrence, without such executive's consent, of:

     - a reduction by the company of the executive's annual base salary by more than 20%;

     - any reduction in the executive's annual base salary, in effect immediately prior to such reduction, if in the fiscal year prior to such reduction the EBITDA for such prior fiscal year was equal to or greater than 80% of the target EBITDA for such prior year;

     - any willful action by the company that is intentionally inconsistent with the terms of the Employment Agreement or the executive's Executive Agreement (as defined herein); or

     - any material reduction in the powers, duties or responsibilities which the executive was entitled to exercise as of the date of the Employment Agreement.

     Messrs. Bloch and Puente have also entered into Executive Agreements with the company pursuant to which they purchased Class B Units of the Partnership. See "Certain Relationships and Related Transactions -- Executive Agreements."

401(K) AND PROFIT SHARING PLAN

     The company has a 401(k) and profit-sharing retirement plan for the benefit of substantially all of its employees, which was qualified for tax exempt status by the Internal Revenue Service.

     Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations. The company may match the employee contributions, up to 83% of the first 6% of annual earnings per participant. The company may also make annual discretionary profit sharing contributions. The company's contributions to the 401(k) and profit-sharing plan for the years ended April 30, 1996, 1997, and 1998 were approximately $0.8 million, $0.8 million, and $1.1 million, respectively. On May 12, 1998, the company elected to change its fiscal year from April 30 to December 31 as reported on Form 8-K. The company amended the plan year of the TransWestern Publishing 401(k) and Profit Sharing Plan from April 30 to December 31 on December 31, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the membership interests in our company are owned by Holdings. The following table sets forth certain information regarding the beneficial ownership of the equity securities of Holdings by:

     - each of the directors of TCC and the executive officers of the company;

     - all directors of TCC and executive officers of the company as a group;
       and

     - each owner of more than 5% of any class of equity securities of Holdings.

     Unless otherwise noted, the address for each executive officer of the company and the directors of TCC is c/o TransWestern, 8344 Clairemont Mesa Boulevard, San Diego, California 92111.

                                           CLASS A
                                           COMMON     PERCENT OF   PREFERRED   PERCENT OF
  NAME AND ADDRESS OF BENEFICIAL OWNER    UNITS(A)      CLASS        UNITS       CLASS
  ------------------------------------    ---------   ----------   ---------   ----------
DIRECTORS AND EXECUTIVE OFFICERS:
Laurence H. Bloch(b)....................     19,209      1.51%        9,974       1.51%
Ricardo Puente(c).......................     28,813      2.27        14,961       2.27
Joan M. Fiorito(d)......................      5,282         *         2,743          *
C. Hunter Boll(e).......................    715,193     56.29       371,351      56.29
Terrence M. Mullen(e)...................    712,231     56.06       369,813      56.06
Christopher J. Perry(f).................    288,134     22.68       149,608      22.68
Scott A. Schoen(e)......................    715,193     56.29       371,351      56.29
Marcus D. Wedner(f).....................    288,134     22.68       149,608      22.68
All Directors and executive officers as
  a group (8 persons)...................  1,059,987     84.43       550,376      84.43
5% OWNERS:
Thomas H. Lee Equity Fund III,
  L.P.(g)...............................    712,034     56.05       369,710      56.05
Thomas H. Lee Foreign Fund III,
  L.P.(h)...............................    712,034     56.05       369,710      56.05
THL-CCI Limited Partnership(i)..........    712,034     56.05       369,710      56.05
Continental Illinois Venture
  Corporation(j)........................    288,134     22.68       149,608      22.68
CIVC Partners III (k)...................    288,134     22.68       149,608      22.68

-------------------------
* Represents less than one percent.

(a) Holders of Class A Units are entitled to share in any distribution on a pro rata basis, but only if the holders of the Preferred Units have received a certain preference amount set forth in Holdings Third Amended and Restated Agreement of Limited Partnership, as amended. Holdings has also issued Class B Units to the members of the company's senior management. The Class B Units will be entitled to share in any such distributions only if the holders of the Preferred Units and Class A Units have achieved an internal rate of return on their total investment of 12%. The percentage of such distributions that the Class B Units will be entitled to receive will range from 10% to 20%, based on the internal rate of return achieved by the holders of the Preferred and Class A Units. All Common Units listed in the table represent Class A Units unless otherwise noted.

(b) Does not include 800 Class B Units which are subject to vesting in equal installments over a five year period.

(c) Does not include 2,500 Class B Units which are subject to vesting in equal installments over a five year period.

(d) Does not include 352 Class B Units which are subject to vesting in equal installments over a five year period.

(e) Includes 712,034 Class A Units and 369,710 Preferred Units beneficially owned by Thomas H. Lee Equity Fund III, L.P. Such persons disclaim beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(f) Includes 244,914 Class A Units and 127,167 Preferred Units owned by Continental Illinois Venture Corporation 43,220 Class A Units and 22,441 Preferred Units owned by CIVC Partners III. Such persons disclaim beneficial ownership of all such interests. Such person's address is c/o Continental Illinois Venture Corporation, 231 South LaSalle Street, Chicago, Illinois 60697.

(g) Includes 39,259 Class A Units and 20,385 Preferred Units owned by Thomas H. Lee Foreign Fund III, L.P. and 38,305 Class A Units and 19,889 Preferred Units owned by THL-CCI Limited Partnership. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(h)  Includes 634,470 Class A Units and 329,437 Preferred Units owned by Thomas
     H. Lee Equity Fund III, L.P. and 38,305 Class A Units and 19,889 Preferred Units owned by THL-CCI Limited Partnership. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(i)  Includes 634,470 Class A Units and 329,437 Preferred Units owned by Thomas
     H. Lee Equity Fund III, L.P. and 39,259 Class A Units and 20,385 Preferred Units owned by Thomas H. Lee Foreign Fund III, L.P. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(j) Includes 43,220 Class A Units and 22,441 Preferred Units owned by CIVC Partners III. Such person disclaims beneficial ownership of such interests. Such person's address is c/o Continental Illinois Venture Corporation, 231 South LaSalle Street, Chicago, Illinois 60697.

(k) Includes 244,914 Class A Units and 127,167 Preferred Units owned by Continental Illinois Venture Corporation. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Continental Illinois Venture Corporation, 231 South LaSalle Street, Chicago, IL 60697.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION

     The Partnership completed a $312 million Recapitalization in October 1997 (the "Recapitalization"). In the Recapitalization, new investors led by Thomas
H. Lee Equity Fund III, L.P. ("THL") and its affiliates (together, the "THL Parties"), along with other investors, the Partnership's existing limited partners (the "Existing Limited Partners"), and the company's 25 most senior managers (the "Management Investors"), invested new and continuing capital of $130.0 million in the Partnership and TCC (the "Equity Investment"). The proceeds from the Equity Investment, together with borrowings of approximately $107.7 million under the senior credit facility and $75.0 million under a senior subordinated financing facility were used:

     - for $224.5 million of Recapitalization consideration, including the redemption of a portion of the limited partnership interests from the Existing Limited Partners;

     - to repay $75.6 million under the Partnership's then existing credit facilities;

     - to pay $10.6 million of fees and expenses; and

     - for $2.0 million for general corporate purposes, including working capital.

     The senior subordinated financing facility was subsequently repaid with a portion of the net proceeds from the company's issuance of its 9 5/8% Series A Senior Subordinated Notes due 2007.

     The Recapitalization Agreement contained customary provisions for such agreements, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the Recapitalization closing date and various closing conditions, including the continued accuracy of representations and warranties.

     Pursuant to the Recapitalization Agreement, each Existing Limited Partner that reinvested in Holdings has agreed that for a period ending on the later of the second anniversary of the Recapitalization closing date and the one year anniversary of the termination of such reinvesting Manager's employment with us not to own, control, participate or engage in any yellow pages directory publishing directory business or any business competing for the same customers as our businesses as such businesses exist or are in process during such period in any markets, or markets contiguous thereto, in which we engage or plan to engage during such period.

     James D. Dunning, Jr., the Partnership's and TCC's former Chairman and Chief Executive Officer, has agreed that for the three-year period commencing on the Recapitalization closing date not to participate, directly or indirectly, in any yellow pages directory publishing business in the United States or any business competing for the same customers as us in the geographic areas in which we engaged in the local or national yellow pages directory publishing business as of August 27, 1997; provided that Mr. Dunning may participate in any industry specific yellow pages business or any trade or industry publications.

     In addition, each Existing Limited Partner that reinvested in Holdings has agreed that for the two-year period commencing on the Recapitalization closing date not to solicit the employment of or hire any employee of the company, other than Laurence Bloch, and further, under the Recapitalization Agreement, during such two-year period, each Existing Limited Partner that reinvested in Holdings is subject to a confidentiality agreement with respect to all information concerning our business and TCC of which such person has knowledge and which is not in the public domain.

MANAGEMENT AGREEMENT

     Effective upon the Recapitalization, we entered into a Management Agreement with Thomas H. Lee Company ("THL Co.") pursuant to which THL Co. agreed to provide:

     - general executive and management services;

     - identification, negotiation and analysis of financial and strategic alternatives; and

     - other services agreed upon by us and THL Co.

On the Recapitalization closing date, THL Co. and the other equity investors in the company each received their pro rata portion of a $5.0 million transaction fee. In addition, THL and all other equity investors receive a pro rata portion of the $500,000 annual management fee (the "Management Fee"), plus THL will be reimbursed for all reasonable out-of-pocket expenses, payable monthly in arrears. The Management Agreement had an initial term of one year, subject to automatic one-year extensions, unless we or THL Co. provide written notice of termination no later than 30 days prior to the end of the initial or any successive period.

INVESTORS AGREEMENT

     Pursuant to the Recapitalization, Holdings, TCC, the THL Parties, CIBC Argosy Merchant Fund 2, L.L.C. ("CIBC Merchant Fund"), CIVC Partners III ("CIVC III" and, together with the THL Parties and CIBC Merchant Fund, the "New Investors") and the reinvesting Existing Limited Partners (together with the New Investors, the "New Partners") entered into an Investors Agreement (the "Investors Agreement"). The Investors Agreement requires that each of the parties thereto vote all of his or its voting securities and take all other necessary or desirable actions to cause the size of the Board of Directors of TCC to be established at nine members and to cause the election to the Board of five representatives designated by THL (the "THL Designees"), each of the then current chairman and president of the Partnership (the "Executive Directors") and two representatives designated by Continental Illinois Venture Corporation ("CIVC" and, together with CIVC III, the "CIVC Parties"), and CIVC III (the "CIVC Designees"), of which one CIVC Designee will at all times serve on the Board's compensation committee, audit committee and executive committee. Currently, however, only three of the THL Designees have been appointed to TCC's Board of Directors. The respective rights of THL and the CIVC Parties to designate representatives to the Board terminates at such time when such party owns less than 30% of the Common Units held by such party as of the Recapitalization closing date. If at any time THL and its permitted transferees own less partnership interests in Holdings or less equity securities in TCC than the amount of such partnership interests or such equity securities, as the case may be, owned by the CIVC Parties and the Management Investors, taken as a group, then the number of THL Designees will be reduced automatically from five to three and the number of CIVC Designees will be increased automatically from two to three. The Investors Agreement provides that certain significant actions may not be taken without the express approval of the at least one of the CIVC Designees and at least one of the Executive Directors.

     In addition to the foregoing, the Investors Agreement:

     - requires the holders of interests in Holdings and common stock of TCC, other than THL and CIVC, to obtain the prior written consent of THL prior to transferring any interests in Holdings or TCC stock, other than interests or securities held by the Management Investors pursuant to Executive Agreements;

     - grants in connection with the sale of interests in Holdings or TCC stock by the Management Investors certain preemptive rights with respect to such sale first to Holdings, then to the limited partners;

     - grants the New Partners certain participation rights in connection with certain transfers made by THL;

     - grants the New Partners certain preemptive rights in connection with certain issuances, sales or other transfers for consideration of any securities by Holdings or TCC;

     - requires the holders of shares of TCC's common stock to consent to a sale of TCC to an independent third party if such sale is approved by the Board and the holders of a majority of the shares of TCC's common stock; and

     - requires the holders of interests in Holdings to consent to the sale of Holdings in the event TCC and the holders of a majority of Class A Units approve a sale of Holdings.

The foregoing agreements terminate on the earlier of October 1, 2001 and the date on which the Partnership consummates a public offering of $40 million or more of its equity securities (a "Qualified Public Offering"). The agreements with respect to the participation rights and preemptive rights described above continue with respect to each security until the earlier of:

     - October 1, 2007;

     - a Qualified Public Offering;

     - the transfer in a public sale of such security;

     - with respect to equity securities of Holdings, upon the sale of the Holdings; and

     - with respect to equity securities of TCC, upon the sale of TCC.

REGISTRATION AGREEMENT

     Pursuant to the Recapitalization, Holdings, TCC, and the New Partners entered into a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of registrable securities owned by the THL Parties and the CIVC Parties have the right at any time, subject to certain conditions, to require Holdings to register any or all of their interests in Holdings' under the Securities Act of 1933, as amended (the "Securities Act") on Form S-1 (a "Long-Form Registration") on three occasions at Holdings' expense and on Form S-2 or Form S-3 (a "Short-Form Registration") on three occasions at Holdings' expense. Holdings is not required, however, to effect any such Long-Form Registration or Short-Form Registration within six months after the effective date of a prior demand registration. In addition, all holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at Holdings' expense whenever Holdings proposes to register any of its securities under the Securities Act, other than pursuant to a demand registration. In connection with such registrations, Holdings has agreed to indemnify all holders of registrable securities against certain liabilities including liabilities under the Securities Act. In addition, Holdings has the one-time right to preempt a demand registration with a piggyback registration.

EXECUTIVE AGREEMENTS

     Each Management Investor has entered into an Executive Agreement with Holdings and TCC (each, an "Executive Agreement"), pursuant to which such Management Investor purchased Class B Units which are subject to a five-year vesting period, which vesting schedule accelerates upon a sale of Holdings. The Class B Units were issued in connection with the Recapitalization to members of management as incentive units at fair market value. Under each Management Investor's Executive Agreement, in the event that such Management Investor's employment with the Company is terminated for any reason, Holdings has the option to repurchase all of such Management Investor's vested Class B Units in accordance with the provisions outlined in the Partnership Agreement and all other of such Management Investor's interests in Holdings and TCC at a price per unit derived as specified in the Partnership Agreement. In addition, in the event of a termination of the Management Investor's employment by Holdings without "cause" or by such Management Investor for "good reason" or such Management Investor's death or disability, such Management Investor may require Holdings or TCC to repurchase his or her vested Class B Units in accordance with the provisions outlined in the Partnership Agreement and all other interests of such Management Investor in Holdings and TCC at a price per unit derived as specified in the Partnership Agreement.

BENEFITS OF THE RECAPITALIZATION TO CERTAIN EXISTING SECURITY OWNERS AND MANAGEMENT INVESTORS

     Pursuant to the Recapitalization, Holdings redeemed a portion of the limited partnership interests held by Existing Limited Partners and the New Investors purchased a portion of TCC's common stock from the Existing Limited Partners. In the Recapitalization, the company's Named Executive Officers, including the company's former Chairman and Chief Executive Officer, received approximately $50 million and exchanged their remaining limited partnership interests, valued at approximately $7 million in the Recapitalization, for newly issued Preferred and Class A Units. All Management Investors as a group received an aggregate of approximately $38 million in the Recapitalization and exchanged their remaining limited partnership interests, valued at approximately $1.1 million in the Recapitalization, for newly issued Preferred and Class A Units. CIVC and its affiliates, including Christopher J. Perry and Marcus D. Wedner, received an aggregate of approximately $70 million in the Recapitalization and exchanged their remaining limited partnership interests, valued at approximately $25 million in the Recapitalization, for newly issued Preferred and Class A Units. In addition, CIVC III, an affiliate of CIVC, contributed $4.4 million at the closing of the Recapitalization in exchange for newly issued Preferred and Class A Units and paid approximately $78,000 to certain of the Existing Limited Partners to purchase TCC common stock.

PAYMENTS ON TCC NOTE

     Since the acquisition of the company's predecessor in 1993, TCC loaned to us all amounts distributed to TCC in connection with the periodic and special distributions made by us to our partners. As of September 1, 1997, the aggregate amount of principal and interest due under these loans was $833,419. Shortly before the consummation of the Recapitalization in October 1997, we repaid to TCC in full the outstanding balance of all of these loans.

     TCC used the proceeds received from the loans to:

     - pay $500,000 to First Union Capital Markets Corp. for certain advisory services rendered in advance of the Recapitalization;

     - pay $100,000 to Kirkland & Ellis, counsel to the Company, for certain services rendered in advance of the Recapitalization;

     - pay $143,419 for miscellaneous expenses; and

     - pay a dividend immediately prior to the Recapitalization to TCC's stockholders of $90,000 in the aggregate.

REDEMPTION OF PREFERRED UNITS

     Holdings used $31.3 million of the proceeds from its sale of $57.4 million aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2008 in November 1997 to redeem a portion of the Equity Investment. Holdings' limited partners received the following amounts as a result of the redemption of approximately one half of the Preferred Units: THL Parties $18.6 million; Named Executive Officers, including the company's former Chairman and Chief Executive Officer, $1.4 million; Management Investors $1.7 million; CIVC $6.1 million; CIVC III $1.1 million; First Union Capital Partners Inc. $1.2 million; CIBC Merchant Fund $1.2 million.

                      LIMITED LIABILITY COMPANY AGREEMENT

     Our company is a limited liability company formed under the Delaware Limited Liability Company Act (as amended from time to time, the "Limited Liability Act") and we are governed by the Limited Liability Company Agreement of TransWestern Publishing Company LLC (the "LLC Agreement") executed by our manager, TCC.

     The membership interests of our members consist of a single class of common units (the "Member Units"). Holdings is the sole initial member of our company and currently holds 100% of the Member Units. Distributions to our company's members are in the sole discretion of the manager. However, the senior credit facility and the indentures relating to our notes generally limit our ability to pay cash distributions to our members other than distributions in amounts equal to the tax liability of the partners of Holdings resulting from the taxable income of our company. Such tax distributions will be based on the approximate highest combined tax rate that applies to any one of Holdings' limited partners.

     TCC has the sole right to make decisions regarding the management and affairs of our company and has all the powers and rights necessary or appropriate to effectuate and carry out the purposes and business of our company, including the authority to act for and bind our company.

     The LLC Agreement provides that our company's existence shall continue until such time as the manager determines it is appropriate to dissolve, windup and terminate our company or, if earlier, upon the occurrence of the entry of judicial dissolution in accordance with the Limited Liability Act or the expulsion, bankruptcy, dissolution or withdrawal of Holdings. In the event of a termination of our company, after satisfaction of all of our company's debts and liabilities, all of the assets of our company would be distributed to Holdings or if our company then has more than one member, pro rata based on the relative percentage interests in our company of our members.

                         LIMITED PARTNERSHIP AGREEMENT

     Holdings is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the "Delaware Limited Partnership Act"). Holdings is governed by its Third Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement"). TCC a corporation organized under the Delaware General Corporation Law, is the general partner of the Partnership. The Partnership Agreement governs the relative rights and duties of its limited partners and its general partner with respect to Holdings.

     TCC controls, directs and exercises full control over all of Holdings' activities and the Partnership Agreement vests all management powers over the business and affairs of Holdings exclusively in TCC. Holdings' limited partners have no right of control or management power over the business and affairs of Holdings except in their various capacities as an officer or director of Holdings or TCC, as the case may be. Any change affecting the rights and liabilities of any of Holdings' limited partners requires the consent of such limited partner.

     TCC may not withdraw as Holdings' general partner without the consent of the holders of a majority of Holdings' Class A Units, except that TCC shall be deemed to have withdrawn as Holdings' general partner upon the effective date of the transfer of all of its interests in Holdings.

     The ownership interests in Holdings consist of Preferred Units and Common Units. The Preferred Units are entitled to a preferred yield of 12.0% per annum, compounded quarterly, and an amount equal to their original investment in such Preferred Units, net of any prior repayments of Preferred Units, plus any accrued and unpaid preferred yield (collectively, the "Preference Amount") on any liquidation or other distribution by Holdings. The Common Units represent the common equity of Holdings and consist of Class A Units and Class B Units. After payment of the Preference Amount, partners holding Class A Units are entitled to share in any remaining proceeds of any liquidation or other distribution by Holdings pro rata according to the number of Class A Units held by such partners. Holders of Class B Units will also be entitled to share in any such distributions, but only if the holders of the Preferred Units and the Class A Units have achieved an internal rate of return on their total investment of 12.0% (the "Target 1 IRR"). After the achievement of the Target 1 IRR, the holders of Class B Units will be entitled to share in 10.0% of any distributions made after payment of the Preference Amount. The holders of Class B Units will be entitled to share in 15.0% of any distributions, pro rata, according to the number of Class B Units held by such partners if the holders of the Preferred Units and the Class A Units achieve the second target internal rate of return and 20.0% of any distributions if such holders achieve the third target internal rate of return during the periods set forth below:

                                                       SECOND    THIRD
                     TIME PERIOD                       TARGET    TARGET
                     -----------                       ------    ------
10/1/97 through 9/30/98..............................  32.500%   45.000%
10/1/98 through 9/30/99..............................  29.375    40.000
10/1/99 through 9/30/00..............................  26.250    35.000
10/1/00 through 9/30/01..............................  23.125    30.000
after 9/30/01........................................  20.000    25.000

     Both the senior credit facility and the indentures relating to our notes generally limit Holdings' ability to pay cash distributions to its partners other than distributions in amounts approximately equal to the income tax liability of the partners of Holdings resulting from the taxable income of Holdings. Such tax distributions will be based on the approximate highest combined tax rate that applies to any one of Holdings' partners.

     The Partnership Agreement, and thus Holdings' existence, will continue in effect until the earlier to occur of:

     - December 31, 2043;

     - the withdrawal of TCC if Holdings' limited partners to do not elect a successor general partner; and

     - the occurrence of an act that results in TCC ceasing to be general partner under the Delaware Limited Partnership Act.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

     In connection with the Recapitalization, we entered into the senior credit facility, among Canadian Imperial Bank of Commerce ("CIBC"), First Union National Bank ("First Union" and, together with CIBC and the several banks and other financial institutions from time to time parties thereto, the "Lenders") and us, pursuant to which the Lenders agreed to lend to us up to $125.0 million consisting of a revolving credit facility of up to $40.0 million and term loans in aggregate principal amount of $85.0 million.

     Repayment. Commitments under the revolving credit facility will be reduced on a quarterly basis commencing on January 1, 2000 and the Term Loans are being amortized on a quarterly basis as of January 1, 1998 each in accordance with the following schedule:

                                                                REVOLVING
                                               TERM LOANS    CREDIT FACILITY
                                               ----------    ---------------
                                                  (DOLLARS IN THOUSANDS)
DATE
1998.........................................   $ 2,125          $     0
1999.........................................     2,125                0
2000.........................................     2,125            6,000
2001.........................................     2,125            6,000
2002.........................................     2,125            6,000
2003.........................................    27,625           22,000
2004.........................................    46,750                0
                                                -------          -------
          Total..............................   $85,000          $40,000
                                                =======          =======

     Security; Guaranty. The revolving credit facility and the term loans are secured by a first priority lien on substantially all of the properties and assets of the company and its future subsidiaries, including a pledge of all of the shares of the company's future subsidiaries. Future subsidiaries of the company will be required to guarantee the revolving credit facility and the term loans.

     Interest. At the company's option, the interest rates per annum applicable to the revolving credit facility and the term loans will be a fluctuating rate of interest measured by reference to:

     - LIBOR plus the applicable borrowing margin; or

     - a rate per annum equal to the higher of the published prime rate of the Agent Bank or the Federal Funds Rate (as such terms are defined in the senior credit facility) as quoted by the Agent Bank plus 1/2 of 1% (the "ABR") plus the applicable borrowing margin.

The applicable borrowing margin for the revolving credit facility will range from 1.375% to 2.500% for LIBOR based borrowings and 0.375% to 1.500% for ABR based borrowings. The applicable borrowing margin for the term loans will range from 1.875% to 2.750% for LIBOR based borrowings and 0.875% to 1.750% for ABR based borrowings.

     Fees. We have agreed to pay customary fees with respect to the senior credit facility including up-front facility fees, agent and arrangement fees and commitment fees on the unused portion of the revolving credit facility.

     Use of Proceeds. As of December 31, 1998, approximately $68 million of the term loans were outstanding and no amounts were outstanding under the revolving credit facility. The revolving credit facility is available to finance certain permitted acquisitions, working capital requirements and general corporate purposes of the company.

     Prepayments; Reductions of Commitments. The term loans are required to be prepaid and commitments under the revolving credit facility are required to be permanently reduced with:

          (i) 100% of the net cash proceeds of asset sales or other dispositions of property if such proceeds are not used to purchase or acquire other assets within 180 days of the original asset sale, subject to limited exceptions;

          (ii) 50% of excess cash flow for a fiscal year if the company's total leverage ratio determined as of the last day of such fiscal year equals or exceeds 5.0 to 1;

          (iii) 100% of excess insurance proceeds; and

          (iv) 100% of the net proceeds of issuances of equity securities or debt obligations of the company, subject to limited exceptions, and subject to reduction to 50% of such proceeds if the company's total leverage ratio is less than 5.0 to 1.

Such mandatory prepayments and reductions will first be applied to the permanent reduction of the term loans and second to the permanent reduction of the revolving credit facility. Within the term loans, prepayments with proceeds described in clause (i) or (iii) above will be applied pro rata to the remaining installments of the term loans and prepayments with proceeds described in clause
(ii) or (iv) above will be applied to each remaining installment of the term loans in inverse order of maturity. The company may make voluntary prepayments in minimum principal amounts of $50,000 or a whole multiple thereof.

     Covenants. The senior credit facility contains covenants restricting the ability of the company and its subsidiaries to, among others:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or repurchase debt;

     - incur liens and engage in sale lease-back transactions;

     - make loans and investments;

     - incur additional indebtedness;

     - amend or otherwise alter debt and other material agreements;

     - make capital expenditures;

     - engage in mergers, acquisitions and asset sales;

     - transact with affiliates;

     - alter its line of business;

     - enter into guarantees of indebtedness; and

     - make optional payments on or modify the terms of subordinated debt.

     The company must also make certain customary indemnifications of the Lenders and their agents and will also be required to comply with financial covenants with respect to:

     - a minimum interest coverage ratio;

     - a minimum EBITDA, as this term is defined in the senior credit facility;

     - a maximum leverage ratio; and

     - a minimum fixed charge coverage ratio.

The senior credit facility also contains certain customary affirmative covenants.

     Events of Default. Events of default under the senior credit facility include:

     - the company's failure to pay principal or interest when due;

     - the company's material breach of any covenant, representation or warranty contained in the loan documents;

     - customary cross-default provisions;

     - events of bankruptcy, insolvency or dissolution of the company;

     - the levy of certain judgements against the company;

     - certain adverse events under ERISA plans of the company;

     - the actual or asserted invalidity of security documents or guarantees of the company or its subsidiaries; and

     - a change of control of the company.

SERIES B 9 5/8% SENIOR SUBORDINATED NOTES

     In November 1997, we issued $100,000,000 of 9 5/8% Senior Subordinated Notes due 2007. In April 1998, we consummated an exchange offer in which we exchanged all of such 9 5/8% Senior Subordinated Notes due 2007 for our Series B 9 5/8% Senior Subordinated Notes due 2007, which had been registered pursuant to the Securities Act.

     The principal terms of the Series B notes are the same as those of the Series C and Series D notes, including the interest rate, the interest payment dates and the maturity date. The indenture relating to the Series B notes contains covenants which are substantially the same as those contained in the indenture relating to the Series C and Series D notes other than certain transfer restrictions applicable to the Series C notes. In connection with the exchange offer for the Series D notes we are conducting for the Series C notes, we are also offering to exchange all of the Series B notes in return for Series D notes. It is likely that all of the Series C notes and all of our currently outstanding Series B notes will be tendered for exchange in the exchange offer; however, we cannot assure you that a significant amount of the Series B notes or the Series C notes will be so tendered. If all of the Series B notes and Series C notes are exchanged for Series D notes, $140,000,000 aggregate principal amount of the Series D notes will be outstanding following consummation of the exchange offer, and the Series D notes will be deemed to be a single series of notes outstanding under the indenture relating to the Series C notes. This would dilute your voting interest.

     We are offering to accept both our Series C notes and our Series B notes in exchange for the Series D notes offered hereby in order to increase the liquidity of both series. However, we cannot assure you that all the Series B or Series C noteholders will participate in the exchange, in which case the Series B notes not exchanged for the Series D notes will continue as a separate series of notes under a separate indenture.

DISCOUNT NOTES

     Also in November 1997, Holdings and TWP Capital Corp., a wholly owned subsidiary of Holdings, issued $32.5 million initial aggregate principal amount, $57.9 million principal amount at maturity, of their 11 7/8% Senior Discount Notes due 2008 (the "Discount Notes").

     Interest on the Discount Notes will not accrue or be payable prior to November 15, 2002. Thereafter, interest on the Discount Notes will accrue on the principal amount at maturity at a rate of 11 7/8% per annum, and will be payable semiannually on each May 15 and November 15, commencing May 15, 2003. Interest will be payable at the option of Holdings at a rate of 13 3/8% per annum by the issuance of additional Discount Notes, valued at 100% of the face amount thereof, in lieu of cash interest.

     The Discount Note indenture contains covenants for the benefit of the holders of the Discount Notes that, among other things, restrict the ability of Holdings and Capital and any of their restricted subsidiaries, including the company, to:

     - incur additional indebtedness;

     - pay dividends and make distributions;

     - issue stock of subsidiaries;

     - make certain investments;

     - repurchase stock;

     - enter into transactions with affiliates;

     - enter into sale lease-back transactions; and

     - merge or consolidate the company.

Holdings and Capital are also limited in their ability to create liens and transfer or sell assets. These covenants are subject to a number of important exceptions, including the allowance of permitted tax distributions as a result of Holdings' status as a limited partnership.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We originally sold our Series C notes on December 2, 1998 to First Union Capital Markets, CIBC Oppenheimer Corp. and BancBoston Robertson Stephens Inc. (the "Initial Purchasers") pursuant to a Securities Purchase Agreement dated December 2, 1998. The Initial Purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition of the purchase agreement, we entered into an Exchange Offer Registration Rights Agreement (the "Exchange Offer Registration Rights Agreement") with the Initial Purchasers pursuant to which we agreed, for the benefit of the holders of the Series C notes, at our cost, to:

     - use our reasonable best efforts to file an exchange offer registration statement (the "Exchange Offer Registration Statement") within 90 days after the date of the original issuance of the Series C notes with the SEC with respect to the exchange offer for the Series D notes; and

     - use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the date of the original issuance of the Series C notes.

     Upon the Exchange Offer Registration Statement being declared effective, we will offer the Series D notes in exchange for surrender of the Series B and C notes. We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Series B and C notes. For each Series B and C note surrendered to us pursuant to the exchange offer, the holder of such Series B or C note will receive a Series D note having a principal amount equal to that of the surrendered Series B or C note.

     We issued our Series B notes in March 1998 in exchange for our Series A notes which we had privately placed in November 1997. The Series B notes are identical in all material respects to the Series D notes. We are including the Series B notes in the exchange offer in order to increase the liquidity of both series of our outstanding notes.

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, we believe that the Series D notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of Series B or C notes who is an "affiliate" of our company or who intends to participate in the exchange offer for the purpose of distributing the Series D notes:

     - will not be able to rely on the interpretation of the staff of the SEC;

     - will not be able to tender its Series B or C notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series B or C notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the Exchange Offer Registration Rights Agreement, each holder accepting the exchange offer is required to represent to us in the Letter of Transmittal that:

     - the Series D notes are to be acquired by the holder or the person receiving such Series D notes, whether or not such person is the holder, in the ordinary course of business;

     - the holder or any such other person, other than a broker-dealer referred to in the next sentence, is not engaging and does not intend to engage, in distribution of the Series D notes;

     - the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Series D notes;

     - neither the holder nor any such other person is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act; and

     - the holder or any such other person acknowledges that if such holder or any other person participates in the exchange offer for the purpose of distributing the Series D notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Series D notes and cannot rely on those no-action letters.

As indicated above, each broker-dealer (a "Participating Broker-Dealer") that receives Series D notes for its own account in exchange for Series B or C notes must acknowledge that it:

     - acquired the Series D notes for its own account as a result of market-making activities or other trading activities;

     - has not entered into any arrangement or understanding with us or any "affiliate" of our company (within the meaning of Rule 405 under the Securities Act) to distribute the Series D notes to be received in the exchange offer; and

     - will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series D notes.

For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer, or if for any other reason the exchange offer is not consummated within 180 days of the date of the original issuance of the Series C notes, we will:

     - file a shelf registration statement (the "Shelf Registration Statement") covering the resale of the Series C notes;

     - use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

     - use our reasonable best efforts to keep effective the Shelf Registration Statement for two years after its effective date.

We will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Series C notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective, and take certain other actions as are required to permit unrestricted resale of the Series C notes. A holder of the Series C notes that sells such Series C notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the Exchange Offer Registration Rights Agreement which are applicable to such a holder, including certain indemnification obligations. In addition, each holder of the Series C notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Exchange Offer Registration Rights Agreement in order to have their Series C notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

     The Exchange Offer Registration Rights Agreement provides that:

     - we will use our reasonable best efforts to file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the date of the original issue of the Series C notes;

     - we will use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the date of the original issue of the Series C notes;

     - unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our reasonable best efforts to issue on or prior to 45 days after the exchange offer effectiveness date, Series D notes in exchange for all Series C notes tendered prior thereto in the exchange offer; and

     - if obligated to file the Shelf Registration Statement, we will use our reasonable best efforts to file the Shelf Registration Statement with the SEC in a timely fashion.

     If:

     (a) we fail to file any of the registration statements required by the Exchange Offer Registration Rights Agreement on or before the date specified for such filing;

     (b) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

     (c) we fail to consummate the exchange offer within 180 days of the date of the original issuance of the Series C notes; or

     (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as such term is defined in the Exchange Offer Registration Rights Agreement) during the period specified in the Exchange Offer Registration Rights Agreement (each such event referred to in clauses
         (a) through (d) above a "registration default"), the sole remedy available to holders of the Series C notes will be the immediate assessment of additional interest as follows: the per annum interest rate on the Series C notes will increase by .50% for the first 90-day period following a registration default and the per annum interest rate will increase by an additional .25% for each subsequent 90-day period during which the registration default remains uncured, up to a maximum additional interest rate of 2% per annum in excess of 9 5/8% per annum.

     All additional interest will be payable to holders of the Series C notes in cash on each May 15 and November 15, commencing with the first such date occurring after any such additional interest commences to accrue, until such registration default is cured. After the date on which such registration default is cured, the interest rate on the Series C notes will revert to 9 5/8% per annum. Holders of Series B notes have no right to receive such additional interest, if any.

     Holders of Series B and C notes will be required to make certain representations to us in order to participate in the exchange offer and holders of Series C notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Exchange Offer Registration Rights Agreement in order to have their Series C notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. Such required representations and information is described in the Exchange Offer Registration Rights Agreement.

     The summary herein of certain provisions of the Exchange Offer Registration Rights Agreement is subject to, and is qualified in its entirety by, all the provisions of the Exchange Offer Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this prospectus is a part.

     Following the consummation of the exchange offer, holders of the Series C notes who were eligible to participate in the exchange offer but who did not tender their Series C notes will not have any further registration rights and such Series C notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Series C notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept any and all Series B and C notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on                      , 1999. We will issue $1,000 principal amount of Series
D notes in exchange for each $1,000 principal amount of outstanding Series B and C notes accepted in the exchange offer. Holders may tender some or all of their Series B and C notes pursuant to the exchange offer. However, Series B and C notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Series D notes are substantially the same as the form and terms of the Series B and C notes except that:

     - the Series D notes bear a Series D designation and a different CUSIP number from the Series B and C notes;

     - the Series D notes have been registered under the federal securities laws and hence will not bear legends restricting the transfer thereof as the Series C notes do; and

     - the holders of the Series D notes will generally not be entitled to certain rights under the Exchange Offer Registration Rights Agreement, which rights generally will be satisfied when the exchange offer is consummated. The Series D notes will evidence the same debt as the tendered Series B and C notes and will be entitled to the benefits of the indenture under which the Series C notes were issued. As of the date of this prospectus, $140,000,000 aggregate principal amount of Series B and C notes were outstanding.

     Holders of Series B and C notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, the Delaware Limited Liability Company Act or the indentures relating to such notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

     We shall be deemed to have accepted validly tendered Series B and C notes when, as and if we have given oral or written notice thereof, such notice if given orally, to be confirmed in writing, to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Series D notes from our company.

     If any tendered Series B or C notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Series B or C notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders who tender Series B and C notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series B or C notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time, on
                     , 1999, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, such notice if given orally, to be confirmed in writing, and will issue a press release or other public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right:

     - to delay accepting any Series B and C notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice, such notice if given orally, to be confirmed in writing, of such delay, extension or termination to the exchange agent, or

     - to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE SERIES D NOTES

     The Series D notes will bear interest from their date of issuance. Holders of Series B and C notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Series D notes. Such interest will be paid with the first interest payment on the Series D notes on May 15, 1999 to persons who are registered holders of the Series D notes on May 1, 1999. Interest on the Series B and C notes accepted for exchange will cease to accrue upon issuance of the Series D notes.

     Interest on the Series D notes is payable semi-annually on each May 15 and November 15, commencing on May 15, 1999.

PROCEDURES FOR TENDERING

     Only a registered holder of Series B or C notes may tender such notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Series B or C notes and any other required documents, or cause The Depository Trust Company to transmit an agent's message in connection with a book-entry transfer, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the Series B or C notes, the Letter of Transmittal or agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the Series B or C notes may be made by book entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Series B or C notes that such participant has received and agrees:

     - to participate in the Automated Tender Option Program ("ATOP");

     - to be bound by the terms of the Letter of Transmittal; and

     - that we may enforce such agreement against such participant.

     By executing the Letter of Transmittal or agent's message, each holder will make to us the representations set forth above in the fourth paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by us will constitute agreement between such holder and the company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or agent's message.

     THE METHOD OF DELIVERY OF SERIES B AND C NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES B OR C NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Series B or C notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the notes tendered pursuant thereto are tendered by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or for the account of an eligible institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "eligible institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Series B or C notes listed therein, such notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such notes with the signature thereon guaranteed by an eligible institution.

     If the Letter of Transmittal or any Series B or C notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence to our satisfaction of their authority to so act must be submitted with the Letter of Transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Series B and C notes at the book-entry transfer facility, The Depository Trust Company (the "book-entry transfer facility"), for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Series B or C notes by causing such book-entry transfer facility to transfer such Series B or C notes into the exchange agent's account with respect to the Series B and C notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of the Series B and C notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless an agent's message is transmitted to and received by the exchange agent in compliance with ATOP on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures, the tender of such notes will not be valid. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Series B and C notes and withdrawal of tendered Series B and C notes will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series B and C notes not properly tendered or any Series B or C notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series B or C notes. We may not waive any condition to the exchange offer unless such condition is legally waiveable. In the event such a waiver by us gives rise to the legal requirement to do so, we will hold the exchange offer open for at least five business days thereafter. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series B and C notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Series B and C notes, neither our company, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tender of Series B and C notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series B or C notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series B or C notes and whose Series B or C notes are not immediately available, who cannot deliver their Series B or C notes, the Letter of Transmittal or any other required documents to the exchange agent, or who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

     (a) the tender is made through an eligible institution;

     (b) prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, setting forth the name and address of the holder, the certificate number(s) of such Series B or C notes and the principal amount of Series B or C notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the Letter of Transmittal, or facsimile thereof, or, in the case of a book-entry transfer, an agent's message, together with the certificate(s) representing the Series B or C notes, or a confirmation of book-entry transfer of such notes into the exchange agent's account at the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent; and

     (c) the certificate(s) representing all tendered Series B or C notes in proper form for transfer, or a confirmation of a book-entry transfer of such Series B or C notes into the exchange agent's account at the book entry transfer facility, together with a Letter of Transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date of the exchange offer.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series B and C notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of Series B or C notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

     - specify the name of the person having deposited notes to be withdrawn (the "Depositor");

     - identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of Series B or C notes transferred by book-entry transfer, the name and number of the account at the book entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Series B and C notes register the transfer of such notes into the name of the person withdrawing the tender; and

     - specify the name in which any such Series B or C notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us and shall be final and binding on all parties. Any Series B and C notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Series D notes will be issued with respect thereto unless the Series B and C notes so withdrawn are validly retendered. Any Series B and C notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series B and C notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange notes for, any Series B or C notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such Series B or C notes, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to the company or any of its subsidiaries; or

     - any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer; or

     - any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     If we determine, in our sole discretion, that any of the conditions are not satisfied, we may:

     - refuse to accept any Series B and C notes and return all tendered Series B and C notes to the tendering holders;

     - extend the exchange offer and retain all Series B and C notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such Series B and C notes as described in "-- Withdrawal of Tenders" above;

     - waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered Series B and C notes which have not been withdrawn.

EXCHANGE AGENT

     Wilmington Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

      By Registered or Certified Mail                         By Hand:
           or Overnight Courier:                      Wilmington Trust Company
         Wilmington Trust Company            c/o Harris Trust Co. of New York, as Agent
            Rodney Square North                      88 Pine Street, 19th Floor
         1100 North Market Street                         Wall Street Plaza
        Wilmington, Delaware 19890                    New York, New York 10005
   Attention: Corporate Trust Operations        Attention: Corporate Trust Operations

                                 By Facsimile.
                        (For Eligible Institutions Only)
                                 (302) 651-1079

                             Confirm by Telephone:
                                 (302) 651-8869
                                  Kristin Long

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the company and its affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Series D notes will be recorded at the same carrying value as the Series B and C notes, which is face value, as reflected in the company's accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the Series D notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Series C notes that are not exchanged for Series D notes pursuant to the exchange offer will remain restricted securities. Accordingly, such Series C notes may be resold only:

     - to the company, upon redemption thereof or otherwise;

     - so long as the Series C notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to the company;

     - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

     - pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE SERIES D NOTES

     With respect to resales of Series D notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives Series D notes, whether or not such person is the holder, other than a person that is an "affiliate" of the company within the meaning of Rule 405 under the Securities Act, in exchange for Series B or C notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Series D notes, will be allowed to resell the Series D notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Series D notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Series D notes in the exchange offer for the purpose of distributing or participating in a distribution of the Series D notes, such holder cannot rely on the position of the staff of the SEC enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Series D notes for its own account in exchange for Series B or C notes, where such Series B or C notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series D notes.

     As contemplated by these no-action letters and the Exchange Offer Registration Rights Agreement, each holder accepting the exchange offer is required to represent to the company in the Letter of Transmittal that:

     - the Series D notes are to be acquired by the holder or the person receiving such Series D notes, whether or not such person is the holder, in the ordinary course of business;

     - the holder or any such other person, other than a broker-dealer referred to in the next sentence, is not engaging and does not intend to engage, in the distribution of the Series D notes;

     - the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Series D notes;

     - neither the holder nor any such other person is an "affiliate" of the company within the meaning of Rule 405 under the Securities Act; and

     - the holder or any such other person acknowledges that if such holder or other person participates in the exchange offer for the purpose of distributing the Series D notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Series D notes and cannot rely on those no-action letters.

     As indicated above, each Participating Broker-Dealer that receives Series D notes for its own account in exchange for Series B or C notes must acknowledge that it will deliver a prospectus in connection with any resale of such Series D notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

     We issued the Series C notes and will issue the Series D notes under an Indenture, dated as of December 2, 1998 (the "Indenture"), among our company and TWP Capital Corp. II (the "Issuers") and Target Directories of Michigan, Inc., as Guarantor, and Wilmington Trust Company, as trustee (the "Trustee"). The Series B notes were issued under an indenture, dated as of November 12, 1997, among our company, TWP Capital Corp II and the Trustee. The form and terms of the Series D notes are the same as the form and terms of the Series B and C notes, which they replace, except that:

     - the Series B and D notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof as the Series C notes do; and

     - the holders of Series B and D notes will not be entitled to certain rights under the Exchange Offer Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Series C notes in certain circumstances relating to the timing of the exchange offer, which rights will terminate when the exchange offer is consummated.

     You can find definitions of certain capitalized terms used in the following summary under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. For purposes of this "Description of the Notes," the term "Company" means TransWestern Publishing Company LLC and the term "Notes" means the Series C and D notes collectively.

     The following is a summary of the material terms and provisions of the Notes. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. A copy of the Indenture may be obtained from us by any holder or prospective investor upon request.

GENERAL

     The Notes will be our general unsecured obligations, ranking subordinate in right of payment to all our Senior Indebtedness. The Notes will be our joint and several obligations.

     The Notes will be unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by each Restricted Subsidiary which guarantees payment of the Notes pursuant to the covenant described under "Limitation on Creation of Subsidiaries" (the "Guarantors").

MATURITY, INTEREST AND PRINCIPAL

     The Notes will be limited in aggregate principal amount to $140.0 million, provided that $100.0 million of Notes reserved for issuance under the Indenture will be available only in connection with the exchange of Series B Notes for Series D notes pursuant to the exchange offer. The Notes will mature on November 15, 2007. The Notes will bear interest at a rate of 9 5/8% per annum, which will be payable semiannually in arrears on each May 15 and November 15, commencing May 15, 1999. We will make interest payments to the persons who are holders of record of the Notes at the close of business on the immediately preceding May 1 and November 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 1998. The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes, or other securities substantially similar to the Notes, are not registered with the SEC within the time periods set forth in the Exchange Offer Registration Rights Agreement.

REDEMPTION

     Optional Redemption. Except as described below, the Notes are not redeemable before November 15, 2002. On one or more occasions thereafter, the Issuers may redeem the Notes, in whole or in part, at the following redemption prices, which are expressed as a percentage of principal amount, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   104.813%
2003........................................................   103.208%
2004........................................................   101.604%
2005 and thereafter.........................................   100.000%

     In addition, the Issuers must pay all accrued and unpaid interest on the Notes redeemed.

     Optional Redemption upon Equity Offerings. On one or more occasions prior to November 15, 2000, the Issuers may use the Net Proceeds of one or more Public Equity Offerings to redeem up to 35% of the original principal amount of the Notes at a redemption price of 109.625% of the principal amount thereof plus accrued and unpaid interest thereon; provided that:

     (a) at least 65% of the original principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption; and

     (b) the Issuers make such redemption not more than 90 days following the closing of any such Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     In the event that the Issuers choose to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

     (a) in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed; or

     (b) on a pro rata basis or by lot or by such method as the Trustee shall deem fair and appropriate.

     If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes or portion thereof only on a pro rata basis or on as nearly a pro rata basis as practicable, unless such method is prohibited. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder at its registered address. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Issuers fail to redeem any such Note.

SUBORDINATION

     The indebtedness represented by the Notes will be subordinate in right of payment to the prior payment in full in cash of all existing and future Senior Indebtedness. As of December 31, 1998, the principal amount of outstanding Senior Indebtedness, on a consolidated basis, would have been $67.9 million. In addition, the Issuers would have had $40 million of undrawn commitments available under the Senior Credit Facility.

     The holders of Senior Indebtedness of the Issuers will be entitled to receive payment in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Issuers before the holders of the Notes will be entitled to receive any payment with respect to the Notes in the event of any distribution to creditors of the Issuers:

     (a) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuers or to their creditors, as such, or to their assets;

     (b) in a liquidation or dissolution or other winding-up of the Issuers;

     (c) in an assignment for the benefit of creditors; or

     (d) in any marshaling of assets or liabilities of the Issuers (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings").

     As a result of such subordination, in the event of any Bankruptcy Proceeding, holders of the Notes may recover less ratably than creditors of the Issuers who are holders of Senior Indebtedness.

     No payment may be made on the Notes following delivery by the representative of the holders of Designated Senior Indebtedness under the Senior Credit Facility, if it exists, or if it does not, the holders of other Designated Senior Indebtedness (in either such case, the "Representative") to the Trustee of written notice of:

           (i) a Payment Default on Designated Senior Indebtedness; or

          (ii) a Non-Payment Event of Default on Designated Senior Indebtedness and the acceleration of the maturity of Designated Senior Indebtedness.

Any such prohibition shall continue until the Payment Default is cured, waived in writing or ceases to exist or such acceleration has been rescinded or otherwise cured.

     Upon a Non-Payment Event of Default on Designated Senior Indebtedness, no payment may be made on the Notes for a period (a "Payment Blockage Period") beginning on the date the Trustee receives written notice from the Representative of the

Non-Payment Event of Default until (subject to any blockage under the preceding paragraph) the earliest of:

     (x) more than 179 days have elapsed since the Trustee received the notice;

     (y) the Non-Payment Event of Default has been cured or waived in writing or ceased to exist or such Designated Senior Indebtedness has been paid in full; or

     (z) the Payment Blockage Period has been terminated by written notice to the Issuers or the Trustee from the Representative.

No Payment Blockage Period can extend beyond 179 days from the date the Trustee receives the notice (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, that no additional Payment Blockage Period can extend beyond the Initial Blockage Period. After the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 days after the Initial Blockage Period. No event of default with respect to Designated Senior Indebtedness, other than a Payment Default, which existed or was continuing on the first day of any Payment Blockage Period can serve as the basis for a second Payment Blockage Period, unless such event of default has been cured or waived for at least 90 days.

     Each Guarantee will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness of the respective Guarantor, including obligations of such Guarantor with respect to the Senior Credit Facility, including any guarantee thereof, and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Notes to all Senior Indebtedness of the Issuers.

     If the Issuers or any Guarantor fails to make any payment on the Notes or any Guarantee when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture. See "Events of Default."

     By accepting these Notes, each holder agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants. Except as otherwise specified, all of the covenants described below will appear in the Indenture.

Limitation on Additional Indebtedness

     The Issuers will not, and will not permit any Restricted Subsidiary of the Issuers to, directly or indirectly, incur (as defined) any Indebtedness, including Acquired Indebtedness, other than Permitted Indebtedness.

     Notwithstanding the foregoing, the Issuers and their Restricted Subsidiaries may incur Indebtedness, including Acquired Indebtedness, if:

     (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of the Issuers and their Restricted Subsidiaries, excluding any Indebtedness owed to a Restricted Subsidiary by any other Restricted Subsidiary or the Issuers and any Indebtedness owed to the Issuers by any Restricted Subsidiary, to the Issuers' EBITDA, determined on a pro forma basis for the last four fiscal quarters of the Issuers and their consolidated Restricted Subsidiaries for which financial statements are available at the date of determination, is less than (i) 6.25 to 1 if the Indebtedness is incurred prior to November 15, 2000 and (ii) 6.0 to 1 if the Indebtedness is incurred on or after November 15, 2000; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect to, on a pro forma basis, as if the transaction had occurred at the beginning of the four-quarter period, both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Issuers or any Restricted Subsidiary, together with any other Acquired Indebtedness or other Indebtedness incurred or assumed by the Issuers and Restricted Subsidiaries in connection with acquisitions consummated by the Issuers during such four-quarter period, and the inclusion in the Issuers' EBITDA of the EBITDA of the acquired Person, business, property or assets and any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and as applied as of the Series A/B Issue Date, together with the EBITDA of, and pro forma expense and cost reductions relating to, any other Person, business, property or assets acquired by the Issuers or any Restricted Subsidiary during such four-quarter period; and

     (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

Limitation on Restricted Payments

     The Issuers will not make, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

     (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

     (b) immediately after giving pro forma effect to such Restricted Payment, the Issuers could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the covenant set forth under "Limitation on Additional Indebtedness"; and

     (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Series A/B Issue Date does not exceed the sum of

          (i) 50% of the cumulative Consolidated Net Income of the Company subsequent to the Series A/B Issue Date, or minus 100% of any cumulative deficit in Consolidated Net Income during such period, plus

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

          (ii) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the company from the issue or sale, after the Series A/B Issue Date, of Capital Stock, other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company, of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock, other than Disqualified Capital Stock, of the Company which have been so converted or exercised or exchanged, as the case may be, plus

          (iii) without duplication of any amounts included in clauses (i) and
                (ii) above, 100% of the aggregate net proceeds of any equity contribution received by the Company from a holder of Capital Stock plus

          (iv) $5,000,000.

     For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined, in good faith, by the Board of Directors of the Company.

     The provisions of this covenant shall not prohibit:

     (a) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture,

     (b) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock, other than Disqualified Capital Stock, or out of, the Net Proceeds of the substantially concurrent sale, other than to a Subsidiary of the Company, of other shares of Capital Stock of the Company, other than Disqualified Capital Stock,

     (c) the redemption or retirement of Indebtedness of the Issuers subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of a substantially concurrent sale or incurrence of Indebtedness, other than any Indebtedness owed to a Subsidiary, of the Issuers that is contractually subordinate in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired,

     (d) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale, other than to a Subsidiary of the Company, of other shares of Disqualified Capital Stock,

     (e) so long as no Default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the purchase, redemption or other acquisition for value of shares of Capital Stock, other than Disqualified Capital Stock, or options on such shares held by the Issuers' or their Subsidiaries' officers or employees or former officers or employees, or their estates or beneficiaries under their estates, upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sale or right of first refusal agreement with such current or former officer or employee and payments of principal and interest on the Management Subordinated Notes in accordance with the terms thereof; provided that the aggregate cash consideration paid, or distributions or payments made, in compliance with this clause (e) shall not exceed $2,000,000 in any fiscal year or $10,000,000 in the aggregate from and after the Series A/B Issue Date,

     (f) the payment of management fees under the management agreement with THL and its Affiliates and successors and assigns that do not exceed $500,000 per year and the reimbursement of expenses pursuant thereto, and

     (g) distributions to Holdings solely for the purpose of enabling Holdings to pay its, Capital's or TCC's reasonable operating and administrative expenses, including professional fees and expenses, the amount of which in any fiscal year will not exceed 0.2% at the Company's consolidated net revenues for such fiscal year.

     Notwithstanding the foregoing, the amount of any payments made in reliance on clause (e) above shall reduce the amount otherwise available for Restricted Payments pursuant to subparagraph (c) above.

     Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Issuers' latest available financial statements, and, to the extent that the absence of a Default or an Event of Default is condition to the making of such Restricted Payment, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

Limitation on Other Senior Subordinated Debt

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness, other than the Notes and the Guarantees, as the case may be, that is both:

     (a) subordinate in right of payment to any Senior Indebtedness of the Issuers or their Restricted Subsidiaries, as the case may be, and

     (b) senior in right of payment to the Notes and the Guarantees, as the case may be. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes and the Guarantees, as the case may be, if it is not explicitly subordinate in right of payment to Senior Indebtedness at least to the same extent as the Notes and the Guarantees, as the case may be, are subordinate to Senior Indebtedness.

Limitations on Investments

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, make any Investment other than:

     (a) a Permitted Investment; or

     (b) an Investment that is made as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, after the Issue Date.

Limitations on Liens

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind, other than Permitted Liens, upon any property or asset of the Issuers or any Restricted Subsidiary or any shares of stock, other than under the Senior Credit Facility, or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, unless:

     (a) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien; or

     (b) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to the Lien granted to the Holders of the Notes to the same extent as such subordinated Indebtedness is subordinated to the Notes.

Limitation on Transactions with Affiliates

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with any Affiliate, including entities in which the Issuers or any of their Restricted Subsidiaries owns a minority interest, (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date if such extension, renewal, waiver or other modification is more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date unless:

     (a) such Affiliate Transaction is between or among the Issuers and/or their Wholly-Owned Subsidiaries and/or Holdings and so long as Holdings owns at least 99% of the voting and economic power of the Common Stock of the Company; or

     (b) the terms of such Affiliate Transaction are fair and reasonable to the Issuers or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Issuers or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

     In any Affiliate Transaction involving an amount or having a value in excess of $1.0 million which is not permitted under clause (a) above, the Issuers must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate

Transaction complies with clause (b) above. In any Affiliate Transaction with a value in excess of $5.0 million which is not permitted under clause (a) above, other than any sale by the Company of its Capital Stock that is not Disqualified Capital Stock, the Issuers must obtain a written opinion as to the fairness of such a transaction from an independent investment banking firm.

     The foregoing provisions will not apply to:

     (a) any Restricted Payment that is not prohibited by the provisions described under "Limitation on Restricted Payments" contained herein;

     (b) any transaction pursuant to an agreement, arrangement or understanding existing on the Series A/B Issue Date and described in the Offering Memorandum dated November 6, 1997 relating to the Issuers' Series B Notes;

     (c) any transaction, approved by the Board of Directors of the Company or Capital II, with an officer or director of the Issuers or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business; or

     (d) transactions permitted by the Indenture under the provision "Merger, Consolidation or Sale of Assets."

Limitation on Creation of Subsidiaries

     The Issuers will not create or acquire, nor permit any of their Restricted Subsidiaries to create or acquire, any Subsidiary other than:

     (a) a Restricted Subsidiary that is acquired or created in connection with the acquisition by the Company of a business primarily engaged in, or an asset primarily utilized in, providing directory services and/or classified advertising; or

     (b) an Unrestricted Subsidiary;

provided, however, that each Restricted Subsidiary acquired or created pursuant to clause (a) shall at the time it has either assets or stockholder's equity in excess of $100,000 execute a guarantee in the form attached to the Indenture and reasonably satisfactory in form and substance to the Trustee, and with such documentation relating thereto as the Trustee shall require, including, without limitation, a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such guarantee, pursuant to which such Restricted Subsidiary shall become a Guarantor.

     As of the Issue Date, the Company's only Subsidiaries will be Capital II and Target, the latter of which will be a Guarantor of the Notes.

Limitation on Certain Asset Sales

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

     (a) such Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof, as determined in good faith by the Company's Board of Directors, and evidenced by a board resolution;

     (b) not less than 75% of the consideration received by the Issuers or their Subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments other than in the case where the Company is undertaking a Permitted Asset Swap; and

     (c) the Asset Sale Proceeds received by such Issuer or such Restricted Subsidiary are applied:

          (i) first, to the extent the Company elects, or is required, to prepay, repay or purchase debt or to reduce an unused commitment to lend under any then existing Senior Indebtedness of the Company or any Restricted Subsidiary within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale, but only to the extent that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;

          (ii) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company or a Restricted Subsidiary elects, to an investment in assets, including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person, used or useful in businesses similar or ancillary to the business of the Company or such Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or the Issuers or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions, other than the obtaining of financing, on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 270 days following the receipt of such Asset Sale Proceeds; and

          (iii) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10.0 million, the Issuers shall apply an amount equal to such Available Asset Sale Proceeds, first, to an offer to repurchase the Series B Notes, if any are outstanding, in accordance with the terms of the Series A/B Indenture, as in effect on the Issue Date (the "Series B Asset Sale Offer") and, second, in the event that any Available Asset Sale Proceeds are not applied to a Series B Asset Sale Offer, to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer").

     If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes and use such portion for general corporate purposes, and such retained portion will not be considered in the calculation of Available Asset Sale Proceeds with respect to any subsequent offer to purchase Notes.

     If the Issuers are required to make an Excess Proceeds Offer, the Issuers shall mail, within 30 days following the Reinvestment Date, a notice to the Holders stating, among other things:

     (a) that such Holders have the right to require the Issuers to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof together with accrued and unpaid interest, if any, thereon to the date of purchase;

     (b) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

     (c) the instructions, determined by the Issuers, that each Holder must follow in order to have such Notes repurchased; and

     (d) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes.

Limitation on Preferred Stock of Restricted Subsidiaries

     The Issuers will not permit any Restricted Subsidiary to issue any Preferred Stock, except Preferred Stock issued to the Company or a Restricted Subsidiary, or permit any Person, other than the Company or a Subsidiary, to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the first paragraph of the covenant described under "Limitation on Additional Indebtedness" in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

Limitation on Capital Stock of Subsidiaries

     The Issuers will not:

     (a) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Subsidiary, other than under the Senior Credit Facility or under the terms of any Designated Senior Indebtedness; or

     (b) permit any of their Subsidiaries to issue any Capital Stock, other than to the Issuers or a Wholly-Owned Subsidiary of the Company.

     The foregoing restrictions shall not apply to an Asset Sale made in compliance with "Limitation on Certain Asset Sales" or the issuance of Preferred Stock in compliance with the covenant described under "Limitation on Preferred Stock of Subsidiaries." In no event will the Company sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of Capital II or will Capital II issue any Capital Stock.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuers to:

     (a) (i) pay dividends or make any other distributions to the Issuers or any Restricted Subsidiary of the Issuers

             (A) on its Capital Stock, or

             (B) with respect to any other interest or participation in, or measured by, its profits, or

         (ii) repay any Indebtedness or any other obligation owed to the Issuers or any Restricted Subsidiary of the Issuers;

     (b) make loans or advances or capital contributions to the Issuers or any of their Restricted Subsidiaries; or

     (c) transfer any of its properties or assets to the Issuers or any of their Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

     (i) encumbrances or restrictions existing on the Series A/B Issue Date to the extent and in the manner such encumbrances and restrictions were in effect on the Series A/B Issue Date, including without limitation pursuant to the Senior Credit Facility or under the Series B Notes or the Discount Notes,

     (ii)   the Indenture, the Notes and the Guarantees,

     (iii)   applicable law,

     (iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, including any Subsidiary of the Person, so acquired,

     (v) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices,

     (vi) Refinancing Indebtedness; provided that such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

     (vii) customary restrictions in security agreements or mortgages securing Indebtedness of the Issuers or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages, or

     (viii) customary restrictions with respect to a Restricted Subsidiary of the Issuers pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

Limitation on Sale and Lease-Back Transactions

     The Issuers will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

     (a) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined, in good faith, by the Board of Directors of the Company, and

     (b) the Issuers could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "Limitation on Additional Indebtedness."

Payments for Consent

     Neither the Issuers nor any of their Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Limitation on Conduct of Business of Capital II

     Except to the extent permitted under "Merger, Consolidation or Sale of Assets," Capital II will not hold any operating assets or other properties or conduct any business other than to serve as an Issuer and co-obligor with respect to the Notes and will not own any Capital Stock of any other Person.

CHANGE OF CONTROL OFFER

     Within 20 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Notes at a purchase price equal to 101% of the principal amount thereof together with any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

     Within 20 days of the occurrence of a Change of Control, the Company also shall:

     (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

     (b) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the registrar of the Notes, a notice stating:

            (i) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

           (ii) the Change of Control Purchase Price and the purchase date, which shall be a Business Day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date");

           (iii) that any Note not tendered will remain outstanding and continue to accrue interest;

           (iv) that, unless the Issuers default in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

            (v) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

           (vi) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

           (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

          (viii) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

           (ix) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

     (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

     (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered; and

     (c) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Issuers.

     The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Issuers shall execute and issue, the Guarantors shall endorse the Guarantee and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

     The Indenture will require that if the Senior Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within 20 days following any Change of Control, the Issuers on a joint and several basis covenant to:

     (i) repay in full all obligations under or in respect of the Senior Credit Facility or offer to repay in full all obligations under or in respect of the Senior Credit

         Facility and repay the obligations under or in respect of the Senior Credit Facility of each lender who has accepted such offer; or

     (ii) obtain the requisite consent under the Senior Credit Facility to permit the repurchase of the Notes as described above.

     The Issuers must first comply with the covenant described in the preceding sentence before they shall be required to purchase Notes in the event of a Change of Control; provided that the Issuers' failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (c) under "Events of Default" below if not cured within 60 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Issuers to purchase the Notes unless the Issuers are able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility or obtain requisite consents under the Senior Credit Facility. Failure by the Issuers to make a Change of Control Offer when required by the Indenture constitutes a default under the Indenture and, if not cured within 60 days after notice, constitutes an Event of Default.

     The Indenture will require that:

     (A) if either Issuer or any Subsidiary thereof has issued any outstanding
         (i) Indebtedness that is subordinate in right of payment to the Notes; or (ii) Preferred Stock, and such Issuer or Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Issuers shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Issuers shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Issuers' Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes; and

     (B) the Issuers will not issue Indebtedness that is subordinate in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change in Control under the Indenture.

     In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Issuers to purchase Notes, if such purchase constitutes a "tender offer" for purposes of Rule l4e-1 under the Exchange Act at that time, the Issuers will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Neither of the Issuers will, nor will they permit any Guarantor to, consolidate with, merge with or into, or transfer all or substantially all of its assets, as an entirety or substantially as an entirety in one transaction or a series of related transactions, to, any Person unless, in the case of the Company or any Guarantor:

     (a) the Company or such Guarantor, as the case may be, shall be the continuing Person, or the Person, if other than the Company or such Guarantor, formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or to which the properties and assets of the Company or such Guarantor, as the case may be, are transferred shall be a corporation, or, in the case of the Company, a corporation or a limited partnership, organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or such Guarantor, as the case may be, under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; provided, that at any time the Company or its successor is a limited partnership, there shall be a co-issuer of the Notes that is a corporation;

     (b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

     (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis the Consolidated Net Worth of the Company or the surviving entity as the case may be is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions; and

     (d) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the covenant set forth under "Limitation on Additional Indebtedness."

Notwithstanding anything in this "Merger, Consolidation or Sale of Assets" provision herein to the contrary, but subject to the "Change of Control Offer" provisions above, any of the Company, Capital II and TCC may merge with or into, or consolidate with, another of them and subject only to compliance with clause
(a) of the immediately preceding sentence and the Company may merge into, consolidate with or transfer all or substantially all of its assets to another entity, which entity shall have no significant assets, other than an ownership interest in the Company, and no liabilities immediately prior to such transaction, without regard to the requirements of clause (d) of the immediately preceding sentence.

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Issuers shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

GUARANTEES

     The Notes will be unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors. All payments pursuant to the Guarantees by the Guarantors will be unconditionally subordinate in right of payment to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness of the Guarantor, to the same extent and in the same manner that all payments pursuant to the Notes are subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuers.

     The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, including, without limitation, any Guarantees of Senior Indebtedness, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock is sold, in each case in a transaction in compliance with the covenant described under "Limitation on Certain Asset Sales," or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor in a transaction in compliance with "Merger, Consolidation or Sale of Assets," and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

     The following events will be defined in the Indenture as "Events of Default":

     (a) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon acceleration or redemption or otherwise, whether or not such payment shall be prohibited by the subordination provisions of the Indenture;

     (b) default for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture, in payment of any interest on the Notes;

     (c) default by either of the Issuers or any Guarantor in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

     (d) default in the payment at final maturity of principal in an aggregate amount of $5.0 million or more with respect to any Indebtedness of either Issuer or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $5.0 million or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture;

     (e) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5.0 million shall be rendered against either of the Issuers or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

     (f) certain events involving bankruptcy, insolvency or reorganization of either of the Issuers or any Restricted Subsidiary thereof; and

     (g) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the

         Guarantees is found to be invalid or any of the Guarantors denies in writing its liability under its Guarantee, other than by reason of release of a Guarantor in accordance with the terms of the Indenture.

     The Indenture will provide that the Trustee may withhold notice to the holders of the Notes of any default, except in payment of principal or premium, if any, or interest on the Notes, if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture will provide that if an Event of Default, other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, shall have occurred and be continuing, then the Trustee by notice to the Issuers or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuers and the Trustee may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued but unpaid interest to the date of acceleration and

     (a) such amounts shall become immediately due and payable; or

     (b) if there are any amounts outstanding under or in respect of the Senior Credit Facility, such amounts shall become due and payable upon the first to occur of an acceleration of amounts outstanding under or in respect of the Senior Credit Facility or five business days after receipt by the Company and the representative of the holders of Senior Indebtedness under or in respect of the Senior Credit Facility, of notice of the acceleration of the Notes;

provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all existing Events of Default, other than nonpayment of accelerated principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium, if any, and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered indemnity satisfactory to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture will provide that the Issuers may elect either:

     (a) to defease and be discharged from any and all obligations with respect to the Notes, except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust ("defeasance"); or

     (b) to be released from their obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Certain Covenants" ("covenant defeasance")

upon the deposit with the Trustee, or other qualifying trustee, in trust for such purpose of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Issuers have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture):

     (a) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

     (b) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

     From time to time, the Issuers, the Guarantors and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any holder. The Indenture contains provisions permitting the Issuers, the Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby:

     (a) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes;

     (b) reduce the rate of or change the time for payment of interest on any Note;

     (c) reduce the principal of or premium on or change the stated maturity of any Note;

     (d) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;

     (e) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes, or change the time before which no such redemption may be made;

     (f) waive a default in the payment of the principal of, interest on, or redemption payment with respect to any Note;

     (g) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby; or

     (h) affect the ranking of the Notes or the Guarantees in a manner adverse to the holders.

REPORTS TO HOLDERS

     So long as the Issuers are subject to the periodic reporting requirements of the Exchange Act, they will continue to furnish the information required thereby to the Securities and Exchange Commission and to the holders of the Notes. The Indenture will provide that even if the Company is entitled under the Exchange Act not to furnish such information to the Securities and Exchange Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Securities and Exchange Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

     The Issuers will deliver to the Trustee on or before 120 days after the end of the Issuers' fiscal year and on or before 50 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

     The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Trustee is also acting as trustee under the indenture relating to the Discount Notes.

TRANSFER AND EXCHANGE

     Holders of the Notes may transfer or exchange the Notes in accordance with the Indenture. The Registrar under the Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. We refer you to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person, including an Unrestricted Subsidiary, existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which:

     (a) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, after giving effect to all other fixed and contingent liabilities, but excluding liabilities under the Guarantee, of such Guarantor at such date; and

     (b) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts, after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee, excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means the sale, transfer or other disposition, other than to the Company or any of its Restricted Subsidiaries, in any single transaction or series of related transactions having a fair market value in excess of $1,000,000 of:

     (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Issuers;

     (b) all or substantially all of the assets of the Issuers or of any Restricted Subsidiary thereof;

     (c)  real property; or

     (d) all or substantially all of the assets of a division, line of business or comparable business segment of the Issuers or any Restricted Subsidiary thereof;

provided that Asset Sales shall not include:

     (a) sales, leases, conveyances, transfers or other dispositions to the Company or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary; or

     (b) the contribution of any assets to a joint venture, partnership or other Person, which may be a Subsidiary, to the extent such contribution constitutes a Permitted Investment, other than by operation of clause
         (d) of the definition thereof,

     "Asset Sale Proceeds" means, with respect to any Asset Sale:

     (a) cash received by the Issuers or any Restricted Subsidiary from such Asset Sale, including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale, after

         (i) provision for all income or other taxes, including taxes required to be distributed under the partnership agreement of the Company, measured by or resulting from such Asset Sale,

         (ii) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

         (iii) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale, and

         (iv) deduction of appropriate amounts to be provided by the Issuers or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Issuers or a Restricted Subsidiary after such Asset Sale, including, without limitation, severance, healthcare, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

     (b) promissory notes and other non-cash consideration received by the Issuers or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of:

     (a) the fair value of the property subject to such arrangement, as determined by the Board of Directors of the Company; and

     (b) the present value of the total obligations, discounted at a rate of 10%, compounded annually, of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended.

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (c)(i) or (c)(ii), and that have not been the basis for a Series B Asset Sale Offer or an Excess Proceeds Offer in accordance with clause (c)(iii), of the first paragraph of "Certain Covenants -- Limitation on Certain Asset Sales."

     "Board of Directors" means:

     (a) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor;

     (b) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, and

     (c) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

     "Capital Stock" means, with respect to any Person, any and all shares or other equivalents, however designated, of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable for any of the foregoing.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     A "Change of Control" means the occurrence of one or more of the following events:

     (a) any Person, including a Person's Affiliates and associates, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), of 50% or more of the total voting or economic power of the Common Stock of the Company,

     (b) any Person, including a Person's Affiliates and associates, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 33'% of the total voting power of the Common Stock of the Company, and the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company, as the case may be, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company,

     (c) the admission of any Person as a general partner of Holdings after which TCC, together with one or more Permitted Holders, do not have the sole power, directly or indirectly, to take all of the actions they are entitled or required, to take under the partnership agreement of Holdings as in effect on the Series A/B Issue Date,

     (d) there shall be consummated any consolidation or merger of either Issuer in which such Issuer is not the continuing or surviving corporation or pursuant to which the Common Stock of such Issuer would be converted into cash, securities or other property, other than a merger or consolidation of such Issuer in which the beneficial owners of the Common Stock of such Issuer outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or

     (e) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of TCC, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of TCC has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved, cease to constitute a majority of the Board of Directors of TCC.

     "CIBC Merchant Fund" means the CIBC WG Argosy Merchant Fund 2, L.L.C.

     "CIVC" means Continental Illinois Venture Corporation.

     "Commodity Hedge Agreement" shall mean any option, hedge or other similar agreement or arrangement designed to protect against fluctuations in commodity or materials prices.

     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to:

     (a)  vote in the election of directors of such Person; or

     (b) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Interest Expense" means, with respect to any Person, for any period:

     (a) the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to:

          (i) Redeemable Dividends, whether paid or accrued, on Preferred Stock of Subsidiaries,

          (ii)  imputed interest included in Capitalized Lease Obligations,

          (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (iv)  the net costs associated with hedging obligations,

          (v)   amortization of other financing fees and expenses,

          (vi)  the interest portion of any deferred payment obligation,

          (vii)  amortization of discount or premium, if any; and

          (viii) all other non-cash interest expense, other than interest amortized to cost of sales,

plus, without duplication;

     (b) all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness, including a guarantee of principal, interest or any combination thereof, of any Person, plus the amount of all dividends or distributions paid on Disqualified Stock, other than dividends paid or payable in shares of Capital Stock of the Company, less the amortization of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of:

     (a) the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus

     (b) in the case of the Company, payments by the Company to the Equity Compensation Trust for the benefit of the beneficiaries thereof, minus

     (c) Permitted Tax Distributions, to the extent such Permitted Tax Distributions are made;

provided, however, that:

     (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest, which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP, shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary;

     (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions, other than pursuant to the Notes or the Indenture, shall be excluded to the extent of such restriction or limitation;

     (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (d) any net gain, but not loss, resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded; and

     (e) extraordinary, unusual and nonrecurring gains and losses, including any related tax effects on the Issuers, shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholder's equity of such Person less the amount of such stockholder's equity attributable to Disqualified Capital Stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

     "Default" means any condition or event that is, or with the passing of time or giving of any notice expressly required under the Indenture, or both, would be, an Event of Default.

     "Designated Senior Indebtedness" as to the Company or any Guarantor, as the case may be, means any Senior Indebtedness:

     (a) under the Senior Credit Facility; or

     (b) (i) which at the time of determination exceeds $25.0 million in aggregate principal amount, or accreted value in the case of Indebtedness issued at a discount, outstanding or available under a committed facility;

         (ii) which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person; and

         (iii) as to which the Trustee has been given written notice of such designation.

     "Disqualified Capital Stock" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event:

     (a) matures on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness; or

     (b) is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness; or

     (c) is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness;

provided that Capital Stock of the Company that is held by a current or former employee of the Company subject to a put option and/or a call option with the Company triggered by the termination of such employee's employment with the Company and/or the Company's performance shall not be deemed to be Disqualified Capital Stock solely by virtue of such call option and/or put option.

     Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include:

     (i)  any Preferred Stock of a Restricted Subsidiary of the Company; and

     (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash, other than Permitted Tax Distributions, during the period prior to the maturity date of the Notes;

provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

     "EBITDA" means, for any Person, for any period, an amount equal to

     (a) the sum of

         (i)   Consolidated Net Income for such period, plus

         (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus

         (iii) Consolidated Interest Expense for such period, but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income, plus

         (iv)  depreciation for such period on a consolidated basis, plus

         (v) amortization of intangibles for such period on a consolidated basis, plus

         (vi) any other non-cash items reducing Consolidated Net Income for such period, plus

         (vii)  without duplication, Permitted Tax Distributions, plus

         (viii) cash payments of expenses arising in connection with the Recapitalization, minus

     (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP;

except that with respect to the Issuers, each of the foregoing items shall be determined on a consolidated basis with respect to the Issuers and their Restricted Subsidiaries only; provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment, other than in a Subsidiary which under GAAP is consolidated, of such Person shall be included only:

     (i) if cash income has been received by such Person with respect to such Investment; or

     (ii) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

     "Equity Compensation Trust" means the Company's Equity Compensation Trust for the benefit of certain of its employees, established pursuant to the Equity Compensation Trust Agreement, dated as of November 4, 1993, as amended by an agreement dated as of October 1, 1997 between the Company and the trustees thereof, and any successor trust with terms substantially similar thereto, with an additional requirement of continued employment status.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

     "Guarantee" means, as the context may require, individually, a guarantee, or collectively, any and all guarantees, of the Obligations of the Company with respect to the Notes by each Guarantor, if any, pursuant to the terms of the Indenture.

     "Guarantor" means Target and each Restricted Subsidiary of the Issuers that hereafter becomes a Guarantor pursuant to the Indenture, and "Guarantors" mean such entities, collectively.

     "Guarantor Senior Indebtedness" means the principal of and premium, if any, and interest, including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding, on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with:

     (a) any Guarantor's direct incurrence of any Indebtedness or its guarantee of all Indebtedness of the Company or any Restricted Subsidiaries, in each case owed to lenders under the Senior Credit Facility,

     (b) all obligations of such Guarantor with respect to any Interest Rate Agreement,

     (c) all obligations of such Guarantor to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments,

     (d) all other Indebtedness of such Guarantor which does not provide that it is to rank pari passu with or subordinate to the Guarantees, and

     (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Guarantor Senior Indebtedness described above.

     Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include:

     (a) Indebtedness of such Guarantor to any of its Subsidiaries;

     (b) Indebtedness represented by the Guarantees;

     (c) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Guarantor Senior Indebtedness;

     (d) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business; or

     (e) Indebtedness incurred in violation of the Indenture.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means, without duplication, with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money, whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property, excluding, without limitation, any balances that constitute accounts payable or trade payables or liabilities arising from advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business, and other accrued liabilities arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

     (a) any Capitalized Lease Obligations,

     (b) obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, provided, however, that if such obligation or obligations shall not have been assumed, the amount of such indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets,

     (c) guarantees of items of other Persons which would be included within this definition for such other Persons, whether or not such items would appear upon the balance sheet of the guarantor,

     (d) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, provided that in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons,

     (e) in the case of the Issuers, Disqualified Capital Stock of the Issuers or any Restricted Subsidiary thereof, and

     (f) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing, if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

     (a) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

     (b) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any Restricted Subsidiary for purposes of this definition. Furthermore, guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Individual Investors" means the Management Investors and the former Chairman of Holdings.

     "Interest Rate Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

     "Investments" means, directly, or indirectly, any advance, account receivable, other than an account receivable arising in the ordinary course of business or acquired as part of the assets acquired by the Issuers in connection with an acquisition of assets which is otherwise permitted by the terms of the Indenture, loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means the date the Notes are first issued by the Issuers and authenticated by the Trustee under the Indenture.

     "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, other than advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing.

     "Management Subordinated Notes" means notes issued to current or former employees of the Company in accordance with the terms of the Executive Agreements between the Company and such current or former employees in existence on the Series A/ B Issue Date or pursuant to agreements between Holdings, TCC or the Company and then current or former employees with substantially similar terms regarding such issuance entered into after the Series A/B Issue Date, which notes are expressly subordinated as to payment of principal, premium, if any, and interest to the Notes.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Proceeds" means:

     (a) in the case of any sale of Capital Stock by an Issuer, the aggregate net proceeds received by such Issuer, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property, valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Issuer, at the time of receipt, and

     (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender, plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith.

     "Non-Payment Event of Default" means any event, other than a Payment Default, the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture and delivered to the Trustee.

     "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of, or premium, if any, or interest on or any other amount payable in connection with Designated Senior Indebtedness.

     "Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Subsidiaries in which 90% of the consideration received by the transferor consists of properties or assets, other than cash, that will be used in the business of the transferor; provided that

     (a) the aggregate fair market value, as determined in good faith by the Board of Directors of the Company, of the property or assets being transferred by the Company or such Subsidiary is not greater than the aggregate fair market value, as determined in good faith by the Board of Directors, of the property or assets received by the Company or such Subsidiary in such exchange; and

     (b) the aggregate fair market value, as determined in good faith by the Board of Directors, of all property or assets transferred by the Company and any of its Subsidiaries

        (i) in connection with any single transfer or series of related transfers shall not exceed $2.0 million and

        (ii) in connection with all such transfers following the Series A/B Issue Date shall not exceed $5.0 million in the aggregate.

     "Permitted Holders" means, collectively,

     (a) Holdings and TCC,

     (b) THL, CIVC, CIBC Merchant Fund, First Union and any Affiliate of, including any equity fund advised by, any of the foregoing, other than any portfolio company with operating assets, and

     (c) the Individual Investors, each of the spouses, children, adoptive or biological, or other lineal descendants of the Individual Investors, the probate estate of any such individual and any trust, so long as one or more of the foregoing individuals retains substantially all of the controlling or beneficial interest thereunder.

     "Permitted Indebtedness" means:

     (a) Indebtedness of the Company or any Restricted Subsidiary

          (i) arising under or in connection with the Senior Credit Facility in an amount not to exceed $125.0 million, which amount shall be reduced by any mandatory prepayments actually made thereunder required as a result of any Asset Sale or similar sale of assets, to the extent, in the case of payments of revolving credit indebtedness, that the corresponding commitments have been permanently reduced, and any scheduled payments actually made thereunder; or

          (ii) that constitutes Acquisition Debt (as defined in the Senior Credit Facility) under the Senior Credit Facility to the extent such Indebtedness permanently reduces the aggregate commitments available under the Senior Credit Facility;

     (b) Indebtedness under the Series B Notes and related guarantees, the Notes and the Guarantees;

     (c) Indebtedness not covered by any other clause of this definition which was outstanding on the Series A/B Issue Date or is outstanding on the Issue Date and was incurred subsequent to the Series A/B Issue Date in compliance with the Series A/B Indenture;

     (d) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

     (e) Interest Rate Agreements;

     (f) Refinancing Indebtedness;

     (g) Indebtedness under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

     (h) Indebtedness consisting of guarantees made in the ordinary course of business by the Company or its Subsidiaries of obligations of the Issuers or any of their Subsidiaries, which obligations are otherwise permitted under the Indenture;

     (i) contingent obligations of the Company or its Subsidiaries in respect of customary indemnification and purchase price adjustment obligations incurred in connection with an Asset Sale; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such Asset Sale;

     (j) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries incurred to acquire property in the ordinary course of business and any refinancings, renewals or replacements of any such Purchase Money Indebtedness or Capitalized Lease Obligation, subject to the limitations on the principal amount thereof set forth in this clause (j), the principal amount of which Purchase Money Indebtedness and Capitalized Lease Obligations shall not in the aggregate at any one time outstanding exceed 5% of the Company's consolidated total assets stated in accordance with GAAP as of the end of the last preceding fiscal quarter for which financial statements are available;

     (k) the Management Subordinated Notes; and

     (l) additional Indebtedness of the Company or any of its Subsidiaries, other than Indebtedness specified in clauses (a) through (k) above, not to exceed $5.0 million in the aggregate at any one time outstanding.

     "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of:

     (a) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary;

     (b) Temporary Cash Investments;

     (c) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

          (i)  such Person becomes a Restricted Subsidiary of the Company,

          (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof, or

          (iii) such business or assets are owned by the Company or a Restricted Subsidiary;

     (d) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to either or both of the Issuers or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Sale of Assets";

     (e) Investments consisting of

          (i) purchases and acquisitions of inventory, supplies, materials and equipment, or

          (ii) licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

     (f)  Investments consisting of

         (i) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding,

         (ii) loans to employees of the Company for the sole purpose of purchasing equity of the Company,

         (iii) extensions of trade credit in the ordinary course of business, and

         (iv)  prepaid expenses incurred in the ordinary course of business;

     (g) without duplication, Investments consisting of Indebtedness permitted pursuant to clause (d) under the definition of Permitted Indebtedness;

     (h) Investments existing on the Series A/B Issue Date or existing on the Issue Date that were made subsequent to the Series A/B Issue Date in compliance with the Series A/B Indenture;

     (i) Investments of the Company under Interest Rate Agreements;

     (j) Investments under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

     (k) Investments consisting of endorsements for collection or deposit in the ordinary course of business; and

     (l) Investments, other than Investments specified in clauses (a) through
         (k) above, in an aggregate amount, as valued at the time each such Investment is made, not exceeding $5.0 million for all such Investments from and after the Series A/B Issue Date; provided that the amount available for Investments to be made pursuant to this clause (l) shall be increased from time to time to the extent any return on capital is received by the Company or a Restricted Subsidiary on an Investment previously made in reliance on this clause (l).

     "Permitted Liens" means

     (a) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries;

     (b) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

     (c) Liens in favor of the Issuers or any of their Restricted Subsidiaries;

     (d) Liens securing industrial revenue bonds;

     (e) Liens to secure Purchase Money Indebtedness and Capitalized Lease Obligations that are permitted under clause (j) of the definition of "Permitted Indebtedness"; provided that,

          (i) with respect to any Purchase Money Indebtedness, any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost, including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction, of such Property,

          (ii) with respect to any Purchase Money Indebtedness, the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and

          (iii) such Lien does not extend to or cover any Property other than the item of Property that is the subject of such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, and any improvements on such item,

     (f) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

     (g) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings;

     (h)  Liens securing Senior Indebtedness or Guarantor Senior Indebtedness;

     (i) Liens existing on the Series A/B Issue Date or existing on the Issue Date that arose subsequent to the A/B Issue Date in compliance with the Series A/B Indenture;

     (j) any extensions, substitutions, replacements or renewals of the foregoing,

     (k) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of government insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations, other than obligations for borrowed money, entered into in the ordinary course of business;

     (l) any attachment or judgment Lien not constituting an Event of Default under the Indenture that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, if so required;

     (m) Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases;

     (n) Liens arising by operation of law in favor of depositary banks and collecting banks, incurred in the ordinary course of business;

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

     (o) Liens consisting of restrictions on the transfer of securities, pursuant to applicable federal and state securities laws;

     (p) interests of lessors and licensors under leases and licenses to which the Issuers or any of their Restricted Subsidiaries is a party; and

     (q) with respect to any real property occupied by the Company or any of its Restricted Subsidiaries, all easements, rights of way, licenses and similar encumbrances on or defects of title that do not materially impair the use of such property for its intended purposes.

     "Permitted Tax Distributions" means distributions by Holdings or the Company to their respective partners or members from time to time in an amount approximately equal to the income tax liability of such partners or members of Holdings or the Company, as the case may be, resulting from the taxable income of Holdings or Company, as the case may be, (after taking into account, to the extent they may reduce such tax liability, all of the prior tax losses of Holdings or the Company, as the case may be, to the extent such losses have not previously been deemed to reduce the taxable income of Holdings or the Company, as the case may be, and thereby reduce distributions for taxes in accordance herewith); such distribution for taxes shall be based on the approximate highest combined tax rate that applies to any one of the partners or members of Holdings or the Company, as the case may be.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, including any agency or political subdivision thereof.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Public Equity Offering" means a public offering by the Company or TCC of shares of its Common Stock, however designated and whether voting or non-voting, and any and all rights, warrants or options to acquire such Common Stock; provided, however, that in connection with any such Public Equity Offering the net proceeds of such Public Equity Offering are contributed to the Company as common equity.

     "Purchase Money Indebtedness" means any Indebtedness incurred by a Person to finance, within 90 days from incurrence, the cost, including the cost of construction, of an item of Property acquired in the ordinary course of business, the principal amount of which Indebtedness does not exceed the sum of

     (a) 100% of such cost; and

     (b) reasonable fees and expenses of such Person incurred in connection therewith.

     "Recapitalization" means the transactions described in the Recapitalization Agreement.

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

     "Recapitalization Agreement" means the Securities Purchase and Redemption Agreement dated August 27, 1997 by and among Holdings, TCC, TWP Recapitalization Corp., THL and certain limited partners of Holdings and TCC, as amended as of September 30, 1997.

     "Redeemable Dividend" means, for any dividend or distribution, other than Permitted Tax Distributions, with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Disqualified Capital Stock.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that:

     (a) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

     (b) the Refinancing Indebtedness is scheduled to mature either

        (i) no earlier than the Indebtedness being refunded, refinanced or extended, or

        (ii) after the maturity date of the Notes;

     (c) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes;

     (d) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of

        (i) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended;

        (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended; and

        (iii) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and

     (e) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Company.

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

     "Restricted Payment" means any of the following:

     (a) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Issuers or any Restricted Subsidiary of the Issuers or any payment made to the direct or indirect holders, in their capacities as such, of Capital Stock of the Issuers or any Restricted Subsidiary of the Issuers other than:

           (i) dividends or distributions payable solely in Capital Stock, other than Disqualified Capital Stock, or in options, warrants or other rights to purchase Capital Stock, other than Disqualified Capital Stock,

           (ii)  Permitted Tax Distributions, and

           (iii) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company;

     (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries, other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Stock;

     (c) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinate in right of payment to the Notes other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition;

     (d) without limiting the generality of the foregoing clause (c), the making of any principal or interest payment on the Management Subordinated Notes;

     (e)  the making of any payments to the Equity Compensation Trust;

     (f) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment;

     (g) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by the Issuers therein; and

     (h) forgiveness of any Indebtedness of an Affiliate of the Issuers, other than a Restricted Subsidiary, to the Issuers or a Restricted Subsidiary.

For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined by the Company's Board of Directors.

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action, and treating any Acquired Indebtedness as having been incurred at the time of such action, the Issuers could have incurred at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "Limitation on Additional Indebtedness" covenant.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal Property, which Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means the Credit Agreement, dated as of October 1, 1997, among the Issuers, the lenders listed therein and Canadian Imperial Bank of Commerce, as administrative agent, and First Union National Bank, as documentation agent, as amended and restated as of November 6, 1997, together with the documents related thereto, including, without limitation, any guarantee agreements and security documents, in each case as such agreements may be amended, including any amendment and restatement thereof, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, including adding Subsidiaries of the Issuers as additional borrowers or guarantors thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Senior Indebtedness" means the principal of and premium, if any, and interest, including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding, on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with

     (a) all Indebtedness of the Issuers owed to lenders under the Senior Credit Facility;

     (b) all obligations of the Company with respect to any Interest Rate Agreement;

     (c) all obligations of the Company to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

     (d) all other Indebtedness of the Company which does not provide that it is to rank pari passu with or subordinate to the Notes; and

     (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

     (a) Indebtedness of the Company to any of its Subsidiaries;

     (b) Indebtedness represented by the Notes or the Series B Notes;

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

     (c) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

     (d) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business; and

     (e) Indebtedness incurred in violation of the Indenture.

     "Series A/B Indenture" means the Indenture, dated as of November 12, 1997, among the Issuers and the Trustee relating to the 9 5/8% Senior Subordinated Notes due 2007 of the Issuers.

     "Series A/B Issue Date" means November 12, 1997.

     "Series B Notes" means the $100.0 million aggregate principal amount of Series B 9 5/8% Senior Subordinated Notes due 2007 issued under the Series A/B Indenture in exchange for the 9 5/8% Senior Subordinated Notes due 2007 originally issued thereunder on the Series A/B Issue Date.

     "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

     (a) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

     (b) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "Target" means Target Directories of Michigan, Inc., a Michigan corporation and a Wholly-Owned Subsidiary of the Company.

     "TCC" means TransWestern Communications Company, Inc., a Delaware corporation and the general partner of the Company.

     "Temporary Cash Investments" means

     (a) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase;

     (b) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or

     (c) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (a) and (b).

     "THL" means Thomas H. Lee Equity Fund III, L.P.

     "Unrestricted Subsidiary" means

     (a) any Subsidiary of an Unrestricted Subsidiary; and

     (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments."

     The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

     "Wholly-Owned Subsidiary" of a specified Person means any Subsidiary, or, if such specified Person is the Company, a Restricted Subsidiary, all of the outstanding voting securities, other than directors' qualifying shares, of which are owned, directly or indirectly, by such Person.

BOOK-ENTRY; DELIVERY AND FORM

     The Series D notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Note"). The Global Note will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Series D notes in certificated form except in the limited circumstances described below.

     The Series D notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised us that pursuant to procedures established by it:

     - upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the exchanging holders with portions of the principal amount of the Global Note; and

     - ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interests in the Global Note.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE SERIES D NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SERIES D NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE RELATED THERETO FOR ANY PURPOSE.

     Payments in respect of the principal of, and premium, if any, and interest on the Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indenture relating to the Series D notes. Under the terms of such indenture, the persons in whose names the notes, including the Global Note, are registered will be treated as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of our company or the Trustee nor any agent of our company or the Trustee has or will have any responsibility or liability for:

     - any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note; or

     - any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Series D notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Series D notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the company. Neither our company nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Series D notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Note for all purposes.

     Interests in the Global Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of Series D notes only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "-- Exchange of Book Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global Note for Series D notes in certificated form and to distribute such notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of our company or the Trustee nor any agent of our company or the Trustee will have any responsibility for the performance by DTC or its respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

     The Global Note is exchangeable for definitive Series D notes in registered certificated form if:

     - DTC notifies us that it is unwilling or unable to continue as depository for the Global Note and we thereupon fail to appoint a successor depository or DTC has ceased to be a clearing agency registered under the Exchange Act;

     - we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Series D notes in certificated form; or

     - there shall have occurred and be continuing a default or an event of default with respect to the Series D notes.

In all cases, certificated notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. federal income tax aspects of the exchange of Series B and C notes for Series D notes pursuant to the exchange offer and the ownership and disposition of the Series D notes. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes or out of the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing Treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     PERSONS CONSIDERING INVESTING IN THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

     The exchange of Series B and C notes for Series D notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the Series D notes will not be considered to differ materially in kind or extent from the Series B and C notes. Rather, the Series D notes received by a holder will be treated as a continuation of the Series B and C notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Series B and C notes for Series D notes pursuant to the exchange offer.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Series D note that is:

     - a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States;

     - a corporation organized under the laws of the United States or any political subdivision thereof or therein;

     - an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

     - a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions (a "U.S. Holder").

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

Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

Stated Interest

     Stated interest on a Series D note should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such Holder's method of accounting for U.S. federal income tax purposes.

Market Discount

     If a Series D note is acquired at a "market discount," some or all of any gain realized upon a sale or other disposition or payment at maturity or some or all of a partial principal payment of such Series D note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess, if any, of the stated redemption price at maturity of a Series D note over its purchase price, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include market discount in income as it accrues, any gain realized on a subsequent disposition of a Series D note, other than in connection with certain nonrecognition transactions, or payment at maturity, or some or all of any partial principal payment with respect to the Series D note, will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. Holder held the Series D note.

     The amount of market discount treated as having accrued will be determined either:

     - on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Series D note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the Series D note up to and including the date of its maturity; or

     - if the U.S. Holder so elects, on a constant interest rate method.

A U.S. Holder may make that election with respect to any Series D note but, once made, such election is irrevocable.

     In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a Series D note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Series D notes and other obligations held by the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the Series D note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

     Unless a U.S. Holder who acquires a Series D note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such Series D notes in an amount not exceeding the deferred income until such income is realized.

Bond Premium

     If a U.S. Holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the sum of all amounts payable on the instrument after the purchase date, other than qualified stated interest, the note has "bond premium." The Series C notes were issued for an amount in excess of their principal amount, and thus have "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such note or if it results in a smaller amount of amortizable bond premium, until an earlier call date.

     If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss upon the sale or other disposition or payment of the principal amount of the Series D note.

     An election to amortize premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or that are thereafter acquired and may be revoked only with the consent of the IRS.

Exchange Notes

     Neither an exchange of Series B or C notes for Series D notes with terms identical to those of the Series B and C notes nor the filing of a registration statement with respect to the resale of the Series C notes should be a taxable event to holders of Series B or C notes, and holders should not recognize any taxable gain or loss or any interest income as a result of such an exchange or such a filing. The issuers are obligated to pay additional interest to the holders of the Series C notes under certain circumstances described under "The Exchange Offer -- Purpose and Effect of the Exchange Offer" above. Any such payments should be treated for tax purposes as interest, taxable to holders as such payments become fixed and payable.

Sale, Exchange or Redemption of the Series D Notes

     Upon the disposition of a Series D note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued interest not yet taken into income which will be taxed as ordinary income, and the U.S. Holder's tax basis in the Series D note. A U.S. Holder's tax basis in a Series D note generally will equal the cost of the Series D note to the U.S. Holder increased by amounts includible in income as market discount, if the U.S. Holder elects to include market discount on a current basis, and reduced by any bond premium amortized by any U.S. Holder.

     Assuming the Series D note is held as a capital asset, such gain or loss, except to the extent that the market discount rules otherwise provide, will generally constitute capital gain or loss and will be long-term capital gain, which is taxed, in the case of non-corporate taxpayers, at a maximum rate of 20%, or loss if the U.S. Holder has held such Series D note for longer than 12 months.

Backup Withholding and Information Reporting

     Under the Code, a U.S. Holder of a Series D note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, a Series D note. This withholding applies only if a U.S. Holder:

     - fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor;

     - furnishes an incorrect TIN;

     - fails to report interest or dividends properly; or

     - fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Series D notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Series D note that is not a U.S. Holder (a "Non-U.S. Holder").

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Series D notes by any particular Non-U.S. Holder in light of such Holder's personal circumstances, including holding the Series D notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as U.S. residence or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its Series D note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Series D note will be considered "U.S. trade or business income" if such income or gain is effectively connected with the conduct of a U.S. trade or business, or in the case of an applicable income tax treaty between the United States and the country of which the Holder is a qualified resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

Stated Interest

     Generally, any interest paid to a Non-U.S. Holder of a Series D note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Interest on the Series D notes will qualify as portfolio interest if:

     - the Non-U.S. Holder does not actually or constructively own 10% or more capital or profits interest in TransWestern Publishing Company LLC, or 10% or more of the voting power of TWP Capital Corp. II, and is not a "controlled foreign corporation" with respect to which either of the issuers is a "related person" within the meaning of Section 881(c)(3)(C) of the Code; and

     - the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224, or such successor forms as the IRS designates, as applicable, prior to payment of interest. These forms must be periodically updated. Under regulations effective beginning after December 31, 1999, the Forms 1001 and 4224 will be replaced by Form W-8, and a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, Exchange or Redemption of Notes

     Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Series D note generally will not be subject to U.S. federal income tax unless such gain is U.S. trade or business income, or, subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Series D note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

Information Reporting and Backup Withholding

     The issuers must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Backup withholding and information reporting will not apply to payments of principal on the Series D notes by the issuers to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither the issuers nor their paying agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Series D note to or through a non-U.S. office of a U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is a "controlled foreign corporation" for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of Series D notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. Holder.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Series D notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series D notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of Series D notes received in exchange for Series B or C notes where such Series B or C notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

     We will not receive any proceeds from any sales of the Series D notes by Participating Broker Dealers. Series D notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series D notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Series D notes. Any Participating Broker-Dealer that resells the Series D notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series D notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series D notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance of the Series D notes will be passed upon by Kirkland & Ellis, Chicago, Illinois, a partnership which includes professional corporations.

                                    EXPERTS

     The financial statements of TransWestern Publishing Company LLC as of December 31, 1998 and April 30, 1998 and 1997 and for the eight months ended December 31, 1998 and each of the three years in the period ended April 30, 1998 included in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     TransWestern is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Any reports and other information filed under the Securities Exchange Act of 1934 may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants, like TransWestern, that file electronically with the SEC.

     TransWestern has agreed that, whether or not it is required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, it will furnish to the holders of the notes and file with the SEC, unless the SEC will not accept such a filing:

     - all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if it was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by TransWestern's certified independent accountants, and

     - all reports that would be required to be filed with the SEC on Form 8-K if TransWestern was required to file such reports.

In addition, for so long as any of the notes remain outstanding, the issuers have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Report of Ernst & Young LLP, Independent Auditors...........    F-2
Consolidated Balance Sheets as of April 30, 1997 and 1998
  and December 31, 1998.....................................    F-3
Consolidated Statements of Operations for each of the three
  years ended April 30, 1998 and for the transition periods
  for the eight months ended December 31, 1997 (Unaudited)
  and 1998..................................................    F-4
Consolidated Statements of Changes in Member Deficit for
  each of the three years ended April 30, 1998, and the
  transition period for the eight months ended December 31,
  1998......................................................    F-5
Consolidated Statements of Cash Flows for each of the three
  years ended April 30, 1998 and the transition periods for
  the eight months ended December 31, 1997 (Unaudited) and
  1998......................................................    F-6
Notes to Consolidated Financial Statements..................    F-7


                        UNITED DIRECTORY SERVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........   F-22
Balance Sheet as of December 31, 1998.......................   F-23
Statement of Operations for the Year Ended December 31,
  1998......................................................   F-24
Statement of Shareholders' Equity for the Year Ended
  December 31, 1998.........................................   F-25
Statement of Cash Flows for the Year Ended December 31,
  1998......................................................   F-26
Notes to Financial Statements...............................   F-27

                          UNIVERSAL PHONE BOOKS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........   F-30
Balance Sheet as of September 30, 1998......................   F-31
Statement of Operations for the Year Ended September 30,
  1998......................................................   F-32
Statement of Shareholders' Deficit for the Year Ended
  September 30, 1998........................................   F-33
Statement of Cash Flows for the Year Ended September 30,
  1998......................................................   F-34
Notes to Financial Statements...............................   F-35

                      TRANSWESTERN PUBLISHING COMPANY LLC

                   PRO FORMA COMBINED CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

Pro Forma Combined Condensed Balance Sheet (Unaudited)......   F-39
Pro Forma Combined Condensed Statement of Operations
  (Unaudited)...............................................   F-40
Notes to Pro Forma Combined Condensed Financial Statements
  (Unaudited)...............................................   F-41

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Member
TransWestern Publishing Company LLC

     We have audited the accompanying consolidated balance sheets of TransWestern Publishing Company LLC at April 30, 1997 and 1998 and December 31, 1998 and the related statements of operations, changes in member deficit and cash flows for each of the three years in the period ended April 30, 1998 and for the eight months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TransWestern Publishing Company LLC at April 30, 1997 and 1998 and December 31, 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 1998 and for the eight months ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
February 15, 1999

                      TRANSWESTERN PUBLISHING COMPANY LLC

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     APRIL 30,
                                                --------------------   DECEMBER 31,
                                                  1997       1998          1998
                                                --------   ---------   ------------
ASSETS
Current assets:
  Cash........................................  $  1,254   $   1,512    $  14,067
  Trade receivable, (less allowance for
     doubtful accounts of $7,626 at April 30,
     1997, $9,532 at April 30, 1998 and $9,608
     at December 31, 1998)....................    23,279      26,127       20,931
     Deferred directory costs.................     6,412       6,226        8,935
     Other current assets.....................       518         950          805
                                                --------   ---------    ---------
          Total current assets................    31,463      34,815       44,738
Property, equipment and leasehold
  improvements, net...........................     2,840       2,694        2,977
Acquired intangibles, net.....................    12,241      14,860       34,486
Other assets, primarily debt issuance costs,
  net.........................................     1,687       8,435        8,629
                                                --------   ---------    ---------
          Total assets........................  $ 48,231   $  60,804    $  90,830
                                                ========   =========    =========
LIABILITIES AND MEMBER DEFICIT

Current liabilities:
  Accounts payable............................  $  3,901   $   4,373    $   4,241
  Salaries and benefits payable...............     4,112       3,075        3,980
  Accrued acquisition costs...................       986         504          450
  Accrued Equity Compensation Plan
     contribution.............................        --       2,900           --
  Accrued interest............................        69       4,841        1,470
  Other accrued liabilities...................       448       1,124        1,063
  Amount due general partner..................       805          --           --
  Customer deposits...........................    10,197      10,164       16,139
  Current portion, long-term debt.............    10,921       2,391        2,207
                                                --------   ---------    ---------
          Total current liabilities...........    31,439      29,372       29,550
Long-term debt:
  Senior Credit Facility......................    67,514      77,344       66,165
  Series B and C 9 5/8% Senior Subordinated
     Notes....................................        --     100,000      141,784
  Other notes payable.........................        --          --        2,000
                                                --------   ---------    ---------
          Total non-current liabilities.......    67,514     177,344      209,949
Member deficit................................   (50,722)   (145,912)    (148,669)
                                                --------   ---------    ---------
          Total liabilities and member
             deficit..........................  $ 48,231   $  60,804    $  90,830
                                                ========   =========    =========

                            See accompanying notes.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 EIGHT MONTHS ENDED
                                  YEARS ENDED APRIL 30,             DECEMBER 31,
                               ----------------------------    ----------------------
                                1996      1997       1998         1997         1998
                               -------   -------   --------    -----------   --------
                                                               (UNAUDITED)
Net revenues.................  $77,731   $91,414   $100,143     $ 52,326     $ 61,071
Cost of revenues.............   18,202    19,500     20,233       11,998       12,694
                               -------   -------   --------     --------     --------
Gross profit.................   59,529    71,914     79,910       40,328       48,377
Operating expenses:
  Sales and marketing........   29,919    36,640     40,290       22,852       27,530
  General and
     administrative..........   14,276    16,821     16,588       10,575       12,092
  Contribution to Equity
     Compensation Plan.......      796        --      5,543        5,543           --
                               -------   -------   --------     --------     --------
          Total operating
             expenses........   44,991    53,461     62,421       38,970       39,622
                               -------   -------   --------     --------     --------
Income from operations.......   14,538    18,453     17,489        1,358        8,755
Other income, net............      375        48         82          (23)         242
Interest expense.............   (6,630)   (7,816)   (13,387)      (7,356)     (11,754)
                               -------   -------   --------     --------     --------
                                (6,255)   (7,768)   (13,305)      (7,379)     (11,512)
                               -------   -------   --------     --------     --------
Income (loss) before
  extraordinary item.........    8,283    10,685      4,184       (6,021)      (2,757)
Extraordinary loss...........   (1,368)       --     (4,791)      (4,791)          --
                               -------   -------   --------     --------     --------
Net income (loss)............  $ 6,915   $10,685   $   (607)    $(10,812)    $ (2,757)
                               -------   -------   --------     --------     --------
Net income (loss) per Member
  unit.......................  $ 6,915   $10,685   $   (607)    $(10,812)    $ (2,757)
                               =======   =======   ========     ========     ========

                            See accompanying notes.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                    STATEMENTS OF CHANGES IN MEMBER DEFICIT
                YEARS ENDED APRIL 30, 1998, 1997, AND 1996, AND
                      EIGHT MONTHS ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

Balance at April 30, 1995...................................  $ (22,721)
  Net income................................................      6,915
  Distributions to member...................................    (39,800)
                                                              ---------
Balance at April 30, 1996...................................    (55,606)
  Net income................................................     10,685
  Distributions to member...................................     (5,801)
                                                              ---------
Balance at April 30, 1997...................................    (50,722)
  Net (loss)................................................       (607)
  Contributions from member.................................     85,756
  Equity transaction costs..................................     (3,858)
  Distributions to member...................................   (176,481)
                                                              ---------
Balance at April 30, 1998...................................   (145,912)
  Net (loss)................................................     (2,757)
                                                              ---------
Balance at December 31, 1998................................  $(148,669)
                                                              =========

                            See accompanying notes.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         EIGHT MONTHS ENDED
                                                          YEARS ENDED APRIL 30,             DECEMBER 31,
                                                      ------------------------------   ----------------------
                                                        1996      1997       1998         1997         1998
                                                      --------   -------   ---------   -----------   --------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...................................  $  6,915   $10,685   $    (607)   $ (10,812)   $ (2,757)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Extraordinary item-non cash.......................     1,368        --       4,791        4,791          --
  Depreciation and amortization.....................     4,691     6,399       7,086        4,383       4,526
  Amortization of deferred debt issuance costs......       804       703         943          559         869
  Provision for doubtful accounts...................     7,069     8,920       9,094        4,847       5,895
  Changes in operating assets & liabilities, net of
    effects of purchased directories:
    Trade receivables...............................      (684)   (4,142)     (4,754)       5,917       5,249
    Write-off of doubtful accounts..................    (8,231)   (7,287)     (7,672)      (4,842)     (6,276)
    Recoveries of doubtful accounts.................       660       679         485          355         432
    Deferred directory costs........................        97      (302)        186       (2,413)     (1,546)
    Other current assets............................      (158)      247        (433)         (37)        145
    Accounts payable................................       (96)      710         472         (620)       (419)
    Accrued liabilities.............................     1,038    (1,136)      1,352         (129)     (2,676)
    Accrued interest................................    (1,054)       69       4,772        2,188      (3,370)
    Customer deposits...............................       672      (243)        (34)       4,897       4,402
                                                      --------   -------   ---------    ---------    --------
Net cash provided by operating activities...........    13,091    15,302      15,681        9,084       4,474
INVESTING ACTIVITIES
Purchase of property, equipment and leasehold
  improvements......................................      (484)   (1,034)       (996)        (706)       (824)
Payment for purchase of directories.................    (5,229)   (2,558)     (8,204)     (12,232)    (21,332)
                                                      --------   -------   ---------    ---------    --------
Net cash used for investing activities..............    (5,713)   (3,592)     (9,200)     (12,938)    (22,156)
FINANCING ACTIVITIES
Borrowings under long-term debt agreements:
  Senior Term Loan..................................    80,000        --      85,000       85,000          --
  Revolving Credit Facility.........................    23,846    24,000      37,039       28,573      40,300
  Increase in other assets, primarily debt issuance
    costs, net......................................    (2,631)       --     (12,940)          --          --
  9 5/8% Senior Subordinated Notes..................        --        --     100,000      100,000      41,800
  Senior Subordinated Facility......................        --        --      75,000       75,000          --
Repayments of long-term debt:
  Revolving Credit Facility.........................   (16,546)  (21,975)    (47,108)     (37,973)    (40,300)
  Senior Subordinated Facility......................    (4,461)       --     (75,000)     (75,000)         --
  External Debt.....................................        --        --          --         (505)         --
  Senior Term Loan..................................   (47,400)   (8,000)    (73,631)     (71,100)    (11,563)
Equity transaction costs............................        --        --      (3,858)      (3,858)         --
Contributions from member...........................        --        --      85,756       85,756          --
Distributions to member.............................   (39,800)   (5,801)   (176,481)    (176,481)         --
                                                      --------   -------   ---------    ---------    --------
Net cash (used for) provided by financing
  activities........................................    (6,992)  (11,776)     (6,223)       9,412      30,237
                                                      --------   -------   ---------    ---------    --------
Net increase (decrease) in cash.....................       386       (66)        258        5,558      12,555
Cash at beginning of period.........................       934     1,320       1,254        1,254       1,512
                                                      --------   -------   ---------    ---------    --------
Cash at end of period...............................  $  1,320   $ 1,254   $   1,512    $   6,812    $ 14,067
                                                      ========   =======   =========    =========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest............................  $  7,223   $ 7,131   $   7,724    $   4,665    $ 14,271
                                                      ========   =======   =========    =========    ========

                            See accompanying notes.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Business Activities and Basis of Presentation

     TransWestern Publishing Company, L.P. (the "Partnership") was formed in 1993 to acquire the business of TransWestern Publishing from US West Marketing Resources Group, Inc. TransWestern Publishing was a division of US West prior to May 1993.

     In October 1997, the Partnership completed certain recapitalization transactions involving $312,709 (the "Recapitalization"). In the Recapitalization, New Investors (as defined) including Thomas H. Lee Equity Fund III, L.P. and its affiliates along with other investors, existing limited partners of the Partnership and the Partnership's senior managers invested new and continuing capital of $130,009 in the Partnership and TransWestern Communications Company, Inc. (the general partner of the Partnership). The proceeds of the equity investment together with approximately $182,700 of senior and senior subordinated debt financing were used (i) for $224,500 of consideration paid to redeem a portion of the limited partnership interests from existing limited partners, (ii) to repay $75,600 outstanding under credit facilities in existence since 1995, (iii) to pay $10,600 of costs and fees and expenses associated with the Recapitalization and (iv) for $2,000 for general corporate purposes, including working capital.

     The Recapitalization was financed with (i) the $130,009 equity investment,
(ii) borrowings of $107,700 under a $125,000 (maximum) variable interest rate Senior Credit Facility and (iii) borrowings of $75,000 under a Senior Subordinated Facility. The assets and liabilities of the Company are stated at historical cost and were not revalued to fair market value at the date of the Recapitalization. As a result of the Recapitalization, Thomas H. Lee Equity Fund III, L.P. and its affiliates collectively own approximately 59% of the equity of the Partnership.

     In November 1997, TransWestern Publishing Company, L.P. changed its name to TransWestern Holdings L.P. ("Holdings") and formed and contributed substantially all of its assets to TransWestern Publishing Company LLC ("TransWestern" or the "Company"). TransWestern assumed or guaranteed all of the liabilities of the Partnership. As a result, Holdings' only assets consist of TransWestern's Member Units (as defined) and all of Capital's (as defined) capital stock. All of the operations that were previously conducted by the Partnership are now being conducted by TransWestern. Holdings has formed TWP Capital Corp. ("Capital") as a wholly-owned subsidiary and the Company has formed TWP Capital Corp. II ("Capital II") as a wholly-owned subsidiary. Neither Capital nor Capital II has any significant assets or operations.

     The membership interests of TransWestern consists of a single class of authorized common units ("the Member Units"). Holdings is the sole initial member of TransWestern and accordingly, holds all 1,000 of the issued and outstanding Member Units.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

     TCC, the general partner of Holdings, held approximately 1.0% of Holdings outstanding partnership units in the period from formation (1993) through September 1997. Upon the closing of the Recapitalization, TCC held approximately 1.7% of Holdings outstanding partnership units.

     TransWestern publishes and distributes local yellow page directories in fourteen states.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Target Directories of Michigan, Inc. All significant intercompany transactions have been eliminated.

Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. The Company evaluates the financial strength of the institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

Revenue Recognition, Deferred Directory Costs and Customer Deposits

     Revenues from the sale of advertising placed in each directory are recognized upon the distribution of directories in their individual market areas. Advance payments received for directory advertising are shown as customer deposits in the accompanying balance sheets. Expenditures directly related to sales, production, printing and distribution of directories are capitalized as deferred directory costs and matched against related revenues upon directory distribution. The Company published and recognized revenue for 118, 128, and 139 directories during the years ended April 30, 1996, 1997, and 1998, respectively, and 84 during the eight months ended December 31, 1998.

Fiscal Year End

     Effective May 1, 1998 as reported on Form 8-K dated May 12, 1998, the Company elected to change its fiscal year from April 30 to December 31.

Concentration of Credit Risk

     Management believes it is not subject to a concentration of credit risk as revenues are not significantly concentrated in any single directory, industry, geographic region, or customer. However credit losses have represented a cost of doing business due to the nature of the customer base (predominantly small businesses) and the use of extended credit terms.

     A provision for doubtful accounts based on historical experience is recorded at the time revenue is recognized for individual directories. The estimated provision for doubtful

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

accounts as a percentage of net revenues equaled 9.2%, 9.1%, and 9.1% in the years ended April 30, 1996, 1997 and 1998, respectively, and 9.7% for the eight month period ended December 31, 1998. Actual write-offs are taken against the allowance when management determines that an account is uncollectible. In general, management makes this determination when an account has declared bankruptcy, has gone out of business or fails to renew for the following year's directory.

Fair Value of Financial Instruments

     In accordance with requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the following methods and assumptions were used by the Company in estimating the fair value disclosures:

     Cash and Short-Term Receivables

     The carrying amounts approximate fair values because of short maturities of these instruments and the reserves for doubtful accounts which in the opinion of management is adequate to state short-term receivables at their fair value.

     Long-Term Debt

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, management of the Company believes the fair value of long-term debt approximates its carrying value at December 31, 1998.

Long-Lived Assets

     Property, equipment and leasehold improvements are carried at cost, less depreciation and amortization. Depreciation is computed using the straight-line method over the assets' estimated useful lives which range from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease period.

     Acquired intangibles are carried at cost which represents the excess of the purchase price over the fair value of net tangible assets acquired in connection with acquisitions of regional providers of yellow page directories. Acquired intangibles consist primarily of consumer lists with initial carrying values, which, in the opinion of management, are equal to fair market value on the date of acquisition. Acquired intangibles are being amortized over five years.

     In accordance with Statement of Financial Accounting Standard No. 121, the Company reviews the carrying value of property, equipment and leasehold improvements for evidence of impairment through comparison of the undiscounted cash flows generated from those assets to the related carrying amounts of the assets. The carrying value of acquired intangibles is evaluated for impairment through comparison of the undiscounted

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

cash flows derived from publication of acquired directories to the carrying value of the related intangibles.

Debt Issuance Costs

     Debt issuance costs are being amortized over the term of the related debt using the weighted-average declining balance method (which approximates the interest method) or the straight line method based on the repayment terms of the related debt. Amortization of debt issuance costs is included in interest expense in the accompanying statements of operations.

Income Taxes

     No provision has been made in the accompanying statements of income for federal and state income taxes, except for the California minimum franchise tax, as any taxable income or loss of the Partnership is included in the income tax returns of the Partnership's partners.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). This statement requires the Company to report in the financial statements, in addition to net income, comprehensive income and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between the Company's net income (loss) for the years ended April 30, 1996, 1997, and 1998 and for the eight months ended December 31, 1998.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

management organizes and evaluates financial information internally for making operating decisions and assessing performance. The Company operates in one reportable segment.

2. DIRECTORY ACQUISITIONS

     For the year ended April 30, 1998 and the eight months ended December 31, 1998, the Company acquired the following, which were accounted for by the purchase method of accounting:

          On February 2, 1998, the Company purchased certain tangible and intangible assets totaling $8,433 of Mast Advertising and Publishing, Inc. ("Mast") for cash of $7,734 and other liabilities totaling $699. The obligations represent a Seller Note Payable and potential adjustment of such note based on actual cash collection performance of certain directories acquired and certain acquisition related expenses.

          On July 16, 1998, the Company purchased all of the outstanding common stock of Target Directories of Michigan, Inc. ("Target") for cash of approximately $5,400. In connection with the acquisition, the Company also assumed certain liabilities of Target totaling approximately $1,600.

          On November 23, 1998, the Company purchased certain tangible and intangible assets of M&M Publishing, Inc. ("M&M") for cash of $1,200, subject to potential adjustment.

          On November 23, 1998, the Company purchased certain tangible and intangible assets of Universal Phone Books, Inc. ("Universal") for cash of $13,939, a seller promissory note of $2,000 and other liabilities totaling $434. The seller note is subject to adjustment based on collection performance of certain acquired directories.

Assuming that the acquisitions of Mast, Target, M&M and Universal had occurred on May 1, 1997 and 1998, pro forma results of operations would have been as follows:

                                            YEAR ENDED     EIGHT MONTHS ENDED
                                          APRIL 30, 1998   DECEMBER 31, 1998
                                          --------------   ------------------
Revenues................................     $113,332           $64,300
Loss Before Extraordinary Item..........       (2,747)           (6,082)
Net Loss................................       (7,538)           (6,082)

     These results give effect to pro forma adjustment for the amortization of acquired intangibles and for the additional interest expense on the debt incurred to fund the acquisitions.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

3. FINANCIAL STATEMENT DETAILS

     Property, Equipment and Leasehold Improvements

                                                       APRIL 30,
                                                   -----------------   DECEMBER 31,
                                                    1997      1998         1998
                                                   -------   -------   ------------
Computer and office equipment....................  $ 4,335   $ 5,148     $ 6,122
Furniture and fixtures...........................    1,370     1,508       1,636
Leasehold improvements...........................      233       278         310
                                                   -------   -------     -------
                                                     5,938     6,934       8,068
Less accumulated depreciation and amortization...   (3,098)   (4,240)     (5,091)
                                                   -------   -------     -------
                                                   $ 2,840   $ 2,694     $ 2,977
                                                   =======   =======     =======

ACQUIRED INTANGIBLES

                                                      APRIL 30,
                                                 -------------------   DECEMBER 31,
                                                   1997       1998         1998
                                                 --------   --------   ------------
Customer Base..................................  $ 27,957   $ 36,520     $ 60,031
Less accumulated amortization..................   (15,716)   (21,660)     (25,545)
                                                 --------   --------     --------
                                                 $ 12,241   $ 14,860     $ 34,486
                                                 ========   ========     ========

OTHER ASSETS

                                                       APRIL 30,
                                                    ----------------   DECEMBER 31,
                                                     1997      1998        1998
                                                    -------   ------   ------------
Debt issuance costs...............................  $ 2,827   $9,054     $10,117
Less accumulated amortization.....................   (1,140)    (619)     (1,488)
                                                    -------   ------     -------
                                                    $ 1,687   $8,435     $ 8,629
                                                    =======   ======     =======

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

4. FINANCING ARRANGEMENTS

     Principal balances under the Company's long-term financing arrangements consist of the following:

                                                      APRIL 30,
                                                  ------------------   DECEMBER 31,
                                                   1997       1998         1998
                                                  -------   --------   ------------
Series B and C 9 5/8% Senior Subordinated Notes,
  including $1,784 of unamortized premium at
  December 31, 1998.............................  $    --   $100,000     $141,784
Senior Credit Facility:
  Senior term loan..............................   68,100     79,469       67,906
  Revolving loan................................    9,400         --           --
Other notes payable.............................      935        266        2,466
                                                  -------   --------     --------
                                                   78,435    179,735      212,156
Current portion of long-term debt...............   10,921      2,391        2,207
                                                  -------   --------     --------
Long-term debt net of current portion...........  $67,514   $177,344     $209,949
                                                  =======   ========     ========

     Fees. In connection with the Recapitalization, the Company incurred loan fees of $10.6 million; $3.3 million for the Senior Credit Facility, $3.4 million for the Senior Subordinated Facility, and $3.9 million for transaction costs. Of the $10.6 million, $6.7 million was capitalized as debt issuance costs related to the equity raised in the Recapitalization. Debt issuance costs are being amortized over the term of the related debt using the interest method. The $3.4 million of capitalized loan fees related to the Senior Subordinated Facility, were subsequently written-off as an extraordinary item (see discussion below).

            SERIES B AND C 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007

     Maturity, Interest and Principal. The $140 million outstanding aggregate amount of Senior Subordinated Notes (the "Notes") consists of $100 million of Series B 9 5/8% Senior Subordinated Notes issued on April 3, 1998 and $41.8 million of Series C 9 5/8% Senior Subordinated Notes issued on December 2, 1998 which includes $1.8 million of unamortized premium. Both series will mature on November 15, 2007 and bear interest at a rate of 9 5/8% per annum from the date of original issuance until maturity. Interest is payable semiannually in arrears on each May 15 and November 15, commencing May 15, 1998, to holders of record of the Notes at the close of business on the immediately preceding May 1 and November 1, respectively. The Company will pay interest on any overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and interest, to the extent lawful, at the rate specified in the Senior Subordinated Notes. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, pari passu in right of payment to all senior subordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2002 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued interest to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

                        YEAR                          PERCENTAGE
                        ----                          ----------
2002................................................   104.813%
2003................................................   103.208
2004................................................   101.604
2005 and thereafter.................................   100.000

     Notwithstanding the foregoing, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to November 15, 2000 at a redemption price equal to 109.625% of the aggregate principal amount so redeemed, together with accrued interest thereon to the redemption date, out of the net proceeds of one or more Public Equity Offerings (as defined), provided, however, that at least $65.0 million of the principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering (as defined).

     In the event of redemption of fewer than all of the Notes, Wilmington Trust Company, (the "Trustee"), shall select, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, either on a pro rata basis or by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed; provided, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portion thereof for redemption will be made by the Trustee on a pro rata basis, unless such method is prohibited. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Senior Subordinated Note.

     Covenants. The Senior Subordinated Indenture contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (i) incur additional indebtedness; (ii) prepay, redeem or repurchase debt; (iii) make loans and investments; (iv) incur liens and engage in sale lease-back transactions; (v) transact with affiliates; (vi) engage in mergers, acquisitions and asset sales; (vii) make optional payments on or modify the terms of subordinated debt; (viii) restrict preferred and capital stock of subsidiaries and (ix) declare dividends or redeem or repurchase capital stock. As of December 31, 1998, the Company was in compliance with covenants specified in the Senior Subordinated Indenture.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

     The Exchange Offer. On April 3, 1998, the Company consummated its exchange offer to exchange $100 million of the aggregate principal amount outstanding of its 9 5/8% Senior Subordinated Notes due 2007 (the "Old Notes") for $100 million of aggregate principal of Series B 9 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"). The form and terms of the Exchange Notes are the same as the form and term of the Old Notes except that (i) the Exchange Notes bear a Series B designation and (ii) the Exchange Notes have been registered under the Securities Act of 1933, as amended, and therefore, do not bear legends restricting the transfer thereof. The Exchange Notes evidence the same debt as the Old Notes (which they replace).

     As of December 31, 1998, the $40 million aggregate principal of newly issued Series C 9 5/8% Senior Subordinated Notes due 2007 (the "The New Notes") had not been exchanged and remained unregistered under the Securities Act of 1933, as amended, and therefore bear legends restricting the transfer thereof.

     Guarantee. Target Directories of Michigan, Inc. ("Target"), which is wholly-owned by the Company, fully and unconditionally guaranteed the Notes on an unsecured senior subordinated basis. Target is the Company's only consolidated operating subsidiary and it has no debt senior to the Notes. Separate full financial statements and other disclosures concerning Target have not been presented because, in the opinion of management, such information is not deemed material or meaningful. At December 31, 1998, and for the eight months then ended, Target had total assets of $6,800, net assets of $5,500, net revenues of $1,600 and net income of $60. The indenture governing the Notes provides certain restrictions on the ability of Target to make distributions to the Company.

                          SENIOR SUBORDINATED FACILITY

     In connection with the Recapitalization, the Company also entered into the Senior Subordinated Facility with Canadian Imperial Bank of Commerce ("CIBC") and First Union National Bank ("First Union"). The Company initially borrowed $75.0 million under this agreement in October 1997 and capitalized associated loan fees of $3.4 million. Upon the issuance of the $100 million of Series B
9 5/8% Notes in November 1997, the Company exercised its permitted redemption rights under this agreement and prepaid the $75.0 million principal balance outstanding under the agreement and the agreement was terminated. In connection with the redemption, the capitalized loan fees of $3.4 million were written off as an extraordinary expense in the statement of operations for the year ended April 30, 1998.

                             SENIOR CREDIT FACILITY

     In connection with the Recapitalization, the Company entered into the Senior Credit Facility with CIBC and First Union and other lenders, pursuant to which the Company may borrow up to $125.0 million consisting of a revolving credit facility of up to $40.0 million (the "Revolving Credit Facility") and a Senior Term Loan in an aggregate

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

principal amount of $85.0 million (the "Senior Term Loan"). Principal payments on the Senior Term Loan are due quarterly through maturity, October 1, 2004. The revolving credit agreement expires on October 1, 2003. Borrowings under this agreement rank senior to all other indebtedness of the Company and are secured by all the assets of the Company.

     Repayment. Principal outstanding under the Senior Credit Facility is required to be paid on a quarterly basis. Annual minimum principal payments at December 31, 1998 are:

1999..........................................  $ 1,741
2000..........................................    1,741
2001..........................................    1,741
2002..........................................    1,741
2003..........................................   22,635
Thereafter....................................   38,307
                                                -------
                                                $67,906
                                                =======

     Revolving Credit Facility. Commitments under the Revolving Credit Facility will be reduced on a quarterly basis commencing on January 1, 2000. The commitment on the Revolving Credit Facility is reduced by $6.0 million in each of the fiscal years 2000, 2001, 2002 and expires in fiscal year 2003. As of December 31, 1998, no borrowings were outstanding under the Revolving Credit Facility.

     Security; Guaranty. The Revolving Credit Facility and the Senior Term Loan are secured by a first priority lien on substantially all of the properties and assets of the Company and its future subsidiaries, including a pledge of all of the shares of the Company's future subsidiaries, if any. Future subsidiaries of the Company (if any) will be required to guarantee the Revolving Credit Facility and the Senior Term Loan.

     Interest. At the Company's option, the interest rates per annum applicable to the Revolving Credit Facility and the Term Loans will be a fluctuating rate of interest measured by reference to (i) LIBOR plus the applicable borrowing margin, or (ii) a rate per annum equal to the higher of the published prime rate of the Agent Bank or the Federal Funds Rate (as defined in the Senior Credit Facility) as quoted by the Agent Bank plus 1/2 of 1% (the "ABR") plus the applicable borrowing margin. The applicable borrowing margin for the Revolving Credit Facility ranges from 1.375% to 2.500% for LIBOR based borrowings and 0.375% to 1.500% for ABR based borrowings. The applicable borrowing margin for the Term Loan ranges from 1.875% to 2.750% for LIBOR based borrowings and 0.875% to 1.750% for ABR based borrowings. At April 30, 1998 the Company had $79.5 million outstanding on the Senior Term Loan under a one month LIBOR at 8.40625% and at December 31, 1998 the Company had $67.9 million outstanding on the Senior Term Loan under a one month LIBOR at 7.93563%.

     Prepayments; Reductions of Commitments. The Senior Term Loan is required to be prepaid and commitments under the Revolving Credit Facility are required to be permanently reduced with: (i) 100% of the net cash proceeds of asset sales or other

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

dispositions of property if such proceeds are not used to purchase or acquire other assets within 180 days of the original asset sale, subject to limited exceptions, (ii) 50% of excess cash flow (as defined) for the eight month period ended December 31, 1998 and all fiscal years ended December 31, thereafter, if the Company's total leverage ratio (as defined) determined as of the last day of the eight month period ended December 31, 1998 and all fiscal years ended December 31, thereafter, equals or exceeds 5.0 to 1, (iii) 100% of excess insurance proceeds (as defined) and (iv) 100% of the net proceeds (as defined) of issuances of equity securities or debt obligations of the Company, subject to limited exceptions, and subject to reduction to 50% of such proceeds if the Company's total leverage ratio (as defined) is less than 5.0 to 1. Such mandatory prepayments and reductions will first be applied to the permanent reduction of the Senior Term Loan and second to the permanent reduction of the Revolving Credit Facility. Within the Senior Term Loan, prepayments with proceeds described in clause (i) or (iii) above will be applied pro rata to the remaining installments of the Senior Term Loan and prepayments with proceeds described in clause (ii) or (iv) above will be applied to each remaining installment of the Senior Term Loan in inverse order of maturity. The Company may make voluntary prepayments in minimum principal amounts of $50,000 or a whole multiple thereof.

     Covenants. The Senior Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or repurchase debt, (iii) incur liens and engage in sale lease-back transactions,
(iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) transact with affiliates, (x) alter its line of business, (xi) enter into guarantees of indebtedness, and (xii) make optional payments on or modify the terms of subordinated debt. The Company must also make certain customary indemnifications of the Lenders and their agents is required to comply with financial covenants with respect to: (a) a minimum interest coverage ratio, (b) a minimum EBITDA, (c) a maximum leverage ratio, and (d) a minimum fixed charge coverage ratio (all defined in the Senior Credit Facility Agreement). The Senior Credit Facility also contains certain customary affirmative covenants. As of December 31, 1998, the Company was in compliance with all covenants specified in the Senior Credit Facility.

     Events of Default. Events of default under the Senior Credit Facility include (i) the Company's failure to pay principal or interest when due, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) customary cross-default provisions, (iv) events of bankruptcy, insolvency or dissolution of the Company, (v) the levy of certain judgments against the Company, (vi) certain adverse events under ERISA plans of the Company, (vii) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries, and (viii) a change of control of the Company.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

                                 DISCOUNT NOTES

     On November 12, 1997 Holdings, the Company's parent, issued $32.5 million of initial aggregate principal ($57.9 million principal at maturity) of Series B 11 7/8% Senior Discount Notes due 2008 (the "Discount Notes"). The Discount Notes are joint and several obligations of Holdings and Capital and are guaranteed by the Company.

5. MEMBER DEFICIT

     TransWestern is a limited liability company formed under the Delaware Limited Liability Company Act (as amended from time to time, the "Limited Liability Act") and is governed by the Limited Liability Company Agreement of TransWestern Publishing Company LLC (the "LLC Agreement") executed by its manager, TCC.

     The Company's equity interest consists of a single class of authorized common units (the "Member Units"). Holdings is the sole member of TransWestern and accordingly holds all of the issued and outstanding Member Units. Distributions to TransWestern's member are at the sole discretion of the manager. Terms of the Senior Credit Facility and the Senior Subordinated Note Indenture generally limit TransWestern's ability to pay cash distributions to its member other than distributions in amounts equal to the tax liability of the partners of Holdings resulting from the taxable income of TransWestern (the "Tax Distributions"). The Tax Distributions will be based on the approximate highest combined tax rate that applies to any one of Holdings' limited partners.

     TCC has the sole right to make decisions regarding the management and affairs of TransWestern and has all the powers and rights necessary or appropriate to effectuate and carry out the purposes and business of TransWestern, including the authority to act for and bind TransWestern.

     The LLC Agreement provides that TransWestern's existence shall continue until such time as the manager determines it is appropriate to dissolve, windup and terminate TransWestern or, if earlier, upon the occurrence of (i) the entry of judicial dissolution in accordance with the Limited Liability Act or (ii) the expulsion, bankruptcy, dissolution or withdrawal of Holdings. In the event of a termination of TransWestern, after satisfaction of all of TransWestern's debts and liabilities, all of the assets of TransWestern would be distributed to Holdings or if TransWestern then has more than one member, pro rata based on the relative percentage interests in TransWestern of its members.

     Prior to the formation of TransWestern, the accumulated deficit of the Partnership arose from distributions to partners in accordance with the terms of the Partnership Agreement.

     As of April 30, 1997, the Partnership's general partner equity consisted of 9,800 authorized, issued and outstanding units with such units representing a 1.0% interest in the limited partnership. Also as of April 30, 1997, limited partner equity of the Partnership consisted of 3,968,236 authorized, issued and outstanding Class A Common units and 314,290 authorized Class E Incentive units, of which 299,698 were issued and outstanding.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

     During the years ended April 30, 1996, 1997 and 1998, the Partnership made tax distributions to unit holders totaling $3,400 and $5,801, $2,100 respectively. Also, in connection with the November 1995 refinancing of the Partnership, approximately $36 million was distributed to the limited and general partners of the Partnership. Furthermore, in connection with the October 1997 refinancing of the Partnership, approximately $174.4 million was distributed to the limited and general partners of the Partnership.

6. BENEFIT PLANS

401(k) and Profit Sharing Plan

     Substantially all of the Partnership's employees are covered by a 401(k) and profit sharing retirement plan. Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations. The Partnership may match the employee contributions, up to a limitation of 83% of the first 6% of annual earnings per participant. The Partnership may also make annual discretionary profit sharing contributions. Contributions to the plan for the years ended April 30, 1996, 1997 and 1998 were approximately, $761, $761, and $1.1 million, respectively and $639 for the eight months ended December 31, 1998.

     As mentioned in Note 1, the Company elected to change its fiscal year from April 30 to December 31. As a result, the Company also amended the plan year of the TransWestern Publishing 401(k) and Profit Sharing Plan from April 30 to December 31.

Equity Compensation Plan

     Prior to formation of TransWestern, the Partnership established the TransWestern Publishing Company, L.P. Equity Compensation Plan (the "Plan"). The Plan provides select key full-time employees with deferred compensation benefits for income tax purposes. Special distributions to the Plan are recorded as expense in the accompanying statements of income when declared by the Board of Directors, generally following a significant refinancing transaction.

     Distributions to the Plan related to refinancing transactions completed in the twelve month periods ending April 30, 1996 and fiscal 1998 totaled $796 and $5,543, respectively. Employees receiving units in the Plan are eligible to receive a ratable per unit share of cash distributions from the Plan, if and when declared by the Plan Administrators.

     Generally, the Plan Administrators intend to distribute to employee unit holders all assets contributed to the Plan within three years of the date of contribution. In the twelve month periods ending April 30, 1997 and 1998, the Plan Administrators paid distributions totaling $411 and $2.6 million. In the eight months ended December 31, 1998 the plan administrators paid $2.9 million and as of December 31, 1998, the plan had no undistributed equity.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

     As a result of the Recapitalization, the existing Equity Compensation Plan was terminated. The Company adopted a new Equity Compensation Plan which will function similar to the old plan.

7. LEASE COMMITMENTS

     The Company leases office facilities in several cities throughout the United States under operating leases with remaining terms ranging from one to six years. Total rent expense for the years ended April 30, 1996, 1997, and 1998, was $1,750, $1,866 and $1,745 respectively and $1,208 for the eight months ended December 31, 1998. Annual minimum lease payments due as of December 31, 1998 under these leases are:

1999...................................................  $1,753
2000...................................................   1,464
2001...................................................   1,052
2002...................................................     863
2003...................................................     534
                                                         ------
                                                         $5,666
                                                         ======

8. RELATED PARTY TRANSACTIONS

     In connection with the Recapitalization, the Company entered into a Management Agreement with Thomas H. Lee, Co. ("THL Co.") pursuant to which THL Co. agreed to provide (i) general executive and management services, (ii) identification, negotiation and analysis of financial and strategic alternatives, and (iii) other services agreed upon by the Company and THL Co. On the Recapitalization closing date, THL Co. and the other equity investors in the Company each received their pro rata portion of a $5.0 million transaction fee. In addition, THL and all other equity investors will receive a pro rata portion of the $500,000 annual management fee (the "Management Fee"), plus THL will be reimbursed for all reasonable out-of-pocket expenses (payable monthly in arrears). The Management Agreement has an initial term of one year, subject to automatic one-year extensions, unless the Company or THL Co. provides written notice of termination no later than 30 days prior to the end of the initial or any successive period.

9. SUBSEQUENT EVENTS

     On January 5, 1999, the Company completed the purchase of certain tangible and intangible assets of United Directory Services, Inc. ("United") for a price of $17.0 million, including earn-out payments on a certain directory. United published 14 directories in Texas in 1998. On January 8, 1999 the Company purchased certain tangible and intangible assets of Lambert Publishing ("Lambert") for approximately $11.0 million. Lambert published eight directories in Georgia and Alabama in 1998. On January 15, 1999 the Company purchased certain tangible and intangible assets of Southern Directory Publishing ("Southern") for approximately $5.2 million. Southern published seven directories in Georgia in 1998. On

                      TRANSWESTERN PUBLISHING COMPANY LLC

                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

February 15, 1999, the Company purchased certain tangible and intangible assets of Call It, Inc. ("Orange Line") for approximately $1.3 million. Orange Line published four directories in Ohio in 1998.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders
United Directory Services, Inc.

     We have audited the accompanying balance sheet of United Directory Services, Inc., (the "Company") as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
San Diego, California
January 29, 1999

                        UNITED DIRECTORY SERVICES, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1998

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  627,054
  Accounts receivable, less allowance for doubtful accounts
     of $1,137,631..........................................   1,054,298
  Deferred directory costs..................................   1,678,183
  Other current assets......................................       1,522
                                                              ----------
          Total current assets..............................   3,361,057
Property and equipment, net.................................      54,456
Other assets................................................       1,835
                                                              ----------
          Total assets......................................  $3,417,348
                                                              ==========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $    4,865
  Salaries, commissions, and benefits payable...............      29,548
  Customer deposits.........................................   1,671,845
  Other accrued liabilities.................................       7,429
                                                              ----------
          Total current liabilities.........................   1,713,687
Shareholders' equity:
  Common stock, $1 par value, 100,000 shares authorized,
     1,000 shares issued and outstanding at December 31,
     1998...................................................      11,000
  Retained earnings.........................................   1,692,661
                                                              ----------
          Total shareholders' equity........................   1,703,661
                                                              ----------
          Total liabilities and shareholders' equity........  $3,417,348
                                                              ==========

                            See accompanying notes.

                        UNITED DIRECTORY SERVICES, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

Net revenues................................................  $5,755,778
Cost of revenues............................................   2,271,503
                                                              ----------
Gross profit................................................   3,484,275
                                                              ----------
Operating expenses:
  Sales and marketing.......................................   2,636,257
  General and administrative................................     646,794
                                                              ----------
          Total operating expenses..........................   3,283,051
                                                              ----------
Income from operations......................................     201,224
Other expense...............................................      43,562
                                                              ----------
Net income..................................................  $  157,662
                                                              ==========

                            See accompanying notes.

                        UNITED DIRECTORY SERVICES, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1998

                                           COMMON STOCK                      TOTAL
                                         ----------------    RETAINED    SHAREHOLDERS'
                                         SHARES   AMOUNT     EARNINGS       EQUITY
                                         ------   -------   ----------   -------------
Balance at December 31, 1997...........  $1,000   $11,000   $1,534,999    $1,545,999
Net income.............................      --        --      157,662       157,662
                                         ------   -------   ----------    ----------
Balance at December 31, 1998...........  $1,000   $11,000   $1,692,661    $1,703,661
                                         ======   =======   ==========    ==========

                            See accompanying notes.

                        UNITED DIRECTORY SERVICES, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

OPERATING ACTIVITIES
Net income..................................................  $157,662
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation..............................................    16,795
  Changes in operating assets and liabilities:
     Accounts receivable....................................   (23,938)
     Deferred expenses......................................  (500,730)
     Accounts payable.......................................     2,565
     Deferred revenue.......................................   647,969
     Accrued salaries, commissions, and benefits............    14,961
     Other accrued liabilities..............................     7,429
                                                              --------
Net cash provided by operating activities...................   322,713
INVESTING ACTIVITIES
Purchase of property and equipment..........................   (14,881)
                                                              --------
Net cash used by investing activities.......................   (14,881)
                                                              --------
Net increase in cash and cash equivalents...................   307,832
Cash and cash equivalents at the beginning of the year......   319,222
                                                              --------
Cash and cash equivalents at the end of year................  $627,054
                                                              ========

                            See accompanying notes.

                        UNITED DIRECTORY SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS ACTIVITIES AND BASIS OF PRESENTATION

     United Directory Services, Inc. (the "Company") was incorporated in 1989, and publishes and distributes fourteen local yellow page directories throughout Texas.

REVENUE RECOGNITION, DEFERRED DIRECTORY COST AND CUSTOMER DEPOSITS

     Revenues from the sales of advertising placed in each directory are recognized upon the distribution of directories in their individual market areas. Advance payments received for directory advertising are shown as customer deposits in the accompanying balance sheet. Expenditures directly related to sales, production, printing and distribution of directories are capitalized as deferred directory costs and matched against related revenues upon distribution of the related directories.

CONCENTRATION OF CREDIT RISK

     The Company is subject to a concentration of credit risk as revenues are within fourteen major market areas in Texas. In addition, credit losses have represented a cost of doing business due to the nature of the customer base (predominately small businesses) and the use of extended credit terms.

     The Company establishes a bad debt reserve based on the historical experience in each market area. Actual write-offs are recorded against the allowance when management determines that an account is uncollectible. In general, management determines an account to be uncollectible if a company has entered bankruptcy, discontinued its operations, or fails to renew an advertisement in the following year's directory.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and short-term investments with a maturity of three months or less on the date of acquisition.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost, less depreciation, which is provided based on the straight-line method over the estimated useful lives of the assets (generally five years).

                        UNITED DIRECTORY SERVICES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RELATED PARTY TRANSACTIONS

     The Company leases its corporate office from a partnership in which the sole shareholder and certain employees of the Company are partners. The lease is cancelable upon thirty days written notice by either party. Rent expense related to the lease amounted to $84,000 for the year ended December 31, 1998.

INCOME TAXES

     The Company has elected S-Corporation status for federal and state income tax purposes. Accordingly, the income for the Company is included in the tax returns of the shareholder and no provision for federal and state income taxes was made in the accompanying statement of operations other than the state franchise tax imposed on S-Corporations by Texas.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amounts of its financial instruments approximate their fair market values due to their short-term nature.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about the future that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1998:

Computer equipment...................................  $ 63,879
Office equipment.....................................    77,198
                                                       --------
                                                        141,077
Less accumulated depreciation........................   (86,621)
                                                       --------
                                                       $ 54,456
                                                       ========

3. LEASE COMMITMENTS

     The Company leases office facilities in Texas under operating leases with remaining terms ranging from three to six months. Total rent expense for the year ended September 30, 1998 was $119,208.

                        UNITED DIRECTORY SERVICES, INC.

4. YEAR 2000 (UNAUDITED)

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in approximately one year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

     The Company recognizes the need to ensure that its operations will not be adversely impacted by the Year 2000 issue on a going concern basis. However, as the Company sold substantially all of its net assets and operations subsequent to year end (see Note 5), implementation of Year 2000 modifications will be accomplished by TransWestern Publishing Company LLC.

5. SUBSEQUENT EVENT

     On January 5, 1999, substantially all the assets of the Company were purchased by TransWestern Publishing Company LLC for cash of approximately $12.3 million, a $2.0 million promissory note due in 18 months from the purchase date, subject to adjustment based on the collection of accounts receivable and an additional $2.75 million earn-out over three years, subject to the performance of a certain directory.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Partners
Universal Phone Books, Inc.

     We have audited the accompanying combined balance sheet of Universal Phone Books, Inc., and Universal Phone Books of Jackson, Inc. (the "Company") as of September 30, 1998, and the related combined statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at September 30, 1998, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

San Diego, California
December 12, 1998

                          UNIVERSAL PHONE BOOKS, INC.

                             COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998

ASSETS
Current assets:
  Trade receivables, less allowance for doubtful accounts of
     $746,665...............................................  $4,701,617
  Note receivable from related party........................     500,000
  Deferred directory costs..................................   2,757,507
  Other current assets......................................     118,814
                                                              ----------
          Total current assets..............................   8,077,938
Property and equipment, net.................................      67,543
                                                              ----------
                                                              $8,145,481
                                                              ==========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Bank overdraft............................................  $    5,498
  Notes payable to bank.....................................     363,600
  Notes payable to shareholders.............................   2,309,857
  Accounts payable..........................................     428,564
  Salaries and benefits payable.............................     406,281
  Customer deposits.........................................   4,601,698
  Other accrued liabilities.................................      64,454
                                                              ----------
          Total current liabilities.........................   8,179,952
Shareholders' deficit
Universal Phone Books, Inc.
  Common stock, $1 par value, 300,000 shares authorized,
     154,523 shares issued and outstanding at September 30,
     1998...................................................     154,523
  Accumulated deficit.......................................  (1,337,558)
Universal Phone Books of Jackson, Inc.
  Common stock, no par value, 60,000 shares authorized,
     12,265 shares issued and outstanding at September 30,
     1998...................................................      12,265
  Retained earnings.........................................   1,136,299
                                                              ----------
          Total shareholders' deficit.......................     (34,471)
                                                              ----------
          Total liabilities and shareholders' deficit.......  $8,145,481
                                                              ==========

                            See accompanying notes.

                          UNIVERSAL PHONE BOOKS, INC.

                        COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1998

Net revenues................................................  $7,143,230
Cost of revenues............................................   2,133,747
                                                              ----------
Gross profit................................................   5,009,483
                                                              ----------
Operating expenses:
  Sales and marketing.......................................   1,434,193
  General and administrative................................   1,975,716
  Profit sharing expenses...................................     198,622
                                                              ----------
          Total operating expenses..........................   3,608,531
                                                              ----------
Income from operations......................................   1,400,952
Other income, net...........................................      70,350
Interest expense............................................    (310,255)
                                                              ----------
Income before state income taxes............................   1,161,047
Provision for income taxes..................................      63,700
                                                              ----------
Net income..................................................  $1,097,347
                                                              ==========

                            See accompanying notes.

                          UNIVERSAL PHONE BOOKS, INC.

                  COMBINED STATEMENT OF SHAREHOLDERS' DEFICIT
                         YEAR ENDED SEPTEMBER 30, 1998

                                                 UNIVERSAL PHONE BOOKS, INC.
                                              ----------------------------------
                                                 COMMON STOCK
                                              -------------------    ACCUMULATED
                                              SHARES      AMOUNT       DEFICIT
                                              -------    --------    -----------
Balance at September 30, 1997...............  154,523    $154,523    $(2,060,719)
Net income..................................       --          --        723,161
                                              -------    --------    -----------
Balance at September 30, 1998...............  154,523    $154,523    $(1,337,558)
                                              =======    ========    ===========

                                               UNIVERSAL PHONE BOOKS OF JACKSON, INC.
                                              ----------------------------------------
                                                   COMMON STOCK
                                              -----------------------      RETAINED
                                               SHARES        AMOUNT        EARNINGS
                                              ---------    ----------    -------------
Balance at September 30, 1997...............    12,265      $ 12,265      $ 1,130,063
Dividends...................................        --            --         (367,950)
                                               -------      --------      -----------
Net income..................................        --            --          374,186
                                               -------      --------      -----------
Balance at September 30, 1998...............    12,265      $ 12,265      $ 1,136,299
                                               =======      ========      ===========

                            See accompanying notes.

                          UNIVERSAL PHONE BOOKS, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1998

OPERATING ACTIVITIES
Net income..................................................  $ 1,097,347
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................       39,645
  Loss on sales of assets...................................       11,915
  Changes in operating assets and liabilities:
  Accounts receivable.......................................      (90,916)
  Deferred expenses.........................................     (755,379)
  Accounts payable..........................................      338,600
  Deferred revenue..........................................       80,194
  Accrued salaries and benefits.............................      345,954
  Accrued commissions.......................................       19,837
  Other assets and liabilities..............................      (38,836)
                                                              -----------
Net cash provided by operating activities...................    1,048,361
INVESTING ACTIVITIES
Purchase of property and equipment..........................       (3,999)
                                                              -----------
Net cash used by investing activities.......................       (3,999)
FINANCING ACTIVITIES
Repayment of shareholders notes.............................     (421,682)
Dividends paid..............................................     (367,950)
Repayments on bank debt.....................................     (237,400)
                                                              -----------
Net cash used in financing activities.......................   (1,027,032)
                                                              -----------
Net decrease in cash and cash equivalents...................       17,330
Net overdraft at the beginning of year......................      (22,828)
                                                              -----------
Net overdraft at the end of year............................  $    (5,498)
                                                              ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid...............................................  $   110,501
                                                              ===========

                            See accompanying notes.

                          UNIVERSAL PHONE BOOKS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS ACTIVITIES AND BASIS OF PRESENTATION

     Universal Phone Books, Inc. (the "Company") was incorporated in 1989, and publishes and distributes local yellow page directories in Lansing, Ann Arbor and Saginaw, Michigan. Included in the Company's financial statements are financial statements of Universal Phone Books of Jackson, Inc. ("Jackson, Inc.") which was incorporated in 1991. Jackson Inc. distributes a local yellow page directory in Jackson, Michigan. The Company and Jackson, Inc. are managed and owned by three shareholders whose interests are substantially the same in each company.

PRINCIPLES OF COMBINATION

     These combined financial statements include the accounts of the Company and Jackson Inc. All intercompany accounts and transactions have been eliminated in combination.

REVENUE RECOGNITION, DEFERRED DIRECTORY COST AND CUSTOMER DEPOSITS

     Revenues from the sales of advertising placed in each directory are recognized upon the distribution of directories in their individual market areas. Advance payments received for directory advertising are shown as customer deposits in the accompanying balance sheet. Expenditures directly related to sales, production, printing and distribution of directories are capitalized as deferred directory costs and matched against related revenues upon distribution of the related directories.

CONCENTRATION OF CREDIT RISK

     The Company is subject to a concentration of credit risk as revenues are within four major market areas in South Central Michigan. In addition, credit losses have represented a cost of doing business due to the nature of the customer base (predominately small businesses) and the use of extended credit terms.

     The Company establishes a bad debt reserve based on the historical experience in each market area. Actual write-offs are recorded against the allowance when management determines that an account is uncollectible. In general, management declares an account uncollectible if a company has entered bankruptcy, discontinued its operations, or fails to renew an advertisement in the following year's directory.

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost, less depreciation and is depreciated using the straight-line method over the estimated useful lives of the assets (five to seven years).

INCOME TAXES

     The Company has elected S-Corporation status for federal and state income tax purposes. Accordingly, the income for the Company is included in the tax returns of the

                          UNIVERSAL PHONE BOOKS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shareholders and no provision for federal and state income taxes was made in the accompanying statement of operations other than the single business tax imposed on S-Corporations by Michigan.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amounts of its financial instruments approximate their fair market values due to their short-term nature.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about the future that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

2. NOTE RECEIVABLE FROM RELATED PARTY

     The Company has a note receivable amounting to $500,000 from a commercial finance entity in which a shareholder of the Company is a shareholder of the debtor. The principal amount is due December 31, 1998, with annual interest of 12%, payable quarterly. Accrued interest of $15,000 is included in the accompanying balance sheet.

3. FINANCIAL STATEMENT DETAILS

     Property and equipment consist of the following at September 30, 1998:

Computer equipment..........................................  $ 233,827
Office equipment............................................     34,981
                                                              ---------
                                                                268,808
Less accumulated depreciation...............................   (201,265)
                                                              ---------
                                                              $  67,543
                                                              =========

     Other assets consist of the following at September 30, 1998:

Tax deposits................................................  $ 103,461
Interest receivable.........................................     15,000
Other.......................................................        353
                                                              ---------
                                                              $ 118,814
                                                              =========

4. NOTES PAYABLE TO BANKS

     The Company has a note payable to two banks with aggregate principal balances of $363,600. The notes have interest rates of 6.25% and 8.00% per annum and are

                          UNIVERSAL PHONE BOOKS, INC.

collateralized by the accounts receivable of the Company. The entire principal balances are due within one year.

5. NOTES PAYABLE TO SHAREHOLDERS

     The Company has various notes payable to two shareholders with aggregate principal balances of $2,309,857 which are due on demand. The notes bear interest at rates ranging from 8.25% to 9.00% per annum.

6. LEASE COMMITMENTS

     The Company leases office facilities throughout Michigan under operating leases with remaining terms ranging from three to four years. Total rent expense for the year ended September 30,1998 was $25,550. Annual minimum lease payments due under these leases at September 30, 1998 are:

1999........................................................  $ 38,652
2000........................................................    40,224
2001........................................................    41,796
2002........................................................    21,600
                                                              --------
                                                              $142,272
                                                              ========

7. PROFIT SHARING PLAN

     The Company has established a Profit Sharing Plan and Trust whereby employees may contribute up to 25% of their salary on an annual basis. The Company matches up to 25% of the employees' contribution and the Company's portion for the year ended September 30, 1998 totaled $207,743.

8. YEAR 2000 (UNAUDITED)

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in approximately one year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

     The Company recognizes the need to ensure that its operations will not be adversely impacted by the Year 2000 issue on a going concern basis. However, as the Company sold substantially all of its net assets and operations subsequent to year end (see Note 9), implementation of Year 2000 modifications will be accomplished by TransWestern Publishing Company LLC.

                          UNIVERSAL PHONE BOOKS, INC.

9. SUBSEQUENT EVENTS

     On November 30, 1998, substantially all the assets of the Company were purchased by TransWestern Publishing Company LLC for cash of approximately $13.9 million and a $2.0 million promissory note subject to adjustment based on operating results of certain directories over an 18 month period.

                      TRANSWESTERN PUBLISHING COMPANY LLC

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                 TRANSWESTERN       UNITED        PRO FORMA
                                  PUBLISHING      DIRECTORY      ADJUSTMENTS   COMBINED PRO
                                 COMPANY LLC    SERVICES, INC.    (NOTE 5)        FORMA
                                 ------------   --------------   -----------   ------------
ASSETS
Current assets:
  Cash.........................   $  14,067         $  627         $  (627)(a)   $ 14,067
  Trade receivables, net.......      20,931          1,054          (1,054)(a)     20,931
  Deferred directory costs.....       8,935          1,678            (991)(a)      9,622
  Other current assets.........         805              2              (2)(a)        805
                                  ---------         ------         -------       --------
          Total current
             assets............      44,738          3,361          (2,674)        45,425
Property, equipment and
  leasehold improvements,
  net..........................       2,977             54             (54)(a)      2,977
Acquired intangibles, net......      34,486             --          17,770(b)      52,256
Other assets, primarily debt
  issuance costs, net..........       8,629              2              (2)(a)      8,629
                                  ---------         ------         -------       --------
          Total assets.........   $  90,830         $3,417         $15,040       $109,287
                                  =========         ======         =======       ========

LIABILITIES AND MEMBERS' OR SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............   $   4,241         $    5         $    (5)(a)   $  4,241
  Salaries and benefits
     payable...................       3,980             29             (29)(a)      3,980
  Accrued acquisition costs....         450             --             720(d)       1,170
  Accrued interest.............       1,470             --              --          1,470
  Other accrued liabilities....       1,063              7              (7)(a)      1,063
  Customer deposits............      16,139          1,672            (956)(a)     16,855
  Current portion, long-term
     debt......................       2,207             --              --          2,207
                                  ---------         ------         -------       --------
          Total current
             liabilities.......      29,550          1,713            (277)        30,986
Long term debt:
  Promissory note..............       2,000             --           4,750(c)       6,750
  Revolving loan...............          --             --          12,271(c)      12,271
  Senior credit facility.......      66,165             --              --         66,165
  Series B and Series C 9 5/8%
     senior subordinated
     notes.....................     141,784             --              --        141,784
Shareholders' equity...........                      1,704          (1,704)(e)         --
Member's deficit...............    (148,669)            --              --       (148,669)
                                  ---------         ------         -------       --------
          Total liabilities and
             members' or
             shareholders
             equity............   $  90,830         $3,417         $15,040       $109,287
                                  =========         ======         =======       ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                      TRANSWESTERN PUBLISHING COMPANY LLC

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                              TRANSWESTERN
                               PUBLISHING        UNITED        UNIVERSAL
                                COMPANY        DIRECTORY      PHONE BOOKS,    PRO FORMA     COMBINED
                                  LLC        SERVICES, INC.       INC.       ADJUSTMENTS    PRO FORMA
                              ------------   --------------   ------------   -----------    ---------
Net revenues................    $108,889         $5,756          $7,143        $    --      $121,788
Cost of revenues............      20,930          2,272           2,134             --        25,336
                                --------         ------          ------        -------      --------
Gross profit................      87,959          3,484           5,009             --        96,452
Operating expenses:
  Sales and marketing.......      44,968          2,636           1,434             --        49,038
  General and
     administrative.........      18,106            647           2,174          6,714(a)     27,641
                                --------         ------          ------        -------      --------
Total operating expenses....      63,074          3,283           3,608          6,714        76,679
                                --------         ------          ------        -------      --------
Income (loss) from
  operations................      24,885            201           1,401         (6,714)       19,773
Other income (expense),
  net.......................         347            (44)             70             --           373
Interest expense............     (17,785)            --            (310)        (2,631)(b)   (20,726)
                                ========         ======          ======        =======      ========
Income (loss) from
  continuing operations per
  member unit (Note 6)......    $  7,447         $  157          $1,161        $(9,345)     $   (580)
                                ========         ======          ======        =======      ========

-------------------------
(a) Adjustment to reflect the twelve month amortization of acquired intangibles based on the allocation of the assumed purchase price in the December 31, 1998 pro forma balance sheet of TransWestern Publishing Company LLC.

(b) Adjustment to reflect the incremental interest expense TransWestern Publishing Company LLC would have incurred on the additional debt resulting from the acquisition of United Directory Services, Inc. and Universal Phone Books, Inc., calculated using the applicable borrowing rates during the period outstanding.

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                      TRANSWESTERN PUBLISHING COMPANY LLC

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1.

     Effective May 1, 1998 as reported on Form 8-K dated May 12, 1998, TransWestern Publishing Company LLC ("TWP") elected to change its fiscal year from April 30 to December 31. Accordingly, TWP began reporting interim results on a calendar year basis. The unaudited pro forma combined condensed statement of income for the twelve months ended December 31, 1998 includes the unaudited four month period ended April 1998.

NOTE 2.

     The unaudited pro forma combined condensed financial statements reflect the following acquisitions:

          On January 5, 1999, TWP purchased certain tangible and intangible assets totaling $18,457 of United Directory Services, Inc. ("United"). The purchase price, which includes estimated transaction costs of $720 was allocated as follows:

Acquired customer lists.....................................  $17,770
Deferral directory costs....................................      687
Customer deposits and other liabilities.....................     (716)
                                                              -------
                                                              $17,741
                                                              =======

          On November 30, 1998, TWP purchased certain tangible and intangible assets totaling $16,900 of Universal Phone Books, Inc. ("Universal"). The purchase price, which includes estimated transaction costs of $501 was allocated as follows:

Acquired customer lists.....................................  $15,801
Property and equipment......................................       68
Deferral directory costs....................................      653
Customer deposits and other liabilities.....................     (434)
                                                              -------
                                                              $16,088
                                                              =======

NOTE 3.

     The unaudited pro forma condensed financial statements have been prepared by TWP based upon the historical financial statements of United, Universal and TWP and may not be indicative of the results that may have actually occurred if the combinations had been in effect on the date indicated or for the periods presented or which may be obtained in the future. The unaudited pro forma condensed statement of operations include the statement of operations of TWP and United for the twelve months ended December 31, 1998 and the statement of operations of Universal for the twelve months ended September 30, 1998. The pro forma condensed financial statements should be read in conjunction with the audited financial statements and notes of United and Universal included elsewhere in the Prospectus

                      TRANSWESTERN PUBLISHING COMPANY LLC

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

     The unaudited pro forma combined condensed statements of operations of TWP, United and Universal for the year ended December 31, 1998 assumes the purchase of United and Universal had been consummated on January 1, 1998. The pro forma information is based on this historical financial statements of TWP, United and Universal giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying footnotes to the pro forma financial statements.

NOTE 5.

     The unaudited pro forma condensed balance sheet assumes the purchase of United had been consummated on December 31, 1998. The pro forma information is based on the historical financial statements of TWP and United giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments as summarized below:

          (a) Represents the elimination of assets and liabilities not included in the Asset Purchase Agreement.

          (b) Represents the purchase price assigned to the fair value of the intangibles acquired (customer list)

          (c) Represents the additional borrowings under the revolving loan and seller promissory notes to fund the acquisition of United.

          (d) Represents the accrual of estimated acquisition costs to be incurred by TWP.

          (e) Represents the elimination of shareholders' equity of United at the date of acquisition.

NOTE 6.

     TWP's equity interest consists of a single class of authorized common units (the "Member Units"). TransWestern Publishing Company, L.P. is the sole member of TWP and accordingly holds all of the issued and outstanding Member Units.
\

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION OR
REPRESENTATIONS.

     THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CAN NOT LEGALLY BE OFFERED THE SECURITIES. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT -- NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.

                                ---------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.......................    1
Risk Factors.............................   13
The Issuers..............................   23
Use of Proceeds..........................   23
Capitalization...........................   24
Selected Historical Consolidated
  Financial and Other Data...............   25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   29
Business.................................   40
Management...............................   51
Security Ownership of Certain Beneficial
  Owners and Management..................   58
Certain Relationships and Related
  Transactions...........................   60
Limited Liability Company Agreement......   64
Limited Partnership Agreement............   65
Description of Certain Indebtedness......   67
The Exchange Offer.......................   71
Description of the Notes.................   83
Certain United States Federal Income Tax
  Considerations.........................  126
Plan of Distribution.....................  131
Legal Matters............................  132
Experts..................................  132
Available Information....................  132
Index to Financial Statements............  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $140,000,000
                            TRANSWESTERN PUBLISHING
                                  COMPANY LLC
                              TWP CAPITAL CORP. II
                            OFFER TO EXCHANGE THEIR
                        9 5/8% SENIOR SUBORDINATED NOTES
                       DUE 2007 FOR ANY AND ALL OF THEIR
                       OUTSTANDING SERIES B 9 5/8% SENIOR
                          SUBORDINATED NOTES DUE 2007
                           AND SERIES C 9 5/8% SENIOR
                          SUBORDINATED NOTES DUE 2007
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                                           , 1999

------------------------------------------------------
------------------------------------------------------

              PART II:  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     TransWestern. TransWestern is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

     Section 4.2 of TransWestern's Limited Liability Company Agreement ("Section 4.2") provides, among other things, that each person and entity shall be entitled to be indemnified and held harmless on an incurred basis by TransWestern (but only after first making a claim for indemnification available from any other source and only to the extent indemnification is not provided by that source) to the fullest extent permitted under the Act (including indemnification for gross negligence and breach of fiduciary duty to the extent so authorized) as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits TransWestern to provide broader indemnification rights than such law permitted TransWestern to provide prior to such amendment) against all losses, liabilities and expenses, including attorneys' fees and expenses, arising from claims, actions and proceedings in which, such person or entity may be involved, as a party or otherwise, by reason of his, her or it being or having been the Manager, a Member or an officer of TransWestern, or by reason of his, her or it serving at the request of TransWestern as a director, officer, manager, member, partner, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan whether or not such person or entity continues to be such or serve in such capacity at the time any such loss, liability or expense is paid or incurred.

     Section 4.2 also provides that, the rights of indemnification will be in addition to any rights to which such person or entity may otherwise be entitled by contract or as a matter of law and shall extend to his, her or its successors and assigns. In particular, and without limitation of the foregoing, such person or entity shall be entitled to indemnification by TransWestern against expenses, as incurred, including attorneys' fees and expenses, incurred by such person or entity upon the delivery by such person or entity to TransWestern of a written undertaking, reasonably acceptable to the Manager, to repay all amounts so advanced if it shall ultimately be determined that such person or entity is not entitled to be indemnified under Section 4.2. TransWestern may, to the extent authorized from time to time by the Manager, grant rights to indemnification and to advancement of expenses to any employee or agent of TransWestern to the fullest extent of the provisions of Section 4.2 with respect to the indemnification and advancement of expenses of the Manager, Members and officers of TransWestern.

     TransWestern intends to obtain insurance policies covering all of its directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Capital II. Capital II is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, such as attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

     Capital II's Certificate of Incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of Capital II shall not be liable to Capital II or its stockholders for monetary damages for a breach of fiduciary duty as a director.

     Article V of the By-laws of Capital II ("Article V") provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of Capital II as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Capital II to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits Capital II to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment, against all expense, liability and loss, including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, Capital II shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Capital II.

     Article V also provides that persons who are not covered by the foregoing provisions of Article V and who are or were employees or agents of Capital II, or who are or were serving at the request of Capital II as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

     Article V further provides that Capital II may purchase and maintain insurance on its behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Capital II or was serving at the request of Capital II as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not Capital II would have the power to indemnify such person against such liability under Article V.

     All of Capital II's directors and officers will be covered by insurance policies intended to be obtained by Capital II against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
2.1       Contribution and Assumption Agreement, dated November 6,
          1997, by and among Holdings and TransWestern.(1)
2.2       Assignment and Assumption Agreement, dated November 6, 1997, by and among Holdings and TransWestern.(1)
2.3       Bill of Sale, dated November 6, 1997 by and among Holdings and TransWestern.(1)
2.4       Asset Purchase Agreement with Universal Phone Books, Inc., incorporated by reference to Exhibit 2.1 to the Company's
          Current Report on Form 8-K, dated November 30, 1998.
2.5       Asset Purchase Agreement with United Directory Services,
          Inc., incorporated by reference to Exhibit 2.1 to the
          Company's Current Report on Form 8-K, dated January 5, 1999.
3.1       Certificate of Formation of TransWestern.(1)
3.2       Certificate of Incorporation of Capital II.(1)
3.3       By-Laws of Capital II.(1)
3.4       Limited Liability Company Agreement of TransWestern
          Publishing Company LLC.(1)
3.5       Certificate of Incorporation of TCC.(1)
3.6       By-Laws of TCC.(1)
3.7       Certificate of Incorporation of Target Directories of
          Michigan, Inc.
3.8       By-Laws of Target Directories of Michigan, Inc.
4.1       Indenture, dated as of November 12, 1997 by and between the
          Company and Wilmington Trust Company, as Trustee for the
          Series B notes.(1)

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
4.2       Form of Series B 9 5/8% Senior Subordinated Notes due
          2007.(1)
4.3       Securities Purchase Agreement, dated as of November 6, 1997, by and among the Company, Holdings, TCC and the Initial
          Purchasers of the Series A/B notes.(1)
4.4       Registration Rights Agreement, dated as of November 12,
          1997, by and among the Company and the Initial Purchasers of the Series A/B notes.(1)
4.5       Form of Series D 9 5/8% Senior Subordinated Notes due 2007
          and the related Guarantees.
4.6       Indenture, dated as of December 2, 1998, by and among the
          Company, Target Directories of Michigan, Inc. and Wilmington
          Trust Company, as Trustee, for the Series C notes (including the form of the Series C notes and the related Guarantees).
4.7       Securities Purchase Agreement, dated as of December 2, 1998, by and among the Company, Target Directories of Michigan,
          Inc., Holdings, TCC and the Initial Purchasers of the Series
          C notes.
4.8       Registration Rights Agreement, dated as of December 2, 1998, by and among the Company, Target Directories of Michigan,
          Inc. and the Initial Purchasers of the Series C notes.
5.1       Opinion of Kirkland & Ellis.*
10.1      Employment Agreement, dated as of October 1, 1997, by and
          between Laurence H. Bloch and TransWestern.(1)
10.2      Employment Agreement, dated as of October 1, 1997, by and
          between Ricardo Puente and TransWestern.(1)
10.3      Assumption Agreement and Amended and Restated Credit
          Agreement, dated as of November 6, 1997, among the Company, the lenders listed therein and Canadian Imperial bank of
          Commerce, as administrative agent, and First Union National
          Bank, as documentation agent.(1)
10.4      Form of Equity Compensation Plan.(1)
10.5      Form of Executive Agreement between Holdings, TCC and each
          Management Investor.(1)
10.6      Securities Purchase Agreement, dated as of November 6, 1997, by and among Holdings, TWP Capital Corp., TransWestern, TCC and the Initial Purchasers of the Discount Notes.(1)
10.7      Indenture relating to the Discount Notes, dated as of
          November 12, 1997, by and among Holdings, TWP Capital Corp.
          and Wilmington Trust Company, as Trustee.(1)
10.8      Registration Rights Agreement, dated as of November 12,
          1997, by and among Holdings, TWP Capital Corp. and the
          Initial Purchasers of the Discount Notes.(1)
10.9      Management Agreement, dated as of October 1, 1997, by and
          among Holdings and Thomas H. Lee Company.(1)
10.10     Investors Agreement, dated as of October 1, 1997, by and
          among Holdings, TCC and the limited partners of Holdings.(1)
12.1      Statement regarding computation of ratio of earnings to
          fixed charges.*
21.1      Subsidiaries of TransWestern, incorporated by reference to
          Exhibit 21.1 to the Company's Annual Report on Form 10-K for
          the fiscal year ended April 30, 1998.
23.1      Consent of Ernst & Young LLP, Independent Auditors.

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
23.2      Consent of Kirkland & Ellis (included in Exhibit 5.1
          above).*
24.1      Power of Attorney (included in Part II of the Registration
          Statement).
25.1      Statement of Eligibility of Trustee on Form T-1 with respect to the Series D notes.*
25.2      Statement of Eligibility of Trustee on Form T-1 with respect to the guarantees of the Series D notes.*
27.1      Financial Data Schedule.*
99.1      Form of Letter of Transmittal.*
99.2      Form of Notice of Guaranteed Delivery.*
99.3      Form of Tender Instructions.*

-------------------------
 *  To be filed by Amendment.

(1) Incorporated herein by reference to the same numbered exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-42085), originally filed with the SEC on December 12, 1997.

     (b) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (5) The registrants undertake that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

     This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, TransWestern Publishing Company LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Diego, State of California, on the 26th day of February, 1999.

                                          TRANSWESTERN PUBLISHING COMPANY LLC

                                          By:     /s/ LAURENCE H. BLOCH
                                            ------------------------------------
                                              Name: Laurence H. Bloch
                                              Title: President and Secretary

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence H. Bloch and Joan M. Fiorito and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                     * * *

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 26th day of February, 1999.

                       SIGNATURE                                              CAPACITY
                       ---------                                              --------

                   /s/ RICARDO PUENTE                     President, Chief Executive Officer and Director
--------------------------------------------------------  of TCC (Principal Executive Officer)
                     Ricardo Puente

                 /s/ LAURENCE H. BLOCH                    Chairman, Secretary and Director of TCC
--------------------------------------------------------
                   Laurence H. Bloch

                  /s/ JOAN M. FIORITO                     Vice President, Chief Financial Officer and
--------------------------------------------------------  Assistant Secretary (Principal Financial and
                    Joan M. Fiorito                       Accounting Officer)

                   /s/ C. HUNTER BOLL                     Director of TCC
--------------------------------------------------------
                     C. Hunter Boll

                 /s/ TERRENCE M. MULLEN                   Director of TCC
--------------------------------------------------------
                   Terrence M. Mullen

                /s/ CHRISTOPHER J. PERRY                  Director of TCC
--------------------------------------------------------
                  Christopher J. Perry

                  /s/ SCOTT A. SCHOEN                     Director of TCC
--------------------------------------------------------
                    Scott A. Schoen

                  /s/ MARCUS D. WEDNER                    Director of TCC
--------------------------------------------------------
                    Marcus D. Wedner

-------------------------
** TCC is the Manager of TransWestern Publishing Company LLC.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, TWP Capital Corp. II has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Diego, State of California, on the 26th day of February, 1999.

                                          TWP CAPITAL CORP. II

                                          By:     /s/ LAURENCE H. BLOCH
                                            ------------------------------------
                                              Name: Laurence H. Bloch
                                              Title: President and Secretary

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 26th day of February, 1999.

                    SIGNATURE                                            CAPACITY
                    ---------                                            --------

              /s/ LAURENCE H. BLOCH                 President, Secretary and Director
--------------------------------------------------  (Principal Executive Officer)
                Laurence H. Bloch

               /s/ JOAN M. FIORITO                  Vice President and Assistant Secretary
--------------------------------------------------  (Principal Financial and Accounting Officer)
                 Joan M. Fiorito

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Target Directories of Michigan, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Diego, State of California, on the 26th day of February, 1999.

                                          TARGET DIRECTORIES OF MICHIGAN, INC.

                                          By:      /s/ RICARDO PUENTE
                                            ------------------------------------
                                              Name: Ricardo Puente
                                              Title: President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence H. Bloch and Joan M. Fiorito and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                     * * *

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 26th day of February, 1999.

                       SIGNATURE                                              CAPACITY
                       ---------                                              --------

                   /s/ RICARDO PUENTE                     President, Chief Executive Officer and Director
--------------------------------------------------------  (Principal Executive Officer)
                     Ricardo Puente

                 /s/ LAURENCE H. BLOCH                    Treasurer and Director
--------------------------------------------------------
                   Laurence H. Bloch

                  /s/ JOAN M. FIORITO                     Vice President, Chief Financial Officer and
--------------------------------------------------------  Secretary (Principal Financial and Accounting
                    Joan M. Fiorito                       Officer)

                   /s/ C. HUNTER BOLL                     Director
--------------------------------------------------------
                     C. Hunter Boll

                 /s/ TERRENCE M. MULLEN                   Director
--------------------------------------------------------
                   Terrence M. Mullen

                  /s/ SCOTT A. SCHOEN                     Director
--------------------------------------------------------
                    Scott A. Schoen

                /s/ CHRISTOPHER J. PERRY                  Director
--------------------------------------------------------
                  Christopher J. Perry

                  /s/ MARCUS D. WEDNER                    Director
--------------------------------------------------------
                    Marcus D. Wedner